PROSPECTUS	Filed pursuant to Rule 424(b)(4)

Registration No. 333-221059

PROSPECTUS

REED’S, INC.

SUBSCRIPTION RIGHTS TO PURCHASE UP TO 8,000,000 UNITS

We are distributing to holders of our common stock, $0.0001 par value, at no charge, non-transferable subscription rights to purchase units. Each unit consists of one share of common stock and 1/2 of a warrant. Each whole warrant will be exercisable for one share of our common stock. We refer to the offering that is the subject of this prospectus as the rights offering. In the rights offering, you will receive one subscription right for every share of common stock owned at 5:00 p.m., Eastern Time, on December 1, 2017, the record date of the rights offering. The common stock and the warrants comprising the units will be separate upon the closing of the rights offering and will be issued separately but may only be purchased as a unit, and the units will not trade as a separate security. The subscription rights will not be tradable. Each subscription right consists of a basic subscription right and an over-subscription privilege, which we refer to as the subscription right.

Each subscription right will entitle you to purchase one unit, which we refer to as the basic subscription right, at a subscription price per unit equal to $1.75. Each whole warrant entitles the holder to purchase one whole share of common stock at an exercise price of per share equal to $2.36 from the date of issuance through its expiration 3 years from the date of issuance. In the event that holders exercise subscription rights for in excess of $14 million (not including the over-subscription privilege), the amount subscribed for by each person will be proportionally reduced, based on the amount subscribed for by each person (not including any over-subscription privilege subscribed for). If you exercise your basic subscription rights in full, and any portion of the units remain available under the rights offering, you will be entitled to an over-subscription privilege to purchase a portion of the unsubscribed units at the subscription price, subject to proration based on the number of shares of common stock owned on the record date, which we refer to as the over-subscription privilege.

You may only purchase the number of whole units purchasable upon exercise of the number of basic subscription rights distributed to you in the rights offering, plus the over-subscription privilege, if any. Accordingly, the number of units that you may purchase in the rights offering is limited by the number of shares of our common stock you held on the record date and by the extent to which other stockholders exercise their basic subscription rights and over-subscription privileges, which we cannot determine prior to completion of the rights offering.

The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on December 15, 2017, unless the rights offering is extended or earlier terminated by the Company. If we elect to extend the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date of the rights offering. We may extend the rights offering for a period not to exceed 20 days in our sole discretion. Once made, all exercises of subscription rights are irrevocable.

We have engaged Maxim Group LLC as the dealer-manager for the rights offering.

We are conducting the offering to raise capital that we intend to use for repayment of past-due accounts payable, repayment of certain outstanding indebtedness, sales and marketing, and general working capital purposes and to increase our stockholders’ equity sufficiently to meet continued listing standards on the NYSE American. See “Use of Proceeds”.

We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 20 days, although we do not presently intend to do so. You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering. All exercises of subscription rights are irrevocable, even if the rights offering is extended by our board of directors.

We have agreed to enter into a definitive backstop agreement with Raptor/ Harbor Reeds SPV, LLC, a significant shareholder of the Company, (“Raptor”) on or about December 5, 2017. Raptor will purchase from us a minimum of $6 million of units not subscribed in the rights offering. This backstop commitment will be reduced to the extent aggregate gross proceeds to Company from the exercise of rights by rights holders exceed $8 million and also to the extent of Raptor’s participation in the rights offering as a rights holder. If we do not receive combined subscriptions from the exercise of subscription rights and the backstop commitment of $10.5 million by the expiration of the rights offering, we will terminate the rights offering, cancel your subscription and all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. The rights offering and backstop commitment are scheduled to close not later than the second trading day following the expiration date of the rights offering.

If we amend the rights offering to allow for an extension of the rights offering for a period of more than 20 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

In the event that the exercise by a stockholder of the basic subscription right or the over-subscription privilege could, as determined by the Company in its sole discretion, potentially result in a limitation on the Company’s ability to use net operating losses, tax credits and other tax attributes, which we refer to as the “Tax Attributes,” under the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, and rules promulgated by the Internal Revenue Service, the Company may, but is under no obligation to, reduce the exercise by such stockholder of the basic subscription privilege or the over-subscription privilege to such number of shares of common stock as the Company in its sole discretion shall determine to be advisable in order to preserve the Company’s ability to use the Tax Attributes.

Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the NYSE American or any stock exchange or market.

Shares of our common stock are traded on the NYSE American under the symbol “REED”. On December 1, 2017, the closing sales price for our common stock was $1.85 per share. The shares of common stock issued in the rights offering will also be traded on NYSE American under the same symbol.

	Subscription Price	Dealer Manager Fee (1)	Proceeds, Before Expenses, to us
Per unit	$1.75	$0.1223	$1.6275
Total (2)	$14,000,000	$980,000	$13,020,000

(1) In connection with this rights offering, we have agreed to pay to Maxim Group LLC as the dealer-manager a cash fee equal to: (i) 7% of the gross proceeds received by us directly from exercises of the subscription rights, other than from exercises by our officers and directors or the backstop provider, (ii) 4% of the gross proceeds received from certain investors having prior existing relationships with the Company, and (iii) 2% of the gross proceeds received by us from the backstop commitment or from the backstop provider’s exercise of the subscription rights. We have also agreed to reimburse the dealer-manager for its expenses up to $75,000. See “Plan of Distribution.”

(2) Assumes that the rights offering is fully subscribed from exercises of subscription rights, the maximum offering amount in the aggregate of $14,000,000 is subscribed through exercise of subscription rights by rights holders other than backstop provider, officers, directors and investors having prior existing relationships with the Company. Excludes proceeds from the exercise of warrants included within the units.

The exercise of your subscription rights for shares of our common stock involves risks. See “Risk Factors” beginning on page 17 of this prospectus as well as the risk factors and other information in any documents we incorporate by reference into this prospectus to read about important factors you should consider before exercising your subscription rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

If you have any questions or need further information about this rights offering, please call Okapi Partners LLC, our information agent for the rights offering at Okapi Partners LLC at (212) 297-0720 or (888) 785-6617 (toll free) or info@okapipartners.com.

You should read this prospectus, the documents incorporated by reference into this prospectus, and any prospectus supplement or free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus entitled “Where You Can Find More Information”. These documents contain important information that you should consider when making your investment decision.

We are only responsible for the information contained in, or incorporated by reference into, this prospectus, in any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide any information other than that contained in this prospectus, in any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where such offers and sales are permitted. The information in this prospectus, in any prospectus supplement or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors”. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Note Regarding Forward-Looking Statements.”

Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® and TM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Reed’s” “the Company,” “we,” “us,” “our” and similar references refer to Reed’s, Inc.

Dealer-Manager

Maxim Group LLC

The date of this Prospectus is December 5, 2017

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COMPANY OVERVIEW

We currently develop, manufacture, market and sell natural non-alcoholic carbonated soft drinks, and candies. In the past we have manufactured, licensed, marketed and sold several unique product lines that have included:

●	Reed’s Ginger Brews,

●	Virgil’s Root Beer, Cream Sodas, Dr. Better and Real Cola, including ZERO diet sodas,

●	Culture Club Kombucha,

●	Reed’s Ginger candy and other Reed’s labeled products,

●	Sonoma Sparkler and other juice based products under the California Juice Company label.

●	We also have a private label business.

We sell our products throughout the US and in select international markets. We started in specialty gourmet and natural food stores and have moved more into mainstream over time. We estimate that our products are sold in well over 22,000 natural, conventional, drug, club and mass merchandise accounts in the US, with approximately 10,000 of those being mainstream supermarkets. We sell our products through a network of natural, gourmet and beer distributors and direct to certain large national retailers.

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We produce and co-pack our beverage products in part at our facility in Los Angeles, California, known as the LA Plant and in the past “The Brewery”. We also have also contracted at co-packing facilities in Pennsylvania and Indiana. Future use of the LA Plant and all co-packers is under review. The co-pack facilities typically service the eastern half of the United States and nationally for certain products that we do not produce at the LA Plant.

Key elements of our business strategy include:

●	increase our relationship with and sales to the approximately 15,000 supermarkets that carry our products in natural and mainstream and capture more of the 30,000 supermarkets nationwide,
●	expand our distribution network by adding regional direct store delivery (DSD’s) and additional direct accounts,
●	focus on consumer demand and awareness for our core existing brands and products through promotions and advertising,
●	produce our products at the lowest cost locations while maintaining quality,
●	produce private-label products for select customers under strategic alliances,
●	lower our cost of sales for our products by gaining economies of scale in our purchasing, and
●	optimize the size and focus of our sales force to manage our relationships with distributors and retail outlets.

We create consumer demand for our products by:

●	supporting in-store sampling programs of our products,
●	generating free press through public relations,
●	advertising in store publications,
●	maintaining a company website (www.reedsinc.com),
●	active social media campaigns on facebook.com, twitter.com and youtube.com,
●	participating in large public events as sponsors, and
●	in the recent past deployed a national television commercial on cable television networks.

Corporate Information

Our principal executive offices are located at 13000 South Spring Street, Los Angeles, California 90061. Our telephone number is (310) 217-9400. Our corporate website is www.reedsinc.com. Information contained on our website or that is accessible through our website should not be considered to be part of this prospectus. Our transfer agent is Transfer Online, Inc., telephone (503) 227-2950.

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SUMMARY OF THE RIGHTS OFFERING

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered

We are distributing to holders of our common stock, $0.0001 par value, at no charge, non-transferable subscription rights to purchase units. Each unit consists of one share of common stock and a warrant to purchase 1/2 of a share of common stock. Each whole warrant will be exercisable for one share of our common stock. You will receive one subscription right for every share of common stock owned at 5:00 p.m., Eastern Time, on December 1, 2017, the record date of the rights offering. The common stock and the warrants comprising the units will be separate upon the closing of the rights offering and will be issued separately but may only be purchased as a unit, and the units will not trade as a separate security. The subscription rights will not be tradable.

Warrants

Each whole warrant entitles the holder to purchase one whole share of common stock at an exercise price of per share equal to $2.36 from the date of issuance through its expiration 3 years from the date of issuance. A holder may not exercise any portion of the warrant to the extent that the holder would beneficially own more than 4.99% of our outstanding common stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. The foregoing limitation on exercise does not apply to any holder who beneficially owns in excess of 4.99% of our outstanding common stock immediately prior to the rights offering.

Subscription Pricing Formula	The subscription price per unit will be $1.75.
Minimum Offering Amount from Exercise of Subscription Rights Outside of the Backstop Commitment	$4.5 million. As such, the minimum aggregate gross proceeds to us from rights holders in the rights offering and the related backstop commitment will be $10.5 million.
Procedures for Exercising Subscription Rights

To exercise your subscription rights, you must take the following steps:

If you are a record holder of our common stock, you must deliver payment and a properly completed subscription rights certificate to the subscription agent to be received before 5:00 PM Eastern Time, on December 15, 2017. You may deliver the documents and payments by first class mail or courier service. If you use first class mail for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank, or other nominee, you should instruct your broker, dealer, custodian bank, or other nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 PM Eastern Time, on December 15, 2017.

If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow guaranteed delivery procedures”.

Subscription Right	Each subscription right consists of a basic subscription right and an over-subscription privilege.

Basic Subscription Right

Each basic subscription right will entitle you to purchase one unit at the subscription price per share of common stock held by you on the record date of December 1, 2017, subject to proration described elsewhere.

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Over-Subscription Privilege	If you exercise your basic subscription rights in full, you may also choose to purchase a portion of any units that are not purchased by our other stockholders through the exercise of their basic subscription rights. You may subscribe for additional units pursuant to this over-subscription privilege, subject to proration described elsewhere.

Backstop Commitment	Raptor/ Harbor Reeds SPV, LLC, a significant shareholder of the Company, (“Raptor”) has agreed to purchase from us a minimum of $6 million of units not subscribed in the rights offering. Raptor may exercise its basic subscription right and over-subscription privilege as a rights holder in the rights offering (subject to pro-ration as described elsewhere in this prospectus) but has no obligation to do so. The backstop commitment of a minimum of $6 million will be reduced by the subscription price paid by Raptor for its exercise of the basic subscription right (if any) and over-subscription privilege (if any) in the rights offering. The backstop commitment is scheduled to close not later than the third trading day following the expiration date of the rights offering. As consideration for the backstop commitment, Raptor will receive a minimum of five-year warrants to purchase 750,000 shares of our common stock with an exercise price equal to $1.50. For further information regarding the backstop commitment and our obligations thereunder, see “the Backstop Commitment”.

Potential Change of Control	Raptor may exercise its basic subscription right and over-subscription privilege as a rights holder in the rights offering (subject to pro-ration as described elsewhere in this prospectus) but has no obligation to do so. The backstop commitment of a minimum of $6 million will be reduced by the subscription price paid by Raptor for its exercise of the basic subscription right (if any) and over-subscription privilege (if any) in the rights offering. Assuming we receive combined subscriptions from the exercise of subscription rights and from the backstop provider for $10.5 million by the expiration date, Raptor would acquire a minimum of 3,428,572 shares of our common stock and warrants to purchase 1,714,286 shares of common stock plus additional warrants to purchase 750,000 shares of common stock, following which the backstop provider would beneficially own approximately 31% of our outstanding common stock. Additionally, Raptor will have acquired shares or the right to acquire shares representing 39% of our outstanding shares of common stock on a pre-transaction basis (not taking into account shares acquired by rights holders), triggering a change of control under NYSE American rules and guidance. We also agreed to appoint two persons designated by Raptor to our board of directors, subject to NYSE American approval. The ownership percentage described in this paragraph is based upon our outstanding common stock and the beneficial ownership of backstop provider as of December 1, 2017. The number of shares of our common stock outstanding listed in each case above assumes that (1) all of the other shares of our common stock issued and outstanding on December 1, 2017 will remain issued and outstanding (2) we will not issue any shares of common stock in the period between December 1, 2017 and the closing of this rights offering.

Use of Proceeds

We are conducting the offering to raise capital that we intend to use for repayment of past-due accounts payable, repayment of certain outstanding indebtedness, sales and marketing, and general working capital purposes and to increase our stockholders’ equity to extent required to meet continued listing standards on the NYSE American.

No Fractional Shares	We will not issue fractional shares of common stock in the rights offering. Rights holders will only be entitled to purchase a number of units representing a whole number of shares of common stock, rounded down to the nearest whole number of units a holder would otherwise be entitled to purchase. Any excess subscription payments received by the subscription agent will be returned as soon as practicable after expiration of the rights offering, without interest or penalty. Similarly, no fractional shares of common stock will be issued in connection with the exercise of a warrant. If, upon exercise of a warrant, the holder thereof would be entitled to receive a fractional share of common stock, upon exercise, the holder will only be entitled to receive a whole number of shares of common stock, rounded down to the nearest whole number.
Non-Transferability of Subscription Rights

The subscription rights may not be sold, transferred, assigned or given away to anyone. The subscription rights will not be listed for trading on any stock exchange or market. The warrants will not be listed for trading on any stock exchange or market.

Transferability of Warrants	Subject to applicable laws and the restriction on transfer set forth in the warrant, the warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer. The warrants will not be listed for trading on any stock exchange or market.

Limitations on Exercise

You may only purchase the number of whole units purchasable upon exercise of the number of basic subscription rights distributed to you in the rights offering, plus the over-subscription privilege, if any. Accordingly, the number of units that you may purchase in the rights offering is limited by the number of shares of our common stock you held on the record date and by the extent to which other stockholders exercise their basic subscription rights and over-subscription privileges, which we cannot determine prior to completion of the rights offering.

In the event that the exercise by a stockholder of the basic subscription right or the over-subscription privilege could, as determined by the Company in its sole discretion, potentially result in a limitation on the Company’s ability to use net operating losses, tax credits and other tax attributes, which we refer to as the “Tax Attributes,” under the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, and rules promulgated by the Internal Revenue Service, the Company may, but is under no obligation to, reduce the exercise by such stockholder of the basic subscription privilege or the over-subscription privilege to such number of shares of common stock as the Company in its sole discretion shall determine to be advisable in order to preserve the Company’s ability to use the Tax Attributes.

Record Date	5:00 p.m., Eastern Time, on December 1, 2017

Expiration of the Rights Offering	5:00 p.m., Eastern Time, on December 15, 2017

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Use of Proceeds	We are conducting the rights offering to raise capital that we intend to use for repayment of past-due accounts payable, repayment of certain outstanding indebtedness, sales and marketing, and general working capital purposes. We also require funding of the minimum offering amount to increase our stockholders’ equity sufficiently to meet continued listing standards of the NYSE American. See “Use of Proceeds”.

No Board Recommendation	Our board of directors is not making a recommendation regarding your exercise of the subscription rights. You are urged to make your decision to invest based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our securities.

No Revocation	All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended for a period not to exceed 20 days by our board of directors.

U.S. Federal Income Tax Considerations

Our U.S. tax counsel, Libertas Law Group, Inc., is of the opinion that the rights offering will not be part of a disproportionate distribution, but certain aspects of that determination are not certain. This position is not binding on the Internal Revenue Service (the “IRS”) or the courts, however.  You should consult your own tax advisor as to the tax consequences of the rights offering in light of your particular circumstances. See “Material U.S. Federal Income Tax Consequences” on page 45. For further information, please see “Material U.S. Federal Income Tax Consequences”.

Extension, Cancellation and Amendment

Although we do not presently intend to do so, we may extend the rights offering for a period not to exceed 20 days. Our board of directors may for any reason terminate the rights offering at any time before the completion of the rights offering. In addition, if we do not receive combined subscriptions from the exercise of subscription rights and from the backstop provider for $10.5 million by the expiration date, we will cancel the offering and you will receive a refund of the money you have advanced, without interest.

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Subscription Agent	Continental Stock Transfer & Trust Company

Information Agent	Okapi Partners LLC

Dealer-Manager	Maxim Group LLC

Risk Factors	You should carefully read and consider the risk factors beginning on page 17 of this prospectus, together with all of the other information included in or incorporated by reference into this prospectus, before you decide to exercise your subscription rights to purchase shares of our common stock.

Distribution Arrangements	Maxim Group LLC is the dealer-manager for the rights offering. The dealer-manager will provide marketing assistance and advice to us in connection with the rights offering and will use its best efforts to solicit the exercise of subscription rights and participation in the over-subscription privilege. The dealer-manager is not underwriting or placing any of the subscription rights or the units, shares of common stock or warrants to be issued in the rights offering, and does not make any recommendation with respect to such subscription rights (including with respect to the exercise or expiration of such subscription rights), units, shares of common stock or warrants. We have agreed to pay the dealer-manager certain fees and to reimburse the dealer-manager for certain out-of-pocket expenses incurred in connection with this offering. See “Plan of Distribution” on page 53 for a discussion of the fees and expenses to be paid to the dealer-manager in connection with this rights offering.

NYSE American Trading Symbol	REED

Questions	If you have any questions about the rights offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact the subscription agent, Continental Stock Transfer & Trust Company at (917) 262-2378 or the information agent, Okapi Partners LLC, at (212) 297-0720, (888) 785-6617 (toll free) or info@okapipartners.com.

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Risk Factors

Before you invest in the offering, you should be aware that there are risks associated with your investment, including the risks described in the section entitled “Risk Factors” beginning on page 17 of this prospectus, including, without limitation, the risks related to our growth strategy, risks related to our business and risks related to the beverage industry. You should carefully read and consider the risk factors contained in this prospectus, together with all of the other information included in or incorporated by reference into this prospectus, before you decide to exercise your subscription rights to purchase shares of our common stock.

Summary Financial Information

The selected consolidated financial data presented below should be read in conjunction with our financial statements and the notes to the financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus.

Our revenues and net loss for the fiscal years ended December 31, 2016, December 31, 2015, and for the nine months ended September 30, 2017, and September 30, 2016, were as follows:

	Fiscal Years Ended December 31,		Nine Months Ended September 30,
	2016	2015	2017	2016
Revenues	$42,472,000	$45,948,000	$28,046,000	$33,326,000
Net loss	$(5,009,000)	$(3,961,000)	$(7,457,000)	$(2,591,000)

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference into this prospectus contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, the units offered hereby, and our business. We urge you to read this entire prospectus and the documents incorporated by reference into this prospectus.

Why are we conducting the rights offering?

We are conducting the rights offering to raise additional capital:

●	that we intend to use for repayment of past-due accounts payable, repayment of certain outstanding indebtedness, sales and marketing, and general working capital purposes;

●	and to increase our stockholders’ equity to extent required to meet continued listing standards on the NYSE American.

What is the rights offering?

We are distributing to holders of our common stock, $0.0001 par value, at no charge, non-transferable subscription rights to purchase units. Each unit consists of one share of common stock and 1/2 of a warrant. Each whole warrant will be exercisable for one share of our common stock. You will receive one subscription right for each share of common stock owned at 5:00 p.m., Eastern Time, on December 15, 2017. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.

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What are the basic subscription rights?

Basic subscription right will entitle you to purchase one unit, at the subscription price, per share of common stock held by you on the record date of December 1, 2017. Each unit consists of one share of common stock and 1/2 of a warrant. For example, if you owned 100 shares of common stock as of the record date, you will receive 100 subscription rights and will have the right to purchase 100 units consisting of 100 shares of common stock and warrants to purchase 50 additional share of our common stock. You may exercise all or a portion of your basic subscription rights or you may choose not to exercise any basic subscription rights at all.

If you are a record holder, the number of units you may purchase pursuant to your basic subscription rights is indicated on the enclosed subscription rights certificate. If you hold your shares in the name of a broker, dealer, bank, or other nominee who uses the services of the Depository Trust Company, or DTC, you will not receive a subscription rights statement. Instead, DTC will issue one subscription right to your nominee record holder for each share of our common stock that you own as of the record date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

If sufficient units are available, we will seek to honor your basic subscription request in full. In the event that holders exercise Subscription Rights for in excess of $14 million (not including the Over-Subscription Privilege), the amount subscribed for by each person will be proportionally reduced, based on the amount subscribed for by each person (not including any Over-Subscription Privilege subscribed for).

See “The Rights Offering — Limitation on the Purchase of Units” for a description of certain limitations on purchase.

What is the over-subscription privilege?

If you exercise your basic subscription rights in full, you may also choose to exercise your over-subscription privilege to purchase a portion of any units that the other record holders do not purchase through the exercise of their basic subscription rights. You should indicate on your subscription rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, the aggregate amount you would like to apply to purchase units pursuant to your over-subscription privilege.

If sufficient units are available, we will seek to honor your over-subscription request in full. If over-subscription requests exceed the number of units available, however, we will allocate the available units pro-rata among the record holders exercising the over-subscription privilege in proportion to the number of shares of our common stock each of those record holders owned on the record date, relative to the number of shares owned on the record date by all record holders exercising the over-subscription privilege. If this pro-rata allocation results in any record holders receiving a greater number of units than the record holder subscribed for pursuant to the exercise of the over-subscription privilege, then such record holder will be allocated only that number of units for which the record holder oversubscribed, and the remaining units will be allocated among all other record holders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all units have been allocated. See “The Rights Offering — Limitation on the Purchase of Units” for a description of certain limitations on purchase.

To properly exercise your over-subscription privilege, you must deliver to the subscription agent the subscription payment related to your over-subscription privilege before the rights offering expires. See “The Rights Offering — The Subscription Rights — Over-Subscription Privilege.” To the extent you properly exercise your over-subscription privilege for a number of units that exceeds the number of unsubscribed units available to you, any excess subscription payments will be returned to you as soon as practicable after the expiration of the rights offering, without interest or penalty.

Our subscription agent for the rights offering, will determine the over-subscription allocation based on the formula described above.

What are the terms of the warrants?

Each whole warrant entitles the holder to purchase one whole share of common stock at an exercise price of per share equal to $2.36 from the date of issuance through its expiration 3 years from the date of issuance. A holder may not exercise any portion of the warrant to the extent that the holder would beneficially own more than 4.99% of our outstanding common stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. The foregoing limitation on exercise does not apply to any holder who beneficially owns in excess of 4.99% of our outstanding common stock immediately prior to the rights offering.

May I sell my warrants?

Subject to applicable laws and the restriction on transfer set forth in the warrant, the warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer. The warrants will not be listed for trading on any stock exchange or market.

Will fractional shares be issued upon exercise of subscription rights or upon the exercise of warrants?

No. We will not issue fractional shares of common stock in the rights offering. Rights holders will only be entitled to purchase a number of units representing a whole number of shares of common stock, rounded up to the nearest whole number of units a holder would otherwise be entitled to purchase. Any excess subscription payments received by the subscription agent will be returned as soon as practicable after expiration of the rights offering, without interest or penalty. Similarly, no fractional shares of common stock will be issued in connection with the exercise of a warrant. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional share of common stock, upon exercise, the holder will only be entitled to receive a whole number of shares of common stock, rounded up to the nearest whole number.

What effect will the rights offering have on our outstanding common stock?

On December 1, 2017, 15,286,528 shares of our common stock were outstanding. Based on the foregoing, and assuming no other transactions by us involving our common stock prior to the expiration of the rights offering, if the rights offering is fully subscribed, approximately 23,286,528 shares of our common stock will be issued and outstanding and warrants to purchase approximately 4,000,000 additional shares of our common stock will be outstanding (excluding the currently outstanding warrants). The exact number of shares and warrants that we will issue in this rights offering will depend on the number of units that are subscribed for in the rights offering and subscription price.

How was the subscription price formula determined?

Our board of directors negotiated the subscription price formula with the backstop provider, taking into consideration, among other things, the following factors:

● the current and historical trading prices of our common stock;

● the price at which stockholders might be willing to participate in the rights offering;

● the value of the arrant being issued as a component of the unit;

● our need for additional capital and liquidity;

● the cost of capital from other sources; and

● comparable precedent transactions, including the percentage of shares offered, the terms of the subscription rights being offered, the subscription price and the discount that the subscription price represented to the immediately prevailing closing prices for those offerings.

In conjunction with the review of these factors, our board of directors will also review our history and prospects, including our past and present earnings and cash requirements, our prospects for the future, the outlook for our industry and our current financial condition. Our board of directors believes that the subscription price should be designed to provide an incentive to our current stockholders to participate in the rights offering and exercise their basic subscription right and their over-subscription privilege.

The subscription price does not necessarily bear any relationship to any established criteria for value. You should not consider the subscription price as an indication of actual value of the Company or our common stock. We cannot assure you that the market price of our common stock will not decline during or after the rights offering. You should obtain a current price quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering. Once made, all exercises of subscription rights are irrevocable.

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Am I required to exercise all of the basic subscription rights I receive in the rights offering?

No. You may exercise any number of your basic subscription rights, or you may choose not to exercise any basic subscription rights. If you do not exercise any basic subscription rights, the number of shares of our common stock you own will not change. However, if you choose to not exercise your basic subscription rights in full, your proportionate ownership interest in the Company will decrease. If you do not exercise your basic subscription rights in full, you will not be entitled to exercise your over-subscription privilege.

How soon must I act to exercise my subscription rights?

If you received a subscription rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed subscription rights certificate and payment for both your basic subscription rights and any over-subscription privilege you elect to exercise before the rights offering expires on December 15, 2017, at 5:00 PM Eastern Time. If you hold your shares in the name of a broker, dealer, custodian bank, or other nominee, your nominee may establish a deadline before the expiration of the rights offering by which you must provide it with your instructions to exercise your subscription rights, along with the required subscription payment.

May I transfer my subscription rights?

No. The subscription rights may be exercised only by the stockholders to whom they are distributed, and they may not be sold, transferred, assigned or given away to anyone else, other than by operation of law. As a result, a subscription rights certificate may be completed only by the stockholder who receives the statement. The subscription rights will not be listed for trading on any stock exchange or market.

Will our directors and executive officers participate in the rights offering?

To the extent they hold common stock as of the record date, our directors and executive officers will be entitled to participate in the rights offering on the same terms and conditions applicable to other rights holders. None of our directors or executive officers has entered into any binding commitment or agreement to exercise subscription rights received in the rights offering.

Has the board of directors made a recommendation to stockholders regarding the rights offering?

No. Our board of directors is not making a recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights will incur investment risk on new money invested. We cannot predict the price at which our shares of common stock will trade after the rights offering. On December 1, 2017 the closing price of our common stock was $1.85 per share. The market price for our common stock may be above the subscription price or may be below the subscription price. If you exercise your subscription rights, you may not be able to sell the underlying shares of our common stock or warrants in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in this prospectus. See “Risk Factors” for discussion of some of the risks involved in investing in our securities.

How do I exercise my subscription Rights?

If you are a stockholder of record (meaning you hold your shares of our common stock in your name and not through a broker, dealer, bank, or other nominee) and you wish to participate in the rights offering, you must deliver a properly completed and signed subscription rights certificate, together with payment of the subscription price for both your basic subscription rights and any over-subscription privilege you elect to exercise, to the subscription agent before 5:00 PM Eastern Time, on December 15, 2017. If you are exercising your subscription rights through your broker, dealer, bank, or other nominee, you should promptly contact your broker, dealer, bank, or other nominee and submit your subscription documents and payment for the units subscribed for in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee.

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What if my shares are held in “street name”?

If you hold your shares of our common stock in the name of a broker, dealer, bank, or other nominee, then your broker, dealer, bank, or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf. Therefore, you will need to have your record holder act for you.

If you wish to participate in this rights offering and purchase units, please promptly contact the record holder of your shares. We will ask the record holder of your shares, who may be your broker, dealer, bank, or other nominee, to notify you of this rights offering.

What form of payment is required?

You must timely pay the full subscription price pursuant to the exercise of subscription rights by delivering to the subscription agent a:

●	cashier’s check drawn on a U.S. bank; or
●	wire transfer.

When will I receive my new shares of common stock and warrants?

The subscription agent will arrange for the issuance of the common stock and warrants as soon as practicable after the expiration of the rights offering, payment for the units subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected. All shares and warrants that you purchase in the rights offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares. If you hold your shares in the name of a broker, dealer, bank, or other nominee, DTC will credit your account with your nominee with the securities you purchase in the rights offering.

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After I send in my payment and subscription rights certificate to the Subscription Agent, may I cancel my exercise of Subscription Rights?

No. Exercises of subscription rights are irrevocable unless the rights offering is terminated, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to participate in the rights offering.

What is the minimum offering amount?

We must raise a combined minimum of $10.5 million in this rights offering and related backstop commitment in order to increase our stockholders’ equity to $6 million to avoid delisting action by the NYSE. Our backstop provider has committed to purchase a minimum of $6 million of unsubscribed units in a private placement. Our backstop provider may exercise its basic subscription right and over-subscription privilege as a rights holder in the rights offering (subject to pro-ration as described elsewhere in this prospectus) but has no obligation to do so. The backstop commitment of a minimum of $6 million will be reduced by the subscription price paid by Raptor for its exercise of the basic subscription right (if any) and over-subscription privilege (if any) in the rights offering. If we do not receive combined subscriptions from the exercise of subscription rights and from the backstop provider of $10.5 million by the expiration date, we will cancel the rights offering and you will receive a refund of the money you have advanced, without interest.

How much will the Company receive from the rights offering?

Assuming the rights offering is fully subscribed, we estimate that the net proceeds from the rights offering will be approximately $13,057,000, after deducting fees and expenses payable to the dealer-manager, and after deducting other expenses payable by us and excluding any proceeds received upon exercise of any warrants issued in the rights offering.

What are the limitations on the exercise of the basic subscription privilege and over-subscription privilege?

In the event that the exercise by a stockholder of the basic subscription privilege or the over-subscription privilege could, as determined by the Company in its sole discretion, potentially result in a limitation on the Company’s ability to use net operating losses, tax credits and other tax attributes, which we refer to as the “Tax Attributes,” under the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, and rules promulgated by the Internal Revenue Service, the Company may, but is under no obligation to, reduce the exercise by such stockholder of the basic subscription privilege or the over-subscription privilege to such number of shares of common stock as the Company in its sole discretion shall determine to be advisable in order to preserve the Company’s ability to use the Tax Attributes.

Is there a backstop purchaser?

Raptor/ Harbor Reeds SPV, LLC, a significant shareholder of the Company, agreed to purchase from us a minimum of $6 million of units not subscribed in the rights offering pursuant to a private placement, subject to certain terms and conditions. The backstop commitment is scheduled to close not later than the secondtrading day following the expiration date of the rights offering.

Are there any conditions to the backstop provider’s obligations under the backstop agreement?

Yes. This backstop commitment will be reduced to the extent aggregate gross proceeds to Company from the exercise of rights by rights holders exceed $8 million and also to the extent of Raptor’s participation in the rights offering as a rights holder. The obligations of the backstop provider to consummate the transactions are subject to the satisfaction or waiver of specified conditions, including, but not limited to, compliance with covenants and the accuracy of customary representations and warranties to be provided in the definitive backstop agreement, consummation of this offering, the receipt of all required regulatory approvals, and no material adverse effect with respect to our financial condition, business, properties, assets, liabilities or results of operations.

When do the backstop provider’s obligations expire?

The transactions contemplated by the backstop agreement must be consummated by December 28, 2017.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and warrants to purchase common stock and you should consider this investment as carefully as you would consider any other investment. We cannot assure you that the market price of our common stock will exceed the subscription price, nor can we assure you that the market price of our common stock will not further decline after the rights offering. We also cannot assure you that you will be able to sell shares of our common stock or warrants purchased in the rights offering at a price equal to or greater than the subscription price. In addition, you should carefully consider the risks described under the heading “Risk Factors” for discussion of some of the risks involved in investing in our securities.

Can the board of directors terminate or extend the rights offering?

Yes. Our board of directors may decide to terminate the rights offering at any time and for any reason before the expiration of the rights offering. We also have the right to extend the rights offering for period not to exceed 20 days. We do not presently intend to extend the rights offering. We will notify stockholders if the rights offering is terminated or extended by issuing a press release.

If the rights offering is not completed or is terminated, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If we do not receive combined subscriptions from the exercise of subscription rights and from the backstop provider of $10.5 million by the expiration date, we will cancel the offering and you will receive a refund of the money you have advanced, without interest. If you own shares in “street name,” it may take longer for you to receive your subscription payment because the subscription agent will return payments through the record holder of your shares.

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How do I exercise my subscription rights if I live outside the United States?

The subscription agent will hold subscription rights certificates for stockholders having addresses outside the United States. To exercise subscription rights, foreign stockholders must notify the subscription agent and timely follow other procedures described in the section entitled “The Rights Offering — Foreign Stockholders”.

What fees or charges apply if I purchase shares of our common stock?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising subscription rights?

For U.S. federal income tax purposes you will not recognize income or loss in connection with the receipt or exercise of subscription rights in the rights offering. Our U.S. tax counsel, Libertas Law Group, Inc., is of the opinion that the rights offering will not be part of a disproportionate distribution, but certain aspects of that determination are not certain. This position is not binding on the Internal Revenue Service (the “IRS”) or the courts, however. You should consult your tax advisor as to the tax consequences of the rights offering in light of your particular circumstances. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences” on page 45.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment by hand delivery, first class mail or courier service to:

Continental Stock Transfer & Trust Company

1 State Street- 30th Floor

New York, NY 10004

You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the information agent, Okapi Partners LLC, at (212) 297-0720, (888) 785-6617 (toll free) or info@okapipartners.com.

Who is the dealer-manager?

Maxim Group LLC will act as dealer-manager for the rights offering. Under the terms and subject to the conditions contained in the dealer-manager agreement, the dealer-manager will use its best efforts to solicit the exercise of subscription rights. We have agreed to pay the dealer-manager certain fees for acting as dealer-manager and expenses in connection with this offering. The dealer-manager is not underwriting or placing any of the subscription rights or the units, shares of common stock or warrants being issued in this offering, and does not make any recommendation with respect to such subscription rights (including with respect to the exercise or expiration of such subscription rights), units, shares of common stock or warrants. See “Plan of Distribution” on page 53 for a discussion of the fees and expenses to be paid to the dealer-manager in connection with this rights offering.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information about the Company and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. We will also provide you with a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus or the registration statement of which it is a part upon written or oral request, and at no cost to you. If you would like to request any reports or documents from the company, please contact:

Shareholder Services

Reed’s, Inc.

13000 South Spring Street

Los Angeles, California 90061

(424) 285-6217, or dmiles@reedsinc.com

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above. We also maintain a website at www.reedsinc.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, within the meaning of the Federal securities laws, which involve substantial risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “outlook”, “believes”, “plans”, “intends”, “expects”, “goals”, “potential”, “continues”, “may”, “should”, “seeks”, “will”, “would”, “approximately”, “predicts”, “estimates”, “anticipates” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There will be events in the future, however, that we are not able to predict accurately or control. The factors listed under “Risk Factors” in this prospectus and in any documents incorporated by reference into this prospectus as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such risks and uncertainties include, among other things, risks and uncertainties related to:

●	Our ability to generate sufficient cash flow to support capital expansion plans and general operating activities;

●	Decreased demand for our products resulting from changes in consumer preferences;

●	Competitive products and pricing pressures and our ability to gain or maintain its share of sales in the marketplace;

●	The introduction of new products;

●	We are subject to a broad range of evolving federal, state and local laws and regulations including those regarding the labeling and safety of food products, establishing ingredient designations and standards of identity for certain foods, environmental protections, as well as worker health and safety. Changes in these laws and regulations could have a material effect on the way in which we produce and market our products and could result in increased costs;

●	Changes in the cost and availability of raw materials and the ability to maintain our supply arrangements and relationships and procure timely and/or adequate production of all or any of our products;

●	Our ability to penetrate new markets and maintain or expand existing markets;

●	Maintaining existing relationships and expanding the distributor network of our products;

●	The marketing efforts of distributors of our products, most of whom also distribute products that are competitive with our products;

●	Decisions by distributors, grocery chains, specialty chain stores, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time;

●	The availability and cost of capital to finance our working capital needs and growth plans;

●	The effectiveness of our advertising, marketing and promotional programs;

●	Changes in product category consumption;

●	Economic and political changes;

●	Consumer acceptance of new products, including taste test comparisons;

●	Possible recalls of our products;

●	Our ability to make suitable arrangements for the co-packing of any of our products;

●	Our ability to find alternative copacking and production facilities for Private Label products if our Los Angeles production facility is damaged by a disaster; and

●	The continued listing of our common stock on the NYSE American.

Before you invest in our securities, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus under the heading “Risk Factors” could have a material adverse effect on our business, results of operations and financial position. Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ will emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

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RISK FACTORS

Our business is influenced by many factors that are difficult to predict and that involve uncertainties that may materially affect our actual operating results, cash flows and financial condition. Before making an investment decision in our securities, you should carefully consider the specific factors set forth below together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus in light of your particular investment objectives and financial circumstances.

Risks Relating to the Rights Offering

We will incur substantial expenses in connection with the rights offering, which may not return adequate value if the rights offering is ultimately not consummated or successful.

The estimated expenses for the rights offering are approximately $365,000 excluding fees of the dealer-manager that we have engaged to assist us with the rights offering. If the registration statement of which this prospectus is a part is not declared effective, the rights offering is not commenced, we do not receive combined subscriptions from the exercise of subscription rights and from the backstop provider of $10.5 million by the expiration date of the rights offering, or the rights offering is not otherwise consummated or successful, we will incur these expenses nonetheless.

We must increase our stockholders’ equity by December 22, 2017, to avoid a delisting action by NYSE American.

We must raise a minimum of $10.5 million in order to increase our stockholders’ equity to $6 million as of December 22, 2017 to avoid delisting action by the NYSE. Our backstop has committed purchase a minimum of $6.0 million of unsubscribed units pursuant to the backstop commitment. If we do not receive combined subscriptions from the exercise of subscription rights and from the backstop provider of $10.5 million by the expiration of the rights offering, we will terminate the rights offering, cancel your subscription and all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. There can be no assurances that our projections will be accurate and delisting will be avoided.

A delisting of our common stock and our inability to list the stock on another national securities exchange could negatively impact us by: (i) reducing the liquidity and market price of our common stock; (ii) reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; (iii) limiting our ability to use a registration statement to offer and sell freely tradable securities, thereby preventing us from accessing the public capital markets; and (iv) impairing our ability to provide equity incentives to our employees. While a delisting of our common stock would not constitute a specific event of default under the documents governing our senior credit facilities, our lenders could claim that a delisting would trigger a default under the material adverse change covenant or the cross-default provisions under such documents.

Your interest in the Company may be diluted as a result of this rights offering or due to other transactions.

Stockholders who do not fully exercise their subscription rights should expect that they will, at the completion of this offering, own a smaller proportional interest in the Company than would otherwise be the case had they fully exercised their basic subscription right and over-subscription privilege. Further, the shares issuable upon the exercise of the warrants to be issued pursuant to the rights offering will dilute the ownership interest of stockholders not participating in this offering or holders of warrants issued pursuant to this offering who have not exercised them.

In addition, the conversion or exercise of all or a portion of outstanding notes, warrants or options would result in additional dilution to your ownership interest. If we do not increase our revenue or reduce our expenses, we may need to raise additional capital, which may result in further dilution to our stockholders. We may also consider other options from time to time in order to improve our capital structure, including restructuring or amending the terms of our existing convertible notes, any of which may result in additional dilution to our stockholders.

Further, because the price per unit being offered may be substantially higher than the net tangible book value per share of our common stock, you may suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. If you purchase units in this offering at the subscription price, you may suffer immediate and substantial dilution in the net tangible book value of the common stock. See “Dilution” in this prospectus for a more detailed discussion of the dilution which may incur in connection with this offering.

The Backstop Commitment is likely to result in a change of control, whereby the backstop provider would become our largest shareholder and acquire significant representation on our board of directors.

Assuming we receive combined subscriptions from the exercise of subscription rights and from the backstop provider for $10.5 million by the expiration date, Raptor would acquire a minimum of 3,428,572 shares of our common stock and warrants to purchase 1,714,286 shares of common stock plus additional warrants to purchase 750,000 shares of common stock, following which the backstop provider would beneficially own approximately 31% of our outstanding common stock. Additionally, Raptor will have acquired shares or the right to acquire shares representing 39% of our outstanding shares of common stock on a pre-transaction basis (not taking into account shares acquired by rights holders), triggering a change of control under NYSE American rules and guidance. We also agreed to appoint two persons designated by Raptor to our board of directors, subject to NYSE American approval. The ownership percentage described in this paragraph is based upon our outstanding common stock and the beneficial ownership of backstop provider as of December 1, 2017. The number of shares of our common stock outstanding listed in each case above assumes that (1) all of the other shares of our common stock issued and outstanding on December 1, 2017 will remain issued and outstanding (2) we will not issue any shares of common stock in the period between December 1, 2017 and the closing of this rights offering. As a result, Raptor would not only be our largest shareholder exercising substantial voting control but would also have significant influence on our board of directors.

This rights offering may cause the trading price of our common stock to decrease.

The subscription price, together with the number of shares of common stock we propose to issue and ultimately will issue if this rights offering is completed, may result in an immediate decrease in the market price of our common stock. This decrease may continue after the completion of this rights offering. If that occurs, you may have committed to buy shares of common stock in the rights offering at a price greater than the prevailing market price. We cannot predict the effect, if any, that the availability of shares for future sale represented by the warrants issued in connection with the rights offering will have on the market price of our common stock from time to time. Further, if a substantial number of subscription rights are exercised and the holders of the shares received upon exercise of those subscription rights or the related warrants choose to sell some or all of the shares underlying the subscription rights or the related warrants, the resulting sales could depress the market price of our common stock. Following the exercise of your subscription rights you may not be able to sell your common stock at a price equal to or greater than the subscription price.

The market price of our common stock is volatile and may decline before or after the subscription rights expire.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, customers, competitors or markets, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for similar stocks, changes in capital markets that affect the perceived availability of capital to companies in our industries, governmental legislation or regulation, as well as general economic and market conditions, such as continued downturns in our economy and recessions.

We cannot assure you that the market price of our common stock will not decline after you elect to exercise your subscription rights. If that occurs, you may have committed to buy shares of our common stock in the rights offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates (physical, electronic or book entry form) representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of subscription rights.

The subscription rights are not transferable and there is no market for the subscription rights.

You may not sell, transfer or assign your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value that may be embedded in the subscription rights.

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None of our officers, directors or significant stockholders are obligated to exercise their subscription right and, as a result, the offering may be undersubscribed.

As a group, our officers and directors own approximately 19% of our outstanding common stock and 5% or more significant stockholders other than officers and directors hold 27% of our outstanding common stock. None of our officers, directors or significant stockholders are obligated to participate in this offering. We cannot guarantee you that any of our officers or directors or significant stockholders will exercise their basic or over-subscription rights to purchase any shares issued in connection with this offering. As a result, the offering may be undersubscribed and proceeds may not be sufficient to meet the objectives we state in this prospectus or other corporate milestones that we may set.

The subscription price determined for this offering is not an indication of the fair value of our common stock.

Our board of directors negotiated with our backstop provider to determine the subscription price, taking into consideration a number of factors, including, but not limited to, the price at which our stockholders might be willing to participate in the rights offering, the value of the warrant being issued as a component of the unit, historical and current trading prices for our common stock, the amount of proceeds desired, the potential need for liquidity and capital, potential market conditions, and the desire to provide an opportunity to our stockholders to participate in the rights offering. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings by other public companies. The subscription price does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the fair value of our common stock.

If we terminate this offering for any reason, we will have no obligation other than to return subscription monies promptly.

We may decide, in our discretion and for any reason, to cancel or terminate the rights offering at any time prior to the expiration date. If this offering is terminated, we will have no obligation with respect to rights that have been exercised except to return promptly, without interest or deduction, the subscription monies deposited with the subscription agent. If we terminate this offering and you have not exercised any rights, such rights will expire worthless.

Our common stock price may be volatile as a result of this rights offering.

The trading price of our common stock may fluctuate substantially. The price of the common stock that will prevail in the market after this offering may be higher or lower than the subscription price depending on many factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include, but are not limited to, the following:

●	price and volume fluctuations in the overall stock market from time to time, including increased volatility due to the worldwide credit and financial markets crisis;

●	significant volatility in the market price and trading volume of our securities, including increased volatility due to the worldwide credit and financial markets crisis;

●	actual or anticipated changes or fluctuations in our operating results;

●	material announcements by us regarding business performance, financings, mergers and acquisitions or other transactions;

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●	general economic conditions and trends;

●	inability to restructure LA Plant usage or other competitive factors;

●	loss of key supplier or distribution relationships; or

●	departures of key personnel.

We will have broad discretion in the use of the net proceeds from this offering allocated to general working capital purposes and may not use the proceeds effectively.

We are conducting the rights offering to raise capital that we intend to use for repayment of past-due accounts payable, repayment of certain outstanding indebtedness, sales and marketing, and general working capital purposes. We will have broad discretion in determining how the proceeds of this offering will be allocated. Our discretion is not substantially limited by the uses set forth in this prospectus in the section entitled “Use of Proceeds”. While our board of directors believes the flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in this offering. Investors in this offering have no current basis to evaluate the possible merits or risks of any application of the net proceeds of this offering. Our stockholders may not agree with the manner in which we choose to allocate and spend the net proceeds.

If you do not act on a timely basis and follow subscription instructions, your exercise of subscription rights may be rejected.

Holders of Subscription Rights who desire to purchase shares of our common stock and warrants in this offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 PM Eastern Time, on the expiration date, unless extended. If you are a beneficial owner of shares of common stock and you wish to exercise your subscription rights, you must act promptly to ensure that your broker, dealer, custodian bank, trustee or other nominee acts for you and that all required forms and payments are actually received by your broker, dealer, custodian bank, trustee or other nominee in sufficient time to deliver such forms and payments to the subscription agent to exercise the subscription rights granted in this offering that you beneficially own prior to 5:00 PM Eastern Time on the expiration date, as may be extended. We will not be responsible if your broker, dealer, custodian bank, trustee or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 PM Eastern Time, on the expiration date.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

You may not receive all of the units for which you subscribe or over-subscribe.

In the event that holders exercise basic subscription rights for in excess of $14 million (not including the over-subscription privilege), the amount subscribed for by each person will be proportionally reduced, based on the amount subscribed for by each person (not including any over-subscription privilege subscribed for). Over-subscription privileges will be allocated pro rata among rights holders who over-subscribed, based on the number of over-subscription units to which they have subscribed. We cannot guarantee that you will receive any or the entire number of units for which you over-subscribed.

If the prorated number of units allocated to you in connection with your over-subscription privilege is less than your over-subscription request, then the excess funds held by the subscription agent on your behalf will be returned to you, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected, and we will have no further obligations to you.

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The receipt of subscription rights may be treated as a taxable distribution to you.

Our U.S. tax counsel, Libertas Law Group, Inc., is of the opinion that the rights offering will not be part of a disproportionate distribution under Section 305(a) of the Internal Revenue Code of 1986, as amended, or the “Code.”, but certain aspects of that determination are not certain. This position is not binding on the Internal Revenue Service (the “IRS”) or the courts, however. Please see the discussion on the “Material U.S. Federal Income Tax Consequences” on page 45. This position is not binding on the IRS, or the courts, however. If this rights offering is deemed to be part of a “disproportionate distribution” under Section 305 of the Code, your receipt of subscription rights in this offering may be treated as the receipt of a taxable distribution to you equal to the fair market value of the subscription rights. Any such distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Each holder of shares of common stock is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of this rights offering.

The rights offering could impair or limit our net operating loss carry forwards.

As of December 31, 2016, we had net operating loss (which we refer to as “NOL”) carryforwards of approximately $21 million for U.S. federal income tax purposes. Under the Internal Revenue Code, an “ownership change” with respect to a corporation can significantly limit the amount of pre-ownership change NOLs and certain other tax assets that the corporation may utilize after the ownership change to offset future taxable income, possibly reducing the amount of cash available to the corporation to satisfy its obligations. An ownership change generally should occur if the aggregate stock ownership of holders of at least 5% of our stock increases by more than 50 percentage points over the preceding three-year period. The purchase of shares of our common stock pursuant to the rights offering may trigger an ownership change with respect to our stock.

We may amend or modify the terms of the rights offering at any time prior to the expiration of the rights offering in our sole discretion.

Our board of directors reserves the right to amend or modify the terms of the rights offering in its sole discretion. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated. If we should make any fundamental changes to the terms of the rights offering set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any subscription payments advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering.

Absence of a public trading market for the warrants will limit your ability to resell the warrants.

There is no established trading market for the warrants to be issued pursuant to this offering, and the warrants may not be widely distributed. We do not intend to list the warrants on the NYSE American or any of the OTC Markets. As such, absence of a public trading market for the warrants will limit your ability to resell the warrants.

The market price of our common stock may never exceed the exercise price of the warrants issued in connection with this offering.

The warrants being issued in connection with this rights offering become exercisable upon issuance and will expire three years after issuance. We cannot provide you any assurance that the market price of our common stock will ever exceed the exercise price of the warrants prior to their date of expiration. Any warrants not exercised by their date of expiration will expire worthless and we will be under no further obligation to the warrant holder.

The dealer-manager is not underwriting, nor acting as placement agent of, the subscription rights or the securities underlying the subscription rights.

Maxim Group LLC is acting as dealer-manager for this rights offering. Under the terms and subject to the conditions contained in the dealer-manager agreement, the dealer-manager will provide marketing assistance in connection with this offering. The dealer-manager is not underwriting or placing any of the subscription rights or the units, shares of common stock or warrants being issued in this offering, and does not make any recommendation with respect to such subscription rights (including with respect to the exercise or expiration of such subscription rights), units, shares of common stock or warrants. The dealer-manager will not be subject to any liability to us in rendering the services contemplated by the dealer-manager agreement except for any act of bad faith, willful misconduct or gross negligence by the dealer-manager. The services of the dealer-manager to us in connection with this offering cannot be construed as any assurance that this offering will be successful. The dealer-manager does not make any recommendation with respect to whether you should exercise the basic subscription or over subscription rights or to otherwise invest in our company.

Risks Relating to Our Business

We have a history of operating losses. If we continue to incur operating losses, we eventually may have insufficient working capital to maintain or expand operations according to our business plan.

Our loss from operations was ($5,647000) in the nine months ended September 30, 2017, as compared to a loss of ($1,352,000) in the same period of 2016 or an overall increase in the loss of $4,295,000. The loss was comprised of the decrease in net sales revenue of $5,280,000, and increases in operating expense categories that totaled $1,744,000. Loss from operations was ($3,053,000) in the year ended December 31, 2016, as compared to loss from operations of ($2,730,000) in 2015 or an increase of $323,000. The increase in the operating loss is due to the decline in sales that were not offset by similar reduction in cost of goods sold that resulted in a lower gross profit of $2,623,000. The lower gross profit was mirrored by a similar decrease in expenses of $2,300,000.

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If we continue to suffer losses from operations, our working capital may be insufficient to support our ability to expand our business operations as rapidly as we would deem necessary at any time, unless we are able to obtain additional financing. There can be no assurance that we will be able to obtain such financing on acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to pursue our business objectives and would be required to reduce our level of operations, including reducing infrastructure, promotions, personnel and other operating expenses. These events could adversely affect our business, results of operations and financial condition. If adequate funds are not available or if they are not available on acceptable terms, our ability to fund the growth of our operations, take advantage of opportunities, develop products or services or otherwise respond to competitive pressures, could be significantly limited.

If we are not able to successfully execute on our operating plan for the next 18 months, our financial condition and results of operation may be materially adversely affected, and we may not be able to continue as a going concern.

It is critical that we meet our sales goals and increase sales going forward. If we do not meet our sales goals, our available cash and working capital will decrease and our financial condition will be negatively impacted.

The Company’s Loan and Security Agreement with PMC Financial Services Group, LLC (PMC) that provides a $6,000,000 revolving line of credit, a $3,000,000 term loan and a Capital Expansion loan up to $4,700,000 is secured by substantially all the assets of the Company mature on October 21, 2018. At September 30, 2017 and December 31, 2016, the aggregate amount outstanding under the line of credit was $5,153,000 and $4,384,000, respectively. As of September 30, 2017, and December 31, 2016, the amount outstanding under the term loan was $3,000,000 and $3,000,000 respectively. At September 30, 2017 and December 31, 2016, the balance on the CAPEX loan balance was $4,135,000 and $3,950,000 respectively, and as of September 30, 2017, the Company had future borrowing availability of $305,000.

Although we estimate the Company currently has sufficient cash and liquidity to meet its anticipated working capital for the next twelve months, the uncertainties relating to our ability to successfully execute our operating plan, combined with the difficult financing environment, could raise substantial doubt about our ability to continue as a going concern through 2018.

Disruption within our supply chain, contract manufacturing or distribution channels could have an adverse effect on our business, financial condition and results of operations.

Our ability, through our suppliers, business partners, contract manufacturers, independent distributors and retailers, to produce, transport, distribute and sell products is critical to our success. The Company is currently seeking alternative uses for the LA Plant that may lead to significant changes in our current supply chain model.

Damage or disruption to our suppliers or to manufacturing or distribution capabilities due to weather, natural disaster, fire or explosion, terrorism, pandemics such as influenza, labor strikes or other reasons, could impair the manufacture, distribution and sale of our products. Many of these events are outside of our control. Failure to take adequate steps to protect against or mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, could adversely affect our business, financial condition and results of operations.

Failure to realize the goal of discontinuing the allocation of capital to the LA Plant, could adversely affect our business, financial condition and results of operations.

We are currently seeking partners to sell LA Plant equipment that was impaired in our most recent quarter. The estimated value of the impairment in our most recent quarter may not be sufficient to cover further losses. There can be no assurances we will timely dispose of these assets, at expected prices. The sale of the equipment is subject to many variables that are difficult to forecast. Failure to realize our goal of discontinuing the allocation of capital to the LA Plant could adversely affect our business, financial condition and results of operations.

We may need additional financing in the future, which may not be available when needed or may be costly and dilutive.

We may require additional financing to support our working capital needs in the future. The amount of additional capital we may require, the timing of our capital needs and the availability of financing to fund those needs will depend on a number of factors, including our strategic initiatives and operating plans, the performance of our business and the market conditions for debt or equity financing. Additionally, the amount of capital required will depend on our ability to meet our case sales goals and otherwise successfully execute our operating plan. We believe it is imperative to meet these sales objectives in order to lessen our reliance on external financing in the future. Although we believe various debt and equity financing alternatives will be available to us to support our working capital needs, financing arrangements on acceptable terms may not be available to us when needed. Additionally, these alternatives may require significant cash payments for interest and other costs or could be highly dilutive to our existing shareholders. Any such financing alternatives may not provide us with sufficient funds to meet our long-term capital requirements. If necessary, we may explore strategic transactions that we consider to be in the best interest of the Company and our shareholders, which may include, without limitation, public or private offerings of debt or equity securities, a rights offering, and other strategic alternatives; however, these options may not ultimately be available or feasible.

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Restrictive covenants related to our debt obligations may restrict our ability to obtain future financing.

We are prohibited from entering into a Variable Rate Transaction (defined below) for a period of two years expiring April 21, 2019. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of common stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of common stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the common stock (including a price based anti-dilution provision that resets the conversion, exercise or exchange price due to the pricing of a financing that occurs after the date of such transaction) or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price. We are also restricted from incurring future indebtedness pursuant to our current secured debt obligations.

In addition, we granted certain investors rights of participation in future financings, in the aggregate, of up to 100%. These participation rights could severely impact the Company’s ability to engage investment bankers to structure a financing transaction and raise additional financing on favorable terms. Furthermore, negotiating and obtaining a waiver to these participation may either not be possible or may be costly to the Company.

Our indebtedness and liquidity needs could restrict our operations and make us more vulnerable to adverse economic conditions.

Our existing indebtedness may adversely affect our operations and limit our growth, and we may have difficulty making debt service payments on such indebtedness as payments become due. We may also experience the occurrence of events of default or breach of financial covenants. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any of the restrictions or covenants, a significant portion of our indebtedness may become immediately due and payable, our lenders’ commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments.

Our reliance on distributors, retailers and brokers could affect our ability to efficiently and profitably distribute and market our products, maintain our existing markets and expand our business into other geographic markets.

Our ability to maintain and expand our existing markets for our products, and to establish markets in new geographic distribution areas, is dependent on our ability to establish and maintain successful relationships with reliable distributors, retailers and brokers strategically positioned to serve those areas. Most of our distributors, retailers and brokers sell and distribute competing products and our products may represent a small portion of their businesses. The success of this network will depend on the performance of the distributors, retailers and brokers of this network. There is a risk that the mentioned entities may not adequately perform their functions within the network by, without limitation, failing to distribute to sufficient retailers or positioning our products in localities that may not be receptive to our product. Our ability to incentivize and motivate distributors to manage and sell our products is affected by competition from other beverage companies who have greater resources than we do. To the extent that our distributors, retailers and brokers are distracted from selling our products or do not employ sufficient efforts in managing and selling our products, including re-stocking the retail shelves with our products, our sales and results of operations could be adversely affected. Furthermore, such third-parties’ financial position or market share may deteriorate, which could adversely affect our distribution, marketing and sales activities.

Our ability to maintain and expand our distribution network and attract additional distributors, retailers and brokers will depend on a number of factors, some of which are outside our control. Some of these factors include:

●	the level of demand for our brands and products in a particular distribution area;
●	our ability to price our products at levels competitive with those of competing products; and
●	our ability to deliver products in the quantity and at the time ordered by distributors, retailers and brokers.

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We may not be able to successfully manage all or any of these factors in any of our current or prospective geographic areas of distribution. Our inability to achieve success with regards to any of these factors in a geographic distribution area will have a material adverse effect on our relationships in that particular geographic area, thus limiting our ability to maintain or expand our market, which will likely adversely affect our revenues and financial results.

We incur significant time and expense in attracting and maintaining key distributors.

Our marketing and sales strategy depends in large part on the availability and performance of our independent distributors. We currently do not have, nor do we anticipate in the future that we will be able to establish, long-term contractual commitments from some of our distributors. We may not be able to maintain our current distribution relationships or establish and maintain successful relationships with distributors in new geographic distribution areas. Moreover, there is the additional possibility that we may have to incur additional expenditures to attract and maintain key distributors in one or more of our geographic distribution areas in order to profitably exploit our geographic markets.

If we lose any of our key distributors or national retail accounts, our financial condition and results of operations could be adversely affected.

We depend in large part on distributors to distribute our beverages and other products. Most of our outside distributors are not bound by written agreements with us and may discontinue their relationship with us on short notice. Most distributors handle a number of competitive products. In addition, our products are a small part of our distributors’ businesses.

We continually seek to expand distribution of our products by entering into distribution arrangements with regional bottlers or other direct store delivery distributors having established sales, marketing and distribution organizations. Many of our distributors are affiliated with and manufacture and/or distribute other soda and non-carbonated brands and other beverage products. In many cases, such products compete directly with our products.

The marketing efforts of our distributors are important for our success. If our brands prove to be less attractive to our existing distributors and/or if we fail to attract additional distributors, and/or our distributors do not market and promote our products above the products of our competitors, our business, financial condition and results of operations could be adversely affected.

It is difficult to predict the timing and amount of our sales because our distributors are not required to place minimum orders with us.

Our independent distributors and national accounts are not required to place minimum monthly or annual orders for our products. In order to reduce their inventory costs, independent distributors typically order products from us on a “just in time” basis in quantities and at such times based on the demand for the products in a particular distribution area. Accordingly, we cannot predict the timing or quantity of purchases by any of our independent distributors or whether any of our distributors will continue to purchase products from us in the same frequencies and volumes as they may have done in the past. Additionally, our larger distributors and partners may make orders that are larger than we have historically been required to fill. Shortages in inventory levels, supply of raw materials or other key supplies could negatively affect us.

If we do not adequately manage our inventory levels, our operating results could be adversely affected.

We need to maintain adequate inventory levels to be able to deliver products to distributors on a timely basis. Our inventory supply depends on our ability to correctly estimate demand for our products. Our ability to estimate demand for our products is imprecise, particularly for new products, seasonal promotions and new markets. If we materially underestimate demand for our products or are unable to maintain sufficient inventory of raw materials, we might not be able to satisfy demand on a short-term basis. If we overestimate distributor or retailer demand for our products, we may end up with too much inventory, resulting in higher storage costs, increased trade spend and the risk of inventory spoilage. If we fail to manage our inventory to meet demand, we could damage our relationships with our distributors and retailers and could delay or lose sales opportunities, which would unfavorably impact our future sales and adversely affect our operating results. In addition, if the inventory of our products held by our distributors and retailers is too high, they will not place orders for additional products, which would also unfavorably impact our sales and adversely affect our operating results.

Our dependence on independent contract manufacturers could make management of our manufacturing and distribution efforts inefficient or unprofitable.

We are expected to arrange for our contract manufacturing needs sufficiently in advance of anticipated requirements, which is customary in the contract manufacturing industry for comparably sized companies. Based on the cost structure and forecasted demand for the particular geographic area where our contract manufacturers are located, we continually evaluate which of our contract manufacturers to use. To the extent demand for our products exceeds available inventory or the production capacity of our contract manufacturing arrangements, or orders are not submitted on a timely basis, we will be unable to fulfill distributor orders on demand. Conversely, we may produce more product inventory than warranted by the actual demand for it, resulting in higher storage costs and the potential risk of inventory spoilage. Our failure to accurately predict and manage our contract manufacturing requirements and our inventory levels may impair relationships with our independent distributors and key accounts, which, in turn, would likely have a material adverse effect on our ability to maintain effective relationships with those distributors and key accounts.

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Increases in costs of packaging and ingredients may have an adverse impact on our gross margin.

Over the past few years, costs of organic ingredients and natural ingredients have increased due to increased demand and required the company to obtain these ingredients from a wider population of qualified vendors. If the company is unable to pass on these costs, the gross margin will be significantly impacted.

Inability to sustain price increases may have an adverse impact on our gross revenue.

The Company has not historically raised prices. As the Company implements pricing corrections in the market place, volume may be negatively impacted resulting in a net decrease in gross revenue.

Increased market spending may not drive volume growth

The Company’s marketing effort in the past have been limited. The anticipated increase in marketing spending may not generate an increase in sales volume resulting in a net decrease in gross revenue.

Increases in costs of energy and freight may have an adverse impact on our gross margin.

Over the past few years, volatility in the global oil markets has resulted in high fuel prices, which many shipping companies have passed on to their customers by way of higher base pricing and increased fuel surcharges. With recent declines in fuel prices, some companies have been slow to pass on decreases in their fuel surcharges. If fuel prices increase again, we expect to experience higher shipping rates and fuel surcharges, as well as energy surcharges on our raw materials. It is hard to predict what will happen in the fuel markets in 2017. Due to the price sensitivity of our products, we may not be able to pass such increases on to our customers.

Disruption within our supply chain, contract manufacturing or distribution channels could have an adverse effect on our business, financial condition and results of operations.

Our ability, through our suppliers, business partners, contract manufacturers, independent distributors and retailers, to make, move and sell products is critical to our success. The Company is currently seeking alternative uses for the LA Plant that may lead to significant changes in our current supply chain model.

Damage or disruption to our suppliers or to manufacturing or distribution capabilities due to weather, natural disaster, fire or explosion, terrorism, pandemics such as influenza, labor strikes or other reasons, could impair the manufacture, distribution and sale of our products. Many of these events are outside of our control. Failure to take adequate steps to protect against or mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, could adversely affect our business, financial condition and results of operations.

If we are unable to attract and retain key personnel our efficiency and operations would be adversely affected.

Our success depends on our ability to attract and retain highly qualified employees in such areas as sales, marketing, product development and finance. We recently hired Valentin Stalowir as our new Chief Executive Officer. In general, we compete to hire new employees, and, in some cases, must train them and develop their skills and competencies. Our operating results could be adversely affected by increased costs due to increased competition for employees, higher employee turnover or increased employee benefit costs. Any unplanned turnover, particularly involving our key personnel, could negatively impact our operations, financial condition and employee morale.

If we fail to protect our trademarks and trade secrets, we may be unable to successfully market our products and compete effectively.

We rely on a combination of trademark and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks, copyrights, licenses and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our trademarks and trade secrets to be of considerable value and importance to our business and our success, and we actively pursue the registration of our trademarks in the United States and internationally. However, the steps taken by us to protect these proprietary rights may not be adequate and may not prevent third parties from infringing or misappropriating our trademarks, trade secrets or similar proprietary rights. In addition, other parties may seek to assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse effect on our ability to market or sell our brands, profitably exploit our products or recoup our associated research and development costs.

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Litigation or legal proceedings could expose us to significant liabilities and damage our reputation.

We may become party to litigation claims and legal proceedings. Litigation involves significant risks, uncertainties and costs, including distraction of management attention away from our business operations. We evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves and disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from those envisioned by our current assessments and estimates. Our policies and procedures require strict compliance by our employees and agents with all U.S. and local laws and regulations applicable to our business operations, including those prohibiting improper payments to government officials. Nonetheless, our policies and procedures may not ensure full compliance by our employees and agents with all applicable legal requirements. Improper conduct by our employees or agents could damage our reputation or lead to litigation or legal proceedings that could result in civil or criminal penalties, including substantial monetary fines, as well as disgorgement of profits.

We are subject to risks inherent in sales of products in international markets.

Our operations outside of the United States contribute to our revenue and profitability, and we believe that developing and emerging markets present important future growth opportunities for us. However, there can be no assurance that existing or new products that we manufacture, distribute or sell will be accepted or be successful in any particular foreign market, due to local or global competition, product price, cultural differences, consumer preferences or otherwise. Here are many factors that could adversely affect demand for our products in foreign markets, including our inability to attract and maintain key distributors in these markets; volatility in the economic growth of certain of these markets; changes in economic, political or social conditions, imposition of new or increased labeling, product or production requirements, or other legal restrictions; restrictions on the import or export of our products or ingredients or substances used in our products; inflationary currency, devaluation or fluctuation; increased costs of doing business due to compliance with complex foreign and U.S. laws and regulations. If we are unable to effectively operate or manage the risks associated with operating in international markets, our business, financial condition or results of operations could be adversely affected.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

The United States generally accepted accounting principles and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, stock-based compensation, trade spend and promotions, and income taxes are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported results.

If we are unable to maintain effective disclosure controls and procedures and internal control over financial reporting, our stock price and investor confidence could be materially and adversely affected.

We are required to maintain both disclosure controls and procedures and internal control over financial reporting that are effective. Because of their inherent limitations, internal control over financial reporting, however well designed and operated, can only provide reasonable, and not absolute, assurance that the controls will prevent or detect misstatements. Because of these and other inherent limitations of control systems, there is only the reasonable assurance that our controls will succeed in achieving their goals under all potential future conditions. The failure of controls by design deficiencies or absence of adequate controls could result in a material adverse effect on our business and financial results, which could also negatively impact our stock price and investor confidence.

If we are unable to build and sustain proper information technology infrastructure, our business could suffer.

We depend on information technology as an enabler to improve the effectiveness of our operations and to interface with our customers, as well as to maintain financial accuracy and efficiency. If we do not allocate and effectively manage the resources necessary to build and sustain the proper technology infrastructure, we could be subject to transaction errors, processing inefficiencies, the loss of customers, business disruptions, or the loss of or damage to intellectual property through security breaches.

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We could be subject to cybersecurity attacks.

Cybersecurity attacks are evolving and include malicious software, attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in business processes, unauthorized release of confidential or otherwise protected information and corruption of data. Such unauthorized access could subject us to operational interruption, damage to our brand image and private data exposure, and harm our business.

Risk Factors Relating to Our Industry

We may experience a reduced demand for some of our products due to health concerns (including obesity) and legislative initiatives against sweetened beverages.

Consumers are concerned about health and wellness; public health officials and government officials are increasingly vocal about obesity and its consequences. There has been a trend among some public health advocates and dietary guidelines to recommend a reduction in sweetened beverages, as well as increased public scrutiny, potential new taxes on sugar-sweetened beverages, and additional governmental regulations concerning the marketing and labeling/packing of the beverage industry. Additional or revised regulatory requirements, whether labeling, tax or otherwise, could have a material adverse effect on our financial condition and results of operations. Further, increasing public concern with respect to sweetened beverages could reduce demand for our beverages and increase desire for more low-calorie soft drinks, water, enhanced water, coffee-flavored beverages, tea, and beverages with natural sweeteners. We are continuously working to launch new products that round out our diversified portfolio.

Legislative or regulatory changes that affect our products could reduce demand for products or increase our costs.

Taxes imposed on the sale of certain of our products by federal, state and local governments in the United States, Canada or other countries in which we operate could cause consumers to shift away from purchasing our beverages. Several municipalities in the United States have implemented or are considering implementing taxes on the sale of certain “sugared” beverages, including non-diet soft drinks, fruit drinks, teas and flavored waters to help fund various initiatives. These taxes could materially affect our business and financial results.

Additional taxes levied on us could harm our financial results.

Recent legislative proposals to reform U.S. taxation of non-U.S. earnings could have a material adverse effect on our financial results by subjecting a significant portion of our non-U.S. earnings to incremental U.S. taxation and/or by delaying or permanently deferring certain deductions otherwise allowed in calculating our U.S. tax liabilities.

We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success.

Our business is substantially dependent upon awareness and market acceptance of our products and brands by our targeted consumers. In addition, our business depends on acceptance by our independent distributors of our brands as beverage brands that have the potential to provide incremental sales growth rather than reduce distributors’ existing beverage sales. Although we believe that we have been relatively successful towards establishing our brands as recognizable brands in the New Age beverage industry, it may be too early in the product life cycle of these brands to determine whether our products and brands will achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers. We believe that the success of our product name brands will also be substantially dependent upon acceptance of our product name brands. Accordingly, any failure of our brands to maintain or increase acceptance or market penetration would likely have a material adverse affect on our revenues and financial results.

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Competition from traditional non-alcoholic beverage manufacturers may adversely affect our distribution relationships and may hinder development of our existing markets, as well as prevent us from expanding our markets.

We target a niche in the estimated $100 billion carbonated and non-carbonated soft drink markets in the US, Canada and international markets. Our brands are generally regarded as premium and natural, with upscale packaging and are loosely defined as the artisanal (craft), premium bottled carbonated soft drink category. The soft drink industry is highly fragmented and the craft soft drink category consists of such competitors as, Henry Weinhards, Thomas Kemper, Hansen’s, Izze, Boylan and Jones Soda, to name a few. These brands have the advantage of being seen widely in the national market and being commonly known for years through well-funded ad campaigns. Our products have a relatively high price for an artisanal premium beverage product, minimal mass media advertising and a relatively small but growing presence in the mainstream market compared to many of our competitors.

The beverage industry is highly competitive. We compete with other beverage companies not only for consumer acceptance but also for shelf space in retail outlets and for marketing focus by our distributors, all of which also distribute other beverage brands. Our products compete with a wide range of drinks produced by a relatively large number of manufacturers, most of which have substantially greater financial, marketing and distribution resources than ours. Some of these competitors are placing severe pressure on independent distributors not to carry competitive sparkling brands such as ours. We also compete with regional beverage producers and “private label” soft drink suppliers.

Increased competitor consolidations, market-place competition, particularly among branded beverage products, and competitive product and pricing pressures could impact our earnings, market share and volume growth. If, due to such pressure or other competitive threats, we are unable to sufficiently maintain or develop our distribution channels, we may be unable to achieve our current revenue and financial targets. As a means of maintaining and expanding our distribution network, we intend to introduce product extensions and additional brands. We may not be successful in doing this and other companies may be more successful in this regard over the long term. Competition, particularly from companies with greater financial and marketing resources than ours, could have a material adverse effect on our existing markets, as well as on our ability to expand the market for our products.

We compete in an industry characterized by rapid changes in consumer preferences and public perception, so our ability to continue developing new products to satisfy our consumers’ changing preferences will determine our long-term success.

Failure to introduce new brands, products or product extensions into the marketplace as current ones mature and to meet our consumers’ changing preferences could prevent us from gaining market share and achieving long-term profitability. Product lifecycles can vary and consumers’ preferences and loyalties change over time. Although we try to anticipate these shifts and innovate new products to introduce to our consumers, we may not succeed. Customer preferences also are affected by factors other than taste, such as health and nutrition considerations and obesity concerns, shifting consumer needs, changes in consumer lifestyles, increased consumer information and competitive product and pricing pressures. Sales of our products may be adversely affected by the negative publicity associated with these issues. If we do not adequately anticipate or adjust to respond to these and other changes in customer preferences, we may not be able to maintain and grow our brand image and our sales may be adversely affected.

Global economic conditions may continue to adversely impact our business and results of operations.

The beverage industry, and particularly those companies selling premium beverages like us, can be affected by macro-economic factors, including changes in national, regional, and local economic conditions, unemployment levels and consumer spending patterns, which together may impact the willingness of consumers to purchase our products as they adjust their discretionary spending. The recent disruptions in the overall economy and financial markets as a result of the global economic downturn have adversely impacted the United States and Canada. This reduced consumer confidence in the economy has reduced consumers’ discretionary spending and we believe this has negatively affected consumers’ willingness to purchase beverage products such as ours. Moreover, adverse economic conditions may adversely affect the ability of our distributors to obtain the credit necessary to fund their working capital needs, which could negatively impact their ability or desire to continue to purchase products from us in the same frequencies and volumes as they have done in the past. If we experience similar adverse economic conditions in the future, sales of our products could be adversely affected, collectability of accounts receivable may be compromised and we may face obsolescence issues with our inventory, any of which could have a material adverse impact on our operating results and financial condition.

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If we encounter product recalls or other product quality issues, our business may suffer.

Product quality issues, real or imagined, or allegations of product contamination, even when false or unfounded, could tarnish our image and could cause consumers to choose other products. In addition, because of changing government regulations or implementation thereof, or allegations of product contamination, we may be required from time to time to recall products entirely or from specific markets. Product recalls could affect our profitability and could negatively affect brand image.

We could be exposed to product liability claims.

Although we have product liability and basic recall insurance, insurance coverage may not be sufficient to cover all product liability claims that may arise. To the extent our product liability coverage is insufficient, a product liability claim would likely have a material adverse effect upon our financial condition. In addition, any product liability claim brought against us may materially damage the reputation and brand image of our products and business.

Our business is subject to many regulations and noncompliance is costly.

The production, marketing and sale of our beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, provincial, state and local health agencies. If a regulatory authority finds that a current or future product or production run is not in compliance with any of these regulations, we may be fined, or production may be stopped, which would adversely affect our financial condition and results of operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products. Furthermore, the rules and regulations are subject to change from time to time and while we closely monitor developments in this area, we cannot anticipate whether changes in these rules and regulations will impact our business adversely. Additional or revised regulatory requirements, whether labeling, environmental, tax or otherwise, could have a material adverse effect on our financial condition and results of operations.

Significant additional labeling or warning requirements may inhibit sales of affected products.

Various jurisdictions may seek to adopt significant additional product labeling or warning requirements relating to the chemical content or perceived adverse health consequences of certain of our products. These types of requirements, if they become applicable to one or more of our products under current or future environmental or health laws or regulations, may inhibit sales of such products. In California, a law requires that a specific warning appear on any product that contains a component listed by the state as having been found to cause cancer or birth defects. This law recognizes no generally applicable quantitative thresholds below which a warning is not required. If a component found in one of our products is added to the list, or if the increasing sensitivity of detection methodology that may become available under this law and related regulations as they currently exist, or as they may be amended, results in the detection of an infinitesimal quantity of a listed substance in one of our beverages produced for sale in California, the resulting warning requirements or adverse publicity could affect our sales.

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We may not be able to develop successful new beverage products, which are important to our growth.

An important part of our strategy is to increase our sales through the development of new beverage products. We cannot assure you that we will be able to continue to develop, market and distribute future beverage products that will enjoy market acceptance. The failure to continue to develop new beverage products that gain market acceptance could have an adverse impact on our growth and materially adversely affect our financial condition. We may have higher obsolescent product expense if new products fail to perform as expected due to the need to write off excess inventory of the new products.

Our results of operations may be impacted in various ways by the introduction of new products, even if they are successful, including the following:

●	sales of new products could adversely impact sales of existing products;
●	we may incur higher cost of goods sold and selling, general and administrative expenses in the periods when we introduce new products due to increased costs associated with the introduction and marketing of new products, most of which are expensed as incurred; and
●	when we introduce new platforms and bottle sizes, we may experience increased freight and logistics costs as our co-packers adjust their facilities for the new products.

The growth of our revenues is dependent on acceptance of our products by mainstream consumers.

We have dedicated significant resources to introduce our products to the mainstream consumer. As such, we have increased our sales force and executed agreements with distributors who, in turn, distribute to mainstream consumers at grocery stores and other retailers. If our products are not accepted by the mainstream consumer, our business could suffer.

Our failure to accurately estimate demand for our products could adversely affect our business and financial results.

We may not correctly estimate demand for our products. Our ability to estimate demand for our products is imprecise, particularly with new products, and may be less precise during periods of rapid growth, particularly in new markets. If we materially underestimate demand for our products or are unable to secure sufficient ingredients or raw materials including, but not limited to, glass, labels, flavors or packing arrangements, we might not be able to satisfy demand on a short-term basis. Furthermore, industry-wide shortages of certain juice concentrates and sweeteners have been and could, from time to time in the future, be experienced, which could interfere with and/or delay production of certain of our products and could have a material adverse effect on our business and financial results. We do not use hedging agreements or alternative instruments to manage this risk.

The loss of our largest customers would substantially reduce revenues.

Our customers are material to our success. If we are unable to maintain good relationships with our existing customers, our business could suffer.

During the year ended December 31, 2016, the Company had two customers who accounted for approximately 22% and 12% of its sales, respectively; and during the year ended December 31, 2015, the Company had two customers who accounted for approximately 28% and 14% of its sales, respectively. No other customer accounted for more than 10% of sales in either year. As of December 31, 2016, the Company had accounts receivable due from one customer who comprised $719,000 (25%) of its total accounts receivable; and as of December 31, 2015, the Company had accounts receivable due from two customers who comprised $782,000 (24%) and $373,000 (12%), respectively, of its total accounts receivable. No other customer accounted for more than 10% of accounts receivable in either year.

During the three months ended September 30, 2017, the Company had two customers that accounted for 19% and 15% of gross sales respectively and 22% and 19% of sales in the same period in the prior year. During the nine months ended September 30, 2017, the Company had two customers that accounted for 21% and 11% respectively of sales and 24% and 13% of sales in the same period in the prior year. No other customer accounted for more than 10% of gross sales in the periods.

The loss of our largest vendors would substantially reduce revenues.

Our vendors are material to our success. If we are unable to maintain good relationships with our existing vendors, our business could suffer.

During the years ended December 31, 2016 and 2015, the Company had one vendor which accounted for approximately 26% and 25%, respectively of purchases. At December 31, 2016 and 2015, the Company had accounts payable due to two vendors who comprised 13% and 10% as of December 31, 2016, and 14% and 12% of its total accounts payable, as of December 31, 2015. No other account was more than 10% of the balance of accounts payable as of December 31, 2016, and December 31, 2015.

During the three months ended September 30, 2017, the Company had one vendor that accounted for 18% of all purchases, and 24% of all purchases in the same period in the prior year. During the nine months ended September 30, 2017, the Company had one vendor that accounted for 18% of purchases and 26% in the same period in the prior year. No other vendor accounted for more than 10% of purchases in the periods.

As of September 30, 2017, the Company had one vendor that accounted for 24% of all payables. As of December 31, 2016, the Company had one vendor that accounted for 12% of all payables. No other vendor accounted for more than 10% of accounts payable as of that date.

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The loss of our third-party distributors could impair our operations and substantially reduce our financial results.

We depend in large part on distributors to distribute our beverages and other products. Most of our outside distributors are not bound by written agreements with us and may discontinue their relationship with us on short notice. Most distributors handle a number of competitive products. In addition, our products are a small part of our distributors’ businesses.

We continually seek to expand distribution of our products by entering into distribution arrangements with regional bottlers or other direct store delivery distributors having established sales, marketing and distribution organizations. Many of our distributors are affiliated with and manufacture and/or distribute other soda and non-carbonated brands and other beverage products. In many cases, such products compete directly with our products.

The marketing efforts of our distributors are important for our success. If our brands prove to be less attractive to our existing distributors and/or if we fail to attract additional distributors, and/or our distributors do not market and promote our products above the products of our competitors, our business, financial condition and results of operations could be adversely affected.

Price fluctuations in, and unavailability of, raw materials and packaging that we use could adversely affect us.

We do not enter into hedging arrangements for raw materials. Although the prices of raw materials that we use have not increased significantly in recent years, our results of operations would be adversely affected if the price of these raw materials were to rise and we were unable to pass these costs on to our customers.

We depend upon an uninterrupted supply of the ingredients for our products, a significant portion of which we obtain overseas, principally from Peru, Brazil and Fiji and Indonesia. We do not have agreements guaranteeing supply of our ingredients. Any decrease in the supply of these ingredients or increase in the prices of these ingredients as a result of any adverse weather conditions, pests, crop disease, interruptions of shipment or political considerations, among other reasons, could substantially increase our costs and adversely affect our financial performance.

We also depend upon an uninterrupted supply of packaging materials, such as glass for our bottles. We obtain our bottles both domestically and internationally. Any decrease in supply of these materials or increase in the prices of the materials, as a result of decreased supply or increased demand, could substantially increase our costs and adversely affect our financial performance.

The loss of any of our co-packers could impair our operations and substantially reduce our financial results.

We rely on third parties, called co-packers in our industry, to produce some of our beverages, to produce our glass bottles and to bottle some of our beverages. Our co-packing arrangements with other companies are on a short term basis and such co-packers may discontinue their relationship with us on short notice. Our co-packing arrangements expose us to various risks, including:

●	if any of those co-packers were to terminate our co-packing arrangement or have difficulties in producing beverages for us, our ability to produce our beverages would be adversely affected until we were able to make alternative arrangements; and
●	our business reputation would be adversely affected if any of the co-packers were to produce inferior quality.

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We compete in an industry characterized by rapid changes in consumer preferences and public perception, so our ability to continue to market our existing products and develop new products to satisfy our consumers’ changing preferences will determine our long-term success.

Consumers are seeking greater variety in their beverages. Our future success will depend, in part, upon our continued ability to develop and introduce different and innovative beverages. In order to retain and expand our market share, we must continue to develop and introduce different and innovative beverages and be competitive in the areas of quality and health, although there can be no assurance of our ability to do so. There is no assurance that consumers will continue to purchase our products in the future. Additionally, many of our products are considered premium products and to maintain market share during recessionary periods, we may have to reduce profit margins, which would adversely affect our results of operations. In addition, there is increasing awareness and concern for the health consequences of obesity. This may reduce demand for our non-diet beverages, which could affect our profitability. Product lifecycles for some beverage brands and/or products and/or packages may be limited to a few years before consumers’ preferences change. The beverages we currently market are in varying stages of their lifecycles and there can be no assurance that such beverages will become or remain profitable for us. The beverage industry is subject to changing consumer preferences and shifts in consumer preferences may adversely affect us if we misjudge such preferences. We may be unable to achieve volume growth through product and packaging initiatives. We also may be unable to penetrate new markets. If our revenues decline, our business, financial condition and results of operations will be materially and adversely affected.

Our quarterly operating results may fluctuate significantly because of the seasonality of our business.

Our highest revenues occur during the summer and fall, the third and fourth quarters of each fiscal year. These seasonality issues may cause our financial performance to fluctuate. In addition, beverage sales can be adversely affected by sustained periods of bad weather.

Our manufacturing process is not patented.

None of the manufacturing processes used in producing our products are subject to a patent or similar intellectual property protection. Our only protection against a third party using our recipes and processes is confidentiality agreements with the companies that produce our beverages and with our employees who have knowledge of such processes. If our competitors develop substantially equivalent proprietary information or otherwise obtain access to our knowledge, we will have greater difficulty in competing with them for business, and our market share could decline.

If we are not able to retain the full time services of our management team, it will be more difficult for us to manage our operations and our operating performance could suffer.

Our business is dependent, to a large extent, upon the services of our management team. We depend on our management team. We do have a written employment agreement with two of five members of our management team. In addition, we do not maintain key person life insurance on any of our management team. Therefore, in the event of the loss or unavailability of any member of the management team to us, there can be no assurance that we would be able to locate in a timely manner or employ qualified personnel to replace him. The loss of the services of any member of our management team or our failure to attract and retain other key personnel over time would jeopardize our ability to execute our business plan and could have a material adverse effect on our business, results of operations and financial condition.

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The price of our common stock may be volatile, and a shareholder’s investment in our common stock could suffer a decline in value.

There has been significant volatility in the volume and market price of our common stock, and this volatility may continue in the future. In addition, factors such as quarterly variations in our operating results, litigation involving us, general trends relating to the beverage industry, actions by governmental agencies, national economic and stock market considerations as well as other events and circumstances beyond our control could have a significant impact on the future market price of our common stock and the relative volatility of such market price.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. If we are unable to raise the funds required for all of our planned operations and key initiatives, we may be forced to allocate funds from other planned uses, which may negatively impact our business and operations, including our ability to develop new products and continue our current operations.

Many factors that are beyond our control may significantly affect the market price of our shares. These factors include:

●	price and volume fluctuations in the stock markets;
●	changes in our revenues and earnings or other variations in operating results;
●	any shortfall in revenue or increase in losses from levels expected by us or securities analysts;
●	changes in regulatory policies or law;
●	operating performance of companies comparable to us; and
●	general economic trends and other external factors.

Even if an active market for our common stock is established, stockholders may have to sell their shares at prices substantially lower than the price they paid for it or might otherwise receive than if a broad public market existed.

There has been a very limited public trading market for our securities and the market for our securities, may continue to be limited, and be sporadic and highly volatile.

There is currently a limited public market for our common stock. Holders of our common stock may, therefore, have difficulty selling their shares, should they decide to do so. In addition, there can be no assurances that such markets will continue or that any shares, which may be purchased, may be sold without incurring a loss. Any such market price of our shares may not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value, and may not be indicative of the market price for the shares in the future.

Future financings could adversely affect common stock ownership interest and rights in comparison with those of other security holders.

Our board of directors has the power to issue additional shares of common or preferred stock up to the amounts authorized in our certificate of incorporation without stockholder approval, subject to restrictive covenants contained in the Company’s contracts. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our existing stockholders will be reduced, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders. If we issue any additional common stock or securities convertible into common stock, such issuance will reduce the proportionate ownership and voting power of each other stockholder. In addition, such stock issuances might result in a reduction of the book value of our common stock. Any increase of the number of authorized shares of common stock or preferred stock would require board and shareholder approval and subsequent amendment to our certificate of incorporation.

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Risk Factors Related to this Offering and Our Common Stock

If we are not able to achieve our objectives for our business, the value of an investment in our company could be negatively affected.

In order to be successful, we believe that we must, among other things:

●	increase the sales price and volume for our products; significantly reduce co-packer fees, packaging and ingredient costs;
●	resolve supply chain facility operation;
●	manage our operating expenses to sufficiently support operating activities;
●	reduce fixed costs at or near current levels by eliminating inefficient operations; and
●	avoid significant increases in variable costs relating to production, marketing and distribution.

We may not be able to meet these objectives, which could have a material adverse effect on our results of operations. We have incurred significant operating expenses in the past and may do so again in the future and, as a result, will need to increase revenues in order to improve our results of operations. Our ability to increase sales volume will depend primarily on success in marketing initiatives with industry brokers, improving our distribution base with DSD companies, introducing new no sugar brands, and focus on the existing core brands in the market. Our ability to successfully enter new distribution areas and obtain national accounts will, in turn, depend on various factors, many of which are beyond our control, including, but not limited to, the continued demand for our brands and products in target markets, the ability to price our products at competitive levels, the ability to establish and maintain relationships with distributors in each geographic area of distribution and the ability in the future to create, develop and successfully introduce one or more new brands, products, and product extensions.

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We do not intend to pay any cash dividends on our shares of common stock in the near future, so our shareholders will not be able to receive a return on their shares unless they sell their shares.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend. Unless we pay dividends, our shareholders will not be able to receive a return on their shares unless they sell such shares.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that:

●	authorize our board of directors to issue, without further action by the stockholders, shares of undesignated preferred stock;

●	specify that special meetings of our stockholders can be called only upon the request of a majority of our board of directors or our Chief Executive Officer;

●	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors; and

●	prohibit cumulative voting in the election of directors.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management, and may discourage, delay or prevent a transaction involving a change of control of our company that is in the best interest of our minority stockholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging future takeover attempts.

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Furthermore, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

●	at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The existence of this provision may have an anti-takeover effect with respect to transactions the Company’s board of directors does not approve in advance. Section 203 may also discourage attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

These provisions of Delaware law and the Certificate of Incorporation could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Company’s common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the Company’s management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Christopher J. Reed, our founder, Chief Innovation Officer, and a member of our Board of Directors, holds approximately 17% of our common stock and may greatly influence the outcome of all matters on which stockholders vote.

Because Christopher J. Reed controls a large portion of our stock, approximately 17%, he may greatly influence the outcome of all matters on which stockholders vote. Mr. Reed’s interests may not always coincide with the interests of other holders of our common stock.

If securities analysts or industry analysts downgrade our shares, publish negative research or reports, or do not publish reports about our business, our share price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us, our business and our industry. If one or more analysts adversely change their recommendation regarding our shares or our competitors’ stock, our share price would likely decline. If one or more analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. As a result, the market price for our common stock may decline.

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THE RIGHTS OFFERING

The Subscription Rights

We are distributing to the record holders, at no charge, non-transferable subscription rights to purchase units at a subscription price per unit to be determined. The subscription price will be equal to $1.75. Each subscription right will entitle you to purchase one share of our common stock and 1/2 warrant. Each whole warrant entitles the holder to purchase one whole share of common stock at an exercise price of per share equal to $2.36 of the subscription price from the date of issuance through its expiration 3 years from the date of issuance. Each record holder will receive one subscription right for each whole share of our common stock owned by such record holder as of the record date. Each subscription right entitles the record holder to a basic subscription right and an over-subscription privilege.

Basic Subscription Rights

Your basic subscription right will entitle you to purchase one unit, at the subscription price, per share of common stock held by you on the record date of December 1, 2017. Each unit consists of one share of common stock and 1/2 of a warrant. For example, if you owned 100 shares of common stock as of the record date, you will receive 100 subscription rights and will have the right to purchase 100 units consisting of 100 shares of common stock and warrants to purchase 50 additional share of our common stock. You may exercise all or a portion of your basic subscription rights or you may choose not to exercise any basic subscription rights at all. Subject to proration, if applicable, we will seek to honor your basic subscription request in full. In the event that holders exercise subscription rights in excess of $14 million of units (not including the over-subscription privilege), the amount subscribed for by each person will be proportionally reduced, based on the amount subscribed for by each person (not including any Over-Subscription Privilege subscribed for). See “The Rights Offering — Limitation on the Purchase of Units” for a description of certain limitations on purchase.

Over-Subscription Privilege

If you exercise your basic subscription rights in full, you may also choose to exercise your over-subscription privilege. Subject to proration, if applicable, we will seek to honor the over-subscription privilege requests in full. If over-subscription privilege requests exceed the number of units available, however, we will allocate the available units pro rata among the record holders exercising the over-subscription privilege in proportion to the number of shares of our common stock each of those record holders owned on the record date, relative to the number of shares owned exercising the over-subscription privilege. If this pro rata allocation results in any record holder receiving a greater number of units than the record holder subscribed for pursuant to the exercise of the over-subscription privilege, then such record holder will be allocated only that number of units for which the record holder oversubscribed, and the remaining units will be allocated among all other record holders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all units have been allocated.

Continental Stock Transfer & Trust Company, the subscription agent for the rights offering, will determine the over-subscription allocation based on the formula described above.

To the extent the aggregate subscription payment of the actual number of unsubscribed units available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed units available to you, and any excess subscription payments will be returned to you, without interest or penalty, as soon as practicable after expiration of the rights offering.

We can provide no assurances that you will actually be entitled to purchase the number of units issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy any requests for units pursuant to the over-subscription privilege if all of our stockholders exercise their basic subscription rights in full, and we will only honor an over-subscription privilege to the extent sufficient units are available following the exercise of basic subscription rights.

Limitation on the Purchase of Units

You may only purchase the number of whole units purchasable upon exercise of the number of basic subscription rights distributed to you in the rights offering, plus the over-subscription privilege, if any. Accordingly, the number of units that you may purchase in the rights offering is limited by the number of shares of our common stock you held on the record date and by the extent to which other stockholders exercise their basic subscription rights and over-subscription privileges, which we cannot determine prior to completion of the rights offering.

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Subscription Price

The subscription price will be equal to $1.75. The subscription price does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value.

Determination of Subscription Price

In the determining the subscription price, the board of directors negotiated with the backstop purchaser and considered a variety of factors including those listed below:

●	our need to raise capital in the near term to continue our operations;
●	the current and historical trading prices of our common stock;
●	our continued listing on NYSE American;
●	a price that would increase the likelihood of participation in the rights offering;
●	the cost of capital from other sources;
●	the value of the warrant being issued as a component of the unit;
●	comparable precedent transactions, including the percentage of shares offered, the terms of the subscription rights being offered, the subscription price and the discount that the subscription price represents to the immediately prevailing closing prices for these offerings;
●	an analysis of stock price trading multiples for companies similar to us that, among other things, did not need to raise capital in the near-term; and
●	our most recently forecasted revenue relative to our peer group.

The Subscription Price does not necessarily bear any relationship to any established criteria for value. No valuation consultant or investment banker has opined upon the fairness or adequacy of the subscription price. You should not consider the subscription price as an indication of actual value of the company or our common stock. you should not assume or expect that, after the rights offering, our shares of common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline after the rights offering. We cannot assure you that you will be able to sell the shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. You should obtain a current price quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering. Once made, all exercises of subscription rights are irrevocable.

No Recombination

The common stock and warrants comprising the units will separate upon the effectiveness of the exercise of the subscription rights and will be issued as separate securities, and the units will not trade as a separate security. Holders may not recombine shares of common stock and warrants to receive a unit.

Non-Transferability of Subscription Rights

The subscription rights are non-transferable (other than by operation of law) and, therefore, you may not sell, transfer, assign or give away your subscription rights to anyone. The subscription rights will not be listed for trading on any stock exchange or market.

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Expiration Date; Extension

The subscription period, during which you may exercise your subscription rights, expires at 5:00 PM Eastern Time, on December 15, 2017, which is the expiration of the rights offering. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares to you if the subscription agent receives your subscription rights statement or your subscription payment after that time. We have the option to extend the rights offering in our sole discretion, for a period not to exceed 20 days although we do not presently intend to do so. We may extend the rights offering by giving oral or written notice to the subscription agent before the rights offering expires. If we elect to extend the rights offering, we will issue a press release announcing the extension no later than 9:00 AM Eastern Time, on the next business day after the most recently announced expiration date of the rights offering.

If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline that may be before 5:00 PM Eastern Time, on December 15, 2017, which is the expiration date that we have established for the rights offering.

Termination

We may terminate the rights offering at any time and for any reason prior to the completion of the rights offering. If we terminate the rights offering, we will issue a press release notifying stockholders and the public of the termination.

If we do not receive minimum combined subscriptions from the exercise of subscription rights and from the backstop provider of $10.5 million by the expiration of the rights offering, we will terminate the rights offering.

Return of Funds upon Completion or Termination

The subscription agent will hold funds received in payment for shares in a segregated account pending completion of the rights offering. The subscription agent will hold this money until the rights offering is completed or is terminated. You will not be able to rescind your subscription. Any excess subscription payments, including refunds resulting from will be returned to you as soon as practicable after the expiration of the rights offering, without interest or penalty. If the rights offering is terminated for any reason, all subscription payments received by the subscription agent will be returned as soon as practicable, without interest or penalty.

Shares of Our Common Stock Outstanding After the Rights Offering

On December 1, 2017, 15,286,285 shares of our common stock were outstanding. Based on the foregoing, and assuming no other transactions by us involving our common stock prior to the expiration of the rights offering, if the rights offering is fully subscribed, approximately 23,286,258 shares of our common stock will be issued and outstanding and warrants to purchase approximately 4,000,000 additional shares of our common stock will be outstanding (excluding the currently outstanding warrants). The exact number of shares of common stock, warrants that we will issue in this rights offering will depend on subscription price and the number of units that are subscribed for in the rights offering.

Methods for Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

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Subscription by Record Holders

If you are a stockholder of record, the number of units you may purchase pursuant to your subscription rights in indicated on the enclosed subscription rights statement. You may exercise your subscription rights by properly completing and executing the subscription rights certificate and forwarding it, together with your full payment, to the subscription agent at the address given below under “subscription agent,” to be received before 5:00 PM Eastern Time, on December 15, 2017.

Subscription by Beneficial\Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank, or other nominee, you will not receive a subscription rights certificate. Instead, we will issue one subscription rights to such nominee record holder for each share of our common stock held by such nominee at the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in the rights offering and follow the instructions provided by your nominee.

To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the rights offering expires.

Subscription Agent

The subscription agent for this offering is Continental Stock Transfer & Trust Company. The address to which subscription rights statements and payments should be mailed or delivered by overnight courier is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent before the rights offering expires.

Continental Stock Transfer & Trust Company

1 State Street- 30th Floor

New York, NY 10004

If you deliver subscription documents, rights certificates or notices of guaranteed delivery in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our common stock or for additional copies of this prospectus to the information agent, Okapi Partners LLC, at (212) 297-0720, (888) 785-6617 (toll free) or info@okapipartners.com.

Payment method

Payments must be made in full in U.S. Currency by cashier’s check or by wire transfer, and payable to “Continental Stock Transfer & Trust Company, as subscription agent for Reed’s Inc.” You must timely pay the full subscription payment, including payment for the over-subscription privilege, for the full number of units of our common stock and warrants you wish to acquire pursuant to the exercise of subscription rights by delivering a:

●	Cashier’s check, drawn on a U.S. Bank payable to “Continental Stock Transfer & Trust Company, as subscription agent for Reed’s Inc.”; or

●	Wire transfer of immediately available funds directly to the account maintained by Continental Stock Transfer & Trust Company, as subscription agent, for purposes of accepting subscriptions in this rights offering at JP Morgan Chase, 4 Metrotech Center, Brooklyn NY 11245, SWIFT CHASUS333, ABA# 021000021, Credit: Continental Stock Transfer & Trust Company as subscription agent for Reed’s Inc. Rights Offer, Account # 475-471873, for further credit to Reed’s Inc., and name of the subscription rights holder.

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You should read the instruction letter accompanying the subscription rights statement carefully and strictly follow it. Do not send subscription rights statements or payments directly to us. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription rights statement and payment of the full subscription amount.

The method of delivery of subscription rights statements and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those statements and payments by registered mail, properly insured, with return receipt requested, or by overnight courier, and that you allow a sufficient number of days to ensure delivery to the subscription agent before the rights offering expires.

Missing or Incomplete Subscription Forms or Payment

If you fail to complete and sign the subscription rights certificate or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights before the rights offering expires, the subscription agent will reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form, nor are we under any obligation to correct such forms. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

The payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the expiration of the rights offering.

Issuance of Common Stock and Warrants

The shares of common stock and warrants that are purchased in the rights offering as part of the units will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares. If you hold your shares of common stock in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the securities you purchased in the rights offering.

No Fractional Shares

We will not issue fractional shares of common stock in the rights offering. Rights holders will only be entitled to purchase a number of units representing a whole number of shares of common stock, rounded up to the nearest whole number of units a holder would otherwise be entitled to purchase. Any excess subscription payments received by the subscription agent will be returned as soon as practicable after expiration of the rights offering, without interest or penalty. Similarly, no fractional shares of common stock will be issued in connection with the exercise of a warrant. If, upon exercise of a warrant, the holder thereof would be entitled to receive a fractional share of common stock, upon exercise, the holder will only be entitled to receive a whole number of shares of common stock, rounded up to the nearest whole number.

Notice to Brokers and Nominees

If you are a broker, dealer, bank, or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. If a beneficial owner of our common stock so instructs, you should complete the subscription rights statement and submit it to the subscription agent with the proper subscription payment by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “nominee holder certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact our subscription agent to request a copy.

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Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions are irrevocable; we will not accept any alternative, conditional, or contingent subscriptions. We reserve the absolute right to reject any subscriptions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the expiration date of the rights offering, unless we waive them in our sole discretion. Neither we nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when the subscription agent receives a properly completed and duly executed subscription rights statement and any other required documents and the full subscription payment. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Stockholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering until shares are issued in book-entry form or your account at your broker, dealer, bank, or other nominee is credited with the shares of our common stock purchased in the rights offering. Holders of warrants issued in connection with the rights offering will not have rights as holders of our common stock until such warrants are exercised and the shares of common stock underlying the warrants are issued to the holder.

Foreign Stockholders

We will not mail this prospectus or any subscription rights certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these subscription rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior 5:00 PM Eastern Time, on December 12, 2017, the third business day prior to the expiration date, of your exercise of Subscription Rights and provide evidence satisfactory to us, such as a legal opinion from local counsel, that the exercise of such Subscription Rights does not violate the laws of the jurisdiction in which such stockholder resides and payment by a U.S. bank in U.S. dollars before the expiration of the offer. If no notice is received by such time or the evidence presented is not satisfactory to us, the Subscription Rights represented thereby will expire.

No Revocation or Change

Once you submit the subscription rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price.

U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, we do not believe holders of shares of our common stock should recognize income or loss upon receipt or exercise of a subscription right. See “Material U.S. Federal Income Tax Consequences” on page 45.

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No Recommendation to Rights Holders

Our board of directors is not making a recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights risk investment loss on money invested. We cannot assure you that the market price of our common stock will reach or exceed the subscription price after the offering, and even if it does so, that it will not subsequently decline. We also cannot assure you that you will be able to sell shares of our common stock or warrants purchased in the rights offering at a price equal to or greater than the subscription price. You should make your investment decision based on your assessment of our business and financial condition, our prospects for the future and the terms of this rights offering. Please see “Risk Factors” on page 17 for a discussion of some of the risks involved in investing in our common stock.

Fees and Expenses

We will pay all fees charged by the subscription agent and by the dealer-manager. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of your subscription rights.

Listing

The subscription rights may not be sold, transferred, assigned or given away to anyone, and will not be listed for trading on any stock exchange or market. The shares of our common stock, including the shares to be issued in the rights offering and the shares underlying the warrants to be issued in the rights offering, are traded on NYSE American under the symbol “REED” The warrants will not be listed for trading on any stock exchange or market.

Important

Please follow the directions regarding delivery of subscription rights certificates and payments described above. Do not send subscription rights certificates directly to us. You are responsible for choosing the payment and delivery method for your subscription rights certificate and you bear the risks associated with such delivery. If you choose to deliver your subscription rights certificate and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to the subscription agent prior to the expiration time.

Distribution Arrangements

Maxim Group LLC is the dealer-manager for the rights offering. The dealer-manager will provide marketing assistance and advice to us in connection with the rights offering and will use its best efforts to solicit the exercise of subscription rights and participation in the over-subscription privilege. The dealer-manager is not underwriting or placing any of the subscription rights or the units, shares of common stock or warrants to be issued in the rights offering, and does not make any recommendation with respect to such subscription rights (including with respect to the exercise or expiration of such subscription rights), units, shares of common stock or warrants. We have agreed to pay the dealer-manager certain fees and to reimburse the dealer-manager for certain out-of-pocket expenses incurred in connection with this offering. See “Plan of Distribution” on page 53 for a discussion of the fees and expenses to be paid to the dealer-manager in connection with this rights offering.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription privileges in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

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THE BACKSTOP COMMITMENT

General

October 10, 2017, we entered into a non-binding term sheet with Raptor/ Harbor Reeds SPV, LLC, a significant shareholder of the Company, (“Raptor”), whereby Raptor agreed to purchase from us a minimum of $6 million of unregistered units not subscribed in the rights offering in a private placement, subject to customary terms and conditions and execution of a definitive agreement. We expect to enter into the definitive backstop agreement on or about December 5, 2017. Raptor may exercise its basic subscription right and over-subscription privilege as a rights holder in the rights offering (subject to pro-ration as described elsewhere in this prospectus) but has no obligation to do so. The backstop commitment of a minimum of $6 million will be reduced by the subscription price paid by Raptor for its exercise of the basic subscription right (if any) and over-subscription privilege (if any) in the rights offering. The backstop commitment will also be reduced to the extent aggregate gross proceeds to Company from the exercise of rights by rights holders exceed $8 million and is subject to other customary terms and conditions. The backstop commitment is scheduled to close not later than the third trading day following the expiration date of the rights offering. Investment of any amount greater than $6 million will be made in the Backstop Investor’s sole discretion, subject to limitations of NYSE American Company Guide Section 713 and shareholder approval obtained at the Company’s 2017 Annual Meeting of Stockholders.

As compensation for the backstop commitment and subject to the closing of the rights offering, we will issue to Raptor, five- year warrants to purchase a minimum of 750,000 shares of our common stock. In the event Raptor funds more than $6 million pursuant to the backstop commitment, we will grant to Raptor additional warrants equal to 12.5% of funding in excess of $6 million. These “backstop warrants” will have an exercise price equal to $1.50, will not be exercisable for a term of 180 days and will have a cashless exercise feature. The backstop warrants are issuable to Raptor upon conclusion of the rights offering in consideration for the backstop commitment, subject to closing the rights offering, or, in the alternative, as a break-up fee if we enter into a definitive backstop commitment agreement for this rights offering with a third party unaffiliated with Raptor.

We also agreed to register the shares of common stock underlying the units (including shares of common stock underlying the warrants contained in the units) and shares of common stock underlying the backstop warrants.

Further, subject to NYSE American rules, we agreed to use our best efforts to appoint up to two individuals designated by Raptor to serve on our board of directors.

Further, we agreed to enter into an extension agreement with Raptor, extending its subordinated non-redeemable note in the principal amount of $3.4 million by twenty-four months in exchange for amending the conversion price of the note from $3.00 to $1.75. We also agreed to file a registration statement registering the shares of common stock issuable upon conversion of the note after completion of the rights offering. We expect to enter into the definitive extension agreement on or about December 5, 2017.

Regardless of whether the transactions contemplated by the backstop agreement are consummated, we have agreed to reimburse Raptor/ Harbor Reeds SPV, LLC for all reasonable out-of-pocket fees and expenses (including attorneys’ fees and expenses) incurred by them in connection with the backstop agreement and the transactions contemplated thereby, not to exceed $50,000.

Change of Control

The backstop commitment is likely to result in a change of control, per NYSE rules and guidance. The NYSE American does not define change of control, and the exchange applies a subjective test on a case-by-case basis. Generally, purchases of between 20% and 30% of the outstanding share capital may be deemed to be a change of control. Counting is prospective and based on the total number of shares that could be issued, as opposed to retrospective and based on the shares that were in fact issued. The NYSE American also counts warrants toward the 20% threshold.

Assuming we receive combined subscriptions from the exercise of subscription rights and from the backstop provider for $10.5 million by the expiration date, Raptor would acquire a minimum of 3,428,572 shares of our common stock and warrants to purchase 1,714,286 shares of common stock plus additional warrants to purchase 750,000 shares of common stock, following which the backstop provider would beneficially own approximately 31% of our outstanding common stock. Additionally, Raptor will have acquired shares or the right to acquire shares representing 39% of our outstanding shares of common stock on a pre-transaction basis (not taking into account shares acquired by rights holders), triggering a change of control under NYSE American rules and guidance. We also agreed to appoint two persons designated by Raptor to our board of directors, subject to NYSE American approval. The ownership percentage described in this paragraph is based upon our outstanding common stock and the beneficial ownership of backstop provider as of December 1, 2017. The number of shares of our common stock outstanding listed in each case above assumes that (1) all of the other shares of our common stock issued and outstanding on December 1, 2017 will remain issued and outstanding (2) we will not issue any shares of common stock in the period between December 1, 2017 and the closing of this rights offering. As a result, Raptor would not only be our largest shareholder exercising substantial voting control but would also have significant influence on our board of directors.

On September 29, 2017, pursuant to NYSE American requirements, at our 2017 Annual Meeting of Shareholders, our shareholders pre-approved the issuance to Raptor/ Harbor SPV, LLC of shares of common stock at a discount to market and the potential change of control that could result from the transaction. This approval expires December 28, 2017.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2017, on an actual basis and pro forma on an “as adjusted” basis to give effect to the rights offering, assuming gross proceeds from the rights offering of each of $10.5 million and $14 million from the exercise of subscription rights by rights holders (other than backstop provider, officers, directors and investors having prior existing relationships with the Company) after deducting estimated offering expenses including and dealer-manager fees and expenses payable by us of $1,345,000 and $1,095,000 respectively. You should read this table together with the information under the heading “Management’s Discussion and Analysis of Results of Operations and Financial Condition” included in this prospectus. We are unable to predict the actual level of participation in the offering.

	As of September 30, 2017	Pro Forma As Adjusted Minimum ($10.5M)	Pro Forma as Adjusted Maximum ($14MM)

Cash	$348,000	$9,748,000	$13,003,000

Long-term debt
Lease obligations less current portion	286,000	286,000	286,000
Line of credit	5,153,000	5,153,000	5,153,000
Real estate financing agreement less current portion	1,283,000	1,283,000	1,283,000
13% Term loan due 2018	1,500,000	1,500,000	1,500,000
15.85% Term loan B due 2018	1,500,000	1,500,000	1,500,000
13% Capex loan less current portion due 2018	3,182,000	3,182,000	3,182,000
12% Convertible Note net of discount, due 2019	748,000	748,000	748,000
	13,652,000	13,652,000	13,652,000

Preferred shares outstanding 9,411 shares outstanding, $10 par value on a pro forma basis;	94,000	94,000	94,000
Common shares outstanding 15,258,258 shares outstanding, $.0001 par value on a pro forma basis;	1,000	2,000	2,000
Additional paid-in capital	35,447,000	45,152,000	48,504,000
Accumulated deficit	(39,185,000)	(39,185,000)	(39,185,000)
Stockholders’ equity	(3,643,000)	6,063,000	9,415,000
Total capitalization	$10,009,000	$19,415,000	$23,665,000

The information above is as of September 30, 2017 and excludes:

●	up to 4,000,000 shares underlying warrants that may be issued in this rights offering and 750,000 shares underlying commitment warrants issuable to the backstop provider;

●	714,500 shares issuable upon the exercise of outstanding stock options with a weighted average exercise price of $4.60 per share;

●	1,908,616 shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of $2.50 per share;

●	Approximately 3 million shares available for issuance under our 2017 Equity Incentive Plan;

●	1,942,857 shares reserved for issuance upon conversion of secured convertible subordinated non-redeemable note in the principal amount of $3,400,000 held by Raptor/ Harbor Reeds SPV, LLC.

DILUTION

Purchasers of our common stock in the rights offering (and upon exercise of the warrants issued pursuant to this rights offering) will experience an immediate dilution of the net tangible book value per share of our common stock. Our net tangible book value as of September 30, 2017 was $(0.29) per share of our common stock. Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock. Dilution per share equals the difference between the amount per share paid by purchasers of shares of common stock in the rights offering and the net tangible book value per share of our common stock immediately after the rights offering.

The following table illustrates this per-share dilution on a pro forma basis, assuming subscriptions from the exercise of subscription rights by rights holders (other than backstop provider, officers, directors and investors having prior existing relationships with the Company) equal $14 million for the sale of eight million units (excluding any issuance of shares of common stock upon exercise of warrants) and after deducting estimated offering expenses including and dealer-manager fees and expenses payable by us of $1,345,000:

Subscription price	$1.75
Net tangible book value per share prior to the rights offering	$(0.29)
Increase per share attributable to the rights offering	$0.64
Pro forma net tangible book value per share after the rights offering	$0.35
Dilution in net tangible book value per share to purchasers	$1.40

The following table illustrates this per-share dilution on a pro forma basis, assuming subscriptions from the exercise of subscription rights by rights holders (other than backstop provider, officers, directors and investors having prior existing relationships with the Company) equal $10.5 million for the sale of six million units (excluding any issuance of shares of common stock upon exercise of warrants), and after deducting estimated offering expenses including and dealer-manager fees and expenses payable by us of $1,095,000:

Subscription price	$1.75
Net tangible book value per share prior to the rights offering	$(0.29)
Increase per share attributable to the rights offering	$0.52
Pro forma net tangible book value per share after the rights offering	$0.23
Dilution in net tangible book value per share to purchasers	$1.52

The information above is as of September 30, 2017 and excludes:

●	up to 4,000,000 shares underlying warrants that may be issued in this rights offering and 750,000 shares underlying commitment warrants issuable to the backstop provider;

●	714,500 shares issuable upon the exercise of outstanding stock options with a weighted average exercise price of $4.60 per share;

●	1,908,616 shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of $2.50 per share;

●	Approximately 3 million shares available for issuance under our 2017 Equity Incentive Plan;

●	1,942,857 shares reserved for issuance upon conversion of secured convertible subordinated non-redeemable note in the principal amount of $3,400,000 held by Raptor/ Harbor Reeds SPV, LLC.

To the extent that outstanding options or warrants are exercised and convertible notes are converted, the investor purchasing our common stock in this offering will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations. To the extent that additional capital is raised through the sale of securities, the issuance of those securities could result in further dilution to our stockholders.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax consequences relating to the receipt and exercise (or expiration) of the subscription rights acquired through the rights offering and the ownership and disposition of shares of our common stock and warrants received upon exercise of the subscription rights or warrants. Unless otherwise noted below, the following discussion is the opinion of Libertas Law Group, Inc., our U.S. tax counsel, insofar as such discussion relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters.

This summary deals only with subscription rights acquired through the rights offering, shares of our common stock and Warrants acquired upon exercise of subscription rights and shares of our common stock acquired upon exercise of the warrants, in each case, that are held as capital assets by a beneficial owner. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to such a beneficial owner in light of their personal circumstances, including the alternative minimum tax and the Medicare contribution tax on investment income. This discussion also does not address tax consequences to holders that may be subject to special tax rules, including, without limitation, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations, employee stock purchase plans, partnerships and other pass-through entities, persons holding subscription rights, shares of our common stock or Warrants as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, persons that acquired subscription rights, shares of our common stock, or warrants in connection with employment or other performance of services, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, U.S. expatriates, and certain former citizens or residents of the United States. In addition, the discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any U.S. federal tax considerations other than income taxation (such as estate, generation skipping or gift taxation).

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the United States Treasury regulations promulgated thereunder, rulings and judicial decisions, as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively. We have not sought, and will not seek, any rulings from the Internal Revenue Service, or the IRS, regarding the matters discussed below. There can be no assurance that the IRS or a court (if the matter were contested) will not take positions concerning the tax consequences of the receipt of subscription rights acquired through the rights offering by persons holding shares of our common stock, the exercise (or expiration) of the subscription rights, the acquisition, ownership and disposition of shares of our common stock and the acquisition, ownership and disposition (or expiration) of warrants acquired upon exercise of the subscription rights that are different from those discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of shares of our common stock, subscription rights, shares of our common stock, and warrants acquired upon exercise of subscription rights or shares of our common stock acquired upon exercise of warrants, as the case may be, that is for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (a) the administration of which is subject to the primary supervision of a court within the United States and one or more United States persons as described in Section 7701(a)(30) of the Code have authority to control all substantial decisions of the trust or (b) that has a valid election under the Treasury Regulations in effect to be treated as a United States person. A “Non-U.S. Holder” is such a beneficial owner (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is the record owner, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Holders that are partnerships (and partners in such partnerships) are urged to consult their own tax advisors.

HOLDERS OF SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK, AND WARRANTS ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS AND SHARES OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OR WARRANTS.

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Tax Consequences to U.S. Holders

Taxation of Subscription Rights

Receipt of Subscription Rights

Although the authorities governing transactions such as this rights offering are complex and do not speak directly to the consequences of certain aspects of this rights offering, including the inclusion of the right to purchase Warrants in the subscription rights (rather than the right to purchase only shares of our common stock), the distribution of subscription rights and the effects of the over-subscription privilege, we do not believe your receipt of subscription rights pursuant to the rights offering should be treated as a taxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes. Pursuant to Section 305(a) of the Code, in general, the receipt by a stockholder of a right to acquire stock or warrants should not be included in the taxable income of the recipient. The general rule of non-recognition in Section 305(a) is subject to exceptions in Section 305(b), which include “disproportionate distributions.” A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders and an increase in the proportionate interest of other stockholders in a corporation’s assets or earnings and profits. During the last 36 months, we have not made any distributions of cash or non-stock property with respect to: (i) our common stock or (ii) our options or warrants to acquire common stock. Currently we do not intend to make any future distributions of cash or non-stock property with respect to: (i) our common stock or (ii) our options or warrants to acquire common stock; however, there is no guarantee that we will not make such distributions in the future.

Our position regarding the tax-free treatment of the subscription rights distribution is not binding on the IRS or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the subscription rights is a “disproportionate distribution” or otherwise, the fair market value of the subscription rights would be taxable to holders of our common stock as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Although no assurance can be given, it is anticipated that we will not have current and accumulated earnings and profits through the end of 2017.

The following discussion is based upon the treatment of the subscription rights issuance as a non-taxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes.

Tax Basis in the Subscription Rights

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock (with respect to which the subscription rights are distributed) on the date you receive the subscription rights, the subscription rights will be allocated a zero dollar basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights, determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing common shares and the subscription rights, you must make this election on a statement included with your timely filed tax return (including extensions) for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

However, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate your basis in your existing shares of common stock between those shares and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights.

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The fair market value of the subscription rights on the date that the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our shares of common stock on the date that the subscription rights are distributed, the exercise price of the warrants, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Exercise of Subscription Rights

Generally, you will not recognize gain or loss upon the effectiveness of the exercise of a subscription right in the rights offering. Your adjusted tax basis, if any, in the subscription right plus the subscription price should be allocated between the new common stock and warrant acquired upon exercise of the subscription right. The basis in the stock upon which the subscriptions rights were issued which is allocated to the subscription rights under the prior section entitled “Tax Basis in the Subscription Rights” would be further allocated between the new common stock and the warrant acquired upon exercise of the subscription right in proportion to their relative fair market values on the date the subscription rights were distributed. The subscription price should be allocated between the new common stock and warrant acquired upon exercise of the subscription right in proportion to their relative fair market values on the exercise date. These allocations will establish your initial tax basis for U.S. federal income tax purposes in your new common stock and warrants. The holding period of shares of common stock or a warrant acquired upon exercise of a subscription right in the rights offering will begin on the date of exercise.

If you exercise a subscription right received in the rights offering after disposing of the shares of our common stock with respect to which such subscription right is received, then certain aspects of the tax treatment of the exercise of the subscription right are unclear, including (1) the allocation of the tax basis between the shares of common stock previously sold and the subscription right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of our common stock previously sold and (3) the impact of such allocation on the tax basis of the shares of our common stock and warrants acquired upon exercise of the subscription right. If you exercise a subscription right received in the rights offering after disposing of shares of our common stock with respect to which the subscription right is received, you should consult with your own tax advisor.

Expiration of Subscription Rights

If you allow subscription rights received in the rights offering to expire, you should not recognize any gain or loss for U.S. federal income tax purposes, and you should re-allocate any portion of the tax basis in your existing common stock previously allocated to the subscription rights that have expired to the existing common stock.

Taxation of Warrants

Sale, Exchange, Redemption or other Taxable Disposition of Warrants

Upon the sale, exchange, redemption or other taxable disposition of a warrant, in general, you will recognize taxable gain or loss measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) your adjusted tax basis in the warrant as determined pursuant to the rules discussed above. Your gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if, at the time of the sale or other disposition, your holding period for the warrant is more than one year. The deductibility of capital losses is subject to limitations.

Exercise of Warrants

Upon the exercise of a warrant by paying the exercise price in cash, in general, you will not recognize gain or loss for U.S. federal income tax purposes, except to the extent you receive a cash payment for any such fractional share that would otherwise have been issuable upon exercise of the warrant. Your initial tax basis in common stock received will equal your adjusted tax basis in the warrant exercised (as determined pursuant to the rules discussed above), increased by the amount of cash paid to exercise the warrant and decreased by the adjusted tax basis allocable to any fractional share that would otherwise have been issuable upon exercise of the warrant. Your holding period for the shares of our common stock received on exercise generally will commence on the day of exercise.

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The tax consequences of a cashless exercise are not clear and could differ from the consequences described above, including the possibility that a cashless exercise could be a taxable event. You should consult your own tax advisor regarding the tax consequences of a cashless exercise of a Warrant.

Expiration of Warrants

If you allow a warrant to expire, you will generally recognize a loss for U.S. federal income tax purposes equal to your adjusted tax basis in the warrant. In general, such a loss will be a capital loss and will be a short-term or long-term capital loss depending on your holding period for the warrant.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of common shares that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to you if, and to the extent that, such adjustment has the effect of increasing your proportionate interest in our earnings and profits or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Adjustments to the exercise price of warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the warrants should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property. See the more detailed discussion of the rules applicable to distributions made by us under the heading “Taxation of Common Stock — Distributions” below.

Taxation of Common Stock

Distributions

Distributions with respect to shares of our common stock acquired upon exercise of subscription rights or upon exercise of warrants will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes.

Dividend income received by certain non-corporate U.S. holders with respect to shares of our common stock generally will be “qualified dividends” subject to preferential rates of U.S. federal income tax, provided that the U.S. holder meets applicable holding period and other requirements. Subject to similar exceptions for short-term and hedged positions, dividend income on our shares of common stock paid to U.S. Holders that are domestic corporations generally will qualify for the dividends-received deduction. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such shares of our common stock and thereafter as capital gain.

Dispositions

If you sell or otherwise dispose of shares of common stock acquired upon exercise of subscription rights or upon exercise of warrants in a taxable transaction, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the shares. Such capital gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of disposition. Long-term capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

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Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to the gross proceeds from the disposition of Warrants, shares of our common stock acquired through the exercise of Subscription Rights or through the exercise of Warrants, or dividend payments. Backup withholding (currently at the rate of 28%) may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number, or TIN, (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person for U.S. federal income tax purposes on IRS Form W-9. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Certain persons are exempt from information reporting and backup withholding, including corporations and certain financial institutions, provided that they demonstrate this fact, if requested. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Tax Consequences to Non-U.S. Holders

Taxation of the Subscription Rights

Receipt, Exercise and Expiration of the Subscription Rights

The discussion below assumes that the receipt of Subscription Rights will be treated as a non-taxable distribution. See “Tax Consequences to U.S. Holders — Taxation of Subscription Rights — Receipt of Subscription Rights” above.

Exercise and Expiration of Warrants and Certain Adjustments to Warrants

Exercise of Warrants

In general, a Non-U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon exercise of a Warrant, except to the extent the Non-U.S. Holder receives a cash payment for any such fractional share that would otherwise have been issuable upon exercise of the Warrant, which will be treated as a sale subject to the rules described under “Sale or Other Disposition of our Common Stock or Warrants” below.

Expiration of Warrants

In general, a Non-U.S. Holder will not be able to utilize a loss recognized upon expiration of a Warrant against the Non-U.S. Holder’s U.S. federal income tax liability unless the loss is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty so provides, is attributable to a permanent establishment in the United States) or is treated as a U.S.-source loss and the Non-U.S. Holder is present 183 days or more in the taxable year of disposition and certain other conditions are met.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of common shares that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a Non-U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such Non-U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Adjustments to the exercise price of Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Warrants should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property. See the more detailed discussion of the rules applicable to distributions made by us under the heading “— Taxation of Distributions on Common Stock” below.

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Taxation of Distributions on Common Stock

Any distributions of cash or property (including any adjustments to the Warrants described in the immediately preceding paragraph) made with respect to our Common Stock generally will be subject to withholding tax to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes, if any, at a rate of 30% (or a lower rate prescribed by an applicable income tax treaty). In order to obtain a reduced withholding tax rate, if applicable, you will be required to provide a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying your entitlement to benefits under a treaty. In addition, you will not be subject to withholding tax if you provide an IRS Form W-8ECI certifying that the distributions are effectively connected with your conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, are attributable to a permanent establishment within the United States); instead, you generally will be subject to U.S. federal income tax, net of certain deductions, with respect to such income at the same rates applicable to U.S. persons. If you are a corporation, a “branch profits tax” of 30% (or a lower rate prescribed by an applicable income tax treaty) also may apply to such effectively connected income.

Non-U.S. Holders may be required to periodically update their IRS Forms W-8.

Any distribution will also be subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “FATCA.”

Sale or Other Disposition of Our Common Stock or Warrants

Subject to the discussion below regarding backup withholding and FATCA, you generally will not be subject to U.S. federal income tax on any gain realized on a sale or other disposition of shares of our common stock or warrants unless:

● the gain is effectively connected with your conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment in the United States);

● you are an individual, you hold your Subscription Rights, shares of Common Stock or Warrants as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met (in which case you will be subject to a 30% tax, or such lower rate as may be specified by an applicable income tax treaty, on the net gain derived from the disposition, which may be offset by your U.S.-source capital losses, if any); or

● we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes unless an exception for 5% or less stockholders applies.

Gain that is effectively connected with your conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment within the United States) generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, a “branch profits tax” of 30% (or a lower rate prescribed in an applicable income tax treaty) also may apply to such effectively connected gain.

A domestic corporation is treated as a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of (1) the fair market value of its United States real property interests, (2) the fair market value of its non-United States real property interests and (3) the fair market value of any other of its assets which are used or held for use in a trade or business. We believe that we are not currently, and have not been within the relevant testing period, a USRPHC. However, no assurance can be given that we will not become a USRPHC in the future. If we are a USRPHC or become a USRPHC in the future, a Non-U.S. Holder may still not be subject to U.S. federal income tax on a sale or other disposition if an exception for 5% or less stockholders applies. You are urged to consult your own tax advisor regarding the U.S. federal income tax considerations that could result if we are, or become, a USRPHC and with respect to the exception for 5% or less stockholders.

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Information Reporting and Backup Withholding

Distributions on our common stock and the amount of tax withheld, if any, with respect to such distributions will generally be subject to information reporting. If you comply with certification procedures to establish that you are not a United States person, additional information reporting and backup withholding should not generally apply to distributions on our Common Stock and information reporting and backup withholding should not generally apply to the proceeds from a sale or other disposition of warrants or shares of our common stock. Generally, a Non-U.S. Holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, (or other applicable IRS Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption. The amount of any backup withholding will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA

Payments of dividends on our common stock to a Non-U.S. Holder will be subject to a 30% withholding tax if the Non-U.S. Holder fails to provide the withholding agent with documentation sufficient to show that it is compliant with FATCA. Generally such documentation is provided on an executed and properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. If dividends are subject to the 30% withholding tax under FATCA, they will not be subject to the 30% withholding tax described above under “Tax Consequences to Non-U.S. Holders — Taxation of Distributions on Common Stock.” Starting in 2019, payments of the gross proceeds from a sale or exchange of our Common Stock or other securities may also be subject to FATCA withholding absent proof of FATCA compliance prior to January 1, 2019.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. HOLDERS OF SUBSCRIPTION RIGHTS, SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK, AND WARRANTS ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS AND SHARES OF OUR COMMON STOCK ACQUIRED UPON EXERCISE WARRANTS.

Tax Consequences to the Company

As of December 31, 2016, we had NOL carryforwards of approximately $21 million for U.S. federal income tax purposes. An ownership change generally occurs and produces an annual limitation on the utilization of our pre-ownership change NOLs and certain other tax assets if the aggregate stock ownership of holders of at least 5% of our stock increases by more than 50 percentage points over the preceding three-year period. The amount of annual limitation generally is equal to the value of our stock immediately prior to the ownership change multiplied by the adjusted federal long-term tax-exempt rate. The purchase of shares of our common stock pursuant to the rights offering may trigger an ownership change with respect to our stock.

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USE OF PROCEEDS

We must raise a minimum of $10.5 million from subscriptions from the exercise of subscription rights and from the backstop provider in this offering in order to increase our stockholders’ equity to $6.0 million to avoid delisting action by the NYSE American. Our backstop has committed purchase a minimum of at least $6.0 million of unregistered units pursuant to the backstop commitment, provided combined subscriptions from the exercise of subscription rights and from the backstop provider do not exceed $14 million. If we do not receive minimum combined subscriptions from the exercise of subscription rights and from the backstop provider of at least $10.5 million by the expiration of the rights offering, we will terminate the rights offering, cancel your subscription and all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Our aggregate estimated offering expenses, including dealer manager fees and expenses, for proceeds of $14 million is $1,350,000. Our aggregate estimated offering expenses, including dealer manager fees and expenses, for proceeds of $10.5 million is $1,100,000. If subscriptions from the exercise of subscription rights equal $14 million, net proceeds to us will be approximately $12,655,000. If from the exercise of subscription rights equal $10.5 million, net proceeds to us will be approximately $9,405,000.

We will allocate up to $3,000,000 of the proceeds of this offering to repayment of past-due accounts payable and up to $3,500,000 to repayment of certain outstanding indebtedness owed PMC Financial Services Group, LLC (specifically the Company’s term loans, and a portion of the Company’s capital expansion loan).

The remainder of the proceeds will be used for sales and marketing expenditures and for general working capital purposes.

We will retain broad discretion of the use of proceeds reserved for working capital. You will be relying on the judgment of our management with regard to the use of such proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the company.

If we fail to raise capital by the end of December 2017, we would expect to have to significantly decrease our growth plans and operating expenses, which will curtail the progress of our business.

The table below sets forth the breakdown of the use of proceeds from the rights offering, in order of priority and assuming combined subscriptions from the exercise of subscription rights and from the backstop provider equal $14 million:

Repayment of past due accounts payable	$3,000,000
Repayment of PMC Financial Services Group, LLC Obligations	$3,500,000
Sales and Marketing	$5,523,000
General Working Capital	$332,000
Repayment of Officer advances	$300,000
TOTAL	$12,655,000

The table below sets forth the breakdown of the use of proceeds from the rights offering, in order of priority, assuming combined subscriptions from the exercise of subscription rights and from the backstop provider equal $10.5 million:

Repayment of past due accounts payable	$3,000,000
Repayment of PMC Financial Services Group, LLC Obligations	$3,500,000
Sales and Marketing	$2,605,000
General Working Capital	$0
Repayment of Officer advances	$300,000
TOTAL	$9,405,000

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PLAN OF DISTRIBUTION

Promptly after the record date for the rights offering, we will distribute the subscription rights and subscription documents to stockholders of record as of 5:00 p.m. Eastern Time on December 1, 2017. If you wish to exercise your subscription rights, you should follow the instructions in the subscription documents sent to you and also available from the information agent. If you are unable to do so, you may call the information agent for assistance. See “The Rights Offering—Method for Exercising Subscription Rights”. If you have any questions, you should contact Okapi Partners LLC at (212) 297-0720 or (888) 785-6617 (toll free) or info@okapipartners.com. If this offering is not fully subscribed by the holders of our common stock, Raptor/ Harbor SPV Reeds SPV, LLC will purchase a minimum of $6.0 million of unregistered units pursuant to the backstop commitment; provided that combined subscriptions from the exercise of subscription rights and from the backstop provider do not exceed $14 million. If we do not receive combined subscriptions from the exercise of subscription rights and from the backstop provider of $10.5 million by the expiration of the rights offering, we will terminate the rights offering, cancel your subscription and all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Other than as described in this prospectus, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

Maxim Group LLC is the dealer-manager of this rights offering. We and Maxim may introduce one or more co-dealer-managers and one or more financial advisors to assist in the rights offering. In any such event, Maxim Group LLC will be the lead dealer-manager. In such capacity, the dealer-manager will provide marketing assistance and advice to us in connection with this rights offering and will solicit the exercise of subscription rights and participation in the over-subscription privilege. The dealer-manager is not underwriting or placing any of the subscription rights or the units, shares of common stock or warrants being issued in this offering, and does not make any recommendation with respect to such subscription rights (including with respect to the exercise or expiration of such subscription rights), units, shares of common stock, or warrants.

In connection with this rights offering, we have agreed to pay to Maxim Group LLC as the dealer-manager a cash fee equal to: (i) 7% of the gross proceeds received by us directly from exercises of the subscription rights, other than from exercises by our officers and directors or the backstop provider, (ii) 4% of the gross proceeds received from certain investors having prior existing relationships with the Company, and (iii) 2% of the gross proceeds received by us from the backstop commitment or from the backstop provider’s exercise of the subscription rights. We have also agreed to reimburse the dealer-manager for its expenses up to $75,000. We agreed to advance $30,000 of this $75,000 allowance to Maxim Group LLC; provided that Maxim Group LLC will promptly reimburse to us any portion of the advance not used for actual out-of-pocket expenses.

If within twelve (12) months following the termination of the rights offering (provided the termination was not for the dealer-manager’s material failure to provide services related to this rights offering), we complete any financing of equity, equity linked or debt or other capital raising activity (other than the mere exercise by any person or entity of any options, warrants or other convertible securities) with any of the investors contacted by the dealer-manager in connection with the rights offering, then we will pay to the dealer-manager upon the closing of such financing the same cash fees set forth above with respect to such offering.

Additionally, subject to completion of the rights offering, for a period of twelve (12) months from the date of commencement of sale of the rights offering, we have granted to the dealer-manager the right of participation to act as book runner or co-manager with at least 25.0% of the economics for any and all future equity, equity-linked or debt (excluding commercial bank debt) offerings undertaken during such period by us or any of our subsidiaries or successor entities.

We have agreed to indemnify the dealer-manager and its respective affiliates against certain liabilities arising under the Securities Act. The dealer-manager’s participation in this offering is subject to customary conditions contained in the dealer-manager agreement, including the receipt by the dealer-manager of an opinion of our counsel. The dealer-manager and its affiliates may provide to us from time to time in the future in the ordinary course of their business certain financial advisory, investment banking and other services for which they will be entitled to receive fees.

Maxim Group LLC is a broker-dealer and member of the Financial Industry Regulatory Authority, Inc. The principal business address of Maxim Group LLC is 405 Lexington Avenue, New York, New York 10174.

Continental Stock Transfer & Trust Company is acting as the subscription agent and Okapi Partners LLC is acting as the information agent for this offering. We will pay all customary fees and expenses of the subscription agent and the information agent related to this rights offering. We also have agreed to indemnify each of the subscription agent and the information agent with respect to certain liabilities that it may incur in connection with this offering. Our officers and directors may solicit responses from the holders of rights in connection with this offering, but such officers and directors will not receive any commissions or compensation for such services other than their normal compensation.

The dealer manager and its affiliates have from time to time provided, and may in the future provide, various investment banking, financial advisory and other services for us and our affiliates.

The information on the dealer-manager’s websites and any information contained in any other websites maintained by the dealer-manager is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the dealer-manager, and should not be relied upon by investors.

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No person has been authorized by our Company to engage in any form of price stabilization in connection with this rights offering.

We expect one or more of our directors and executive officers to purchase shares in the rights offering at the public offering price solely through their exercise of subscription rights, although none have any commitment to do so.

Notice to Prospective Investors in Canada

This prospectus constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the shares. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this prospectus or on the merits of the shares and any representation to the contrary is an offence.

Canadian investors are advised that this prospectus has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this prospectus is exempt from the requirement that the Company and the underwriter(s) provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships that may exist between the Company and the underwriter(s) as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the shares in Canada is being made on a private placement basis only and is exempt from the requirement that the Company prepares and files a prospectus under applicable Canadian securities laws. Any resale of shares acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, pursuant to a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the shares outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases shares will be deemed to have represented to the Company, the underwriters and to each dealer from whom a purchase confirmation is received, as applicable, that the investor is (i) purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this prospectus does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the shares and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the shares or with respect to the eligibility of the shares for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum (such as this prospectus), including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defences under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

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LEGAL PROCEEDINGS

We are not party to any lawsuits or legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse affect on our results of operations and financial position, and have no knowledge of any threatened or potential lawsuits or legal proceedings against us. From time to time, we may be involved in litigation relating to claims arising out of operations in the ordinary course of business.

DESCRIPTION OF SECURITIES

Common Stock

The following is a summary of the material terms of our common stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our amended and restated certificate of incorporation, amended and restated bylaws and to the applicable provisions of Delaware law.

We are authorized to issue 40,000,000 shares of common stock, $0.0001 par value. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; the holders of a majority of our outstanding shares of common stock may elect all directors. Holders of common stock are entitled to receive such dividends as may be declared by our board out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our directors are not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future. Holders of common stock do not have preemptive rights to subscribe to any additional shares we may issue in the future. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

●	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

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For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an “Interested Stockholder” did own, 15% or more of the corporation’s voting stock.

In addition, our authorized but unissued shares of common stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans The existence of our authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction. Our authorized but unissued shares may be used to delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The board of directors is also authorized to adopt, amend or repeal our bylaws, which could delay, defer or prevent a change in control.

Warrants Included in Units Issuable in the Rights Offering

The Warrants to be issued as a part of this rights offering will be separately transferable following their issuance and through their expiration 3 years from the date of issuance. Each whole warrant entitles the holder to purchase one share of common stock at an exercise price of per share equal to $2.36 from the date of issuance. We will not seek to have the Warrants listed on the NYSE American or traded on the OTCBB The common stock underlying the warrants, upon issuance, will also be traded on NYSE American under the symbol “REED”, subject to our continued listing on the NYSE American. Without a trading market, the liquidity of the warrants will be limited.

All warrants that are purchased in the rights offering as part of the Units will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of warrants if you are a holder of record of shares. The subscription agent will arrange for the issuance of the warrants as soon as practicable after the expiration of the rights offering, payment for the units subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected. If you hold your shares of common stock in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the warrants you purchased in the rights offering.

The warrants will be exercisable by paying the exercise price in cash, or exercisable on a cashless basis.

The exercise price of the warrants and the number of shares of common stock issuable upon exercise of the Warrants are subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the common stock.

Except as described below, a holder may not exercise any portion of the warrant to the extent that the holder would beneficially own more than 4.99% of our outstanding common stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. The foregoing limitation on exercise does not apply to any holder who beneficially owns in excess of 4.99% of our outstanding common stock immediately prior to the rights offering.

Subject to applicable laws and the restriction on transfer set forth in the warrant, the warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer.

The warrants do not confer upon the holder any voting or any other rights of a stockholder of the Company. Upon notice to the warrants holders, we have the right at any time and from time to time, to reduce the exercise price or to extend the warrants termination date.

The warrants will be issued pursuant to a warrant agreement by and between us and our transfer agent, Transfer Online, Inc., as the warrant agent.

Limitation on Exercise of Basic Subscription Privilege and Over-Subscription Privilege

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS

The following table sets forth certain information with respect to our current directors and executive officers:

Name	Position	Age
Valentin Stalowir	Director, Chief Executive Officer	54
Christopher J. Reed	Director, Chief Innovation Officer	59
Daniel V. Miles	Chief Financial Officer	62
Neal Cohane	Senior Vice President of Sales	58
John Bello	Chairman of the Board	71
Stefan Freeman	Chief Operating Officer	56
Lewis Jaffe	Director	60
Charles Cargile	Director	52
Scott R. Grossman	Director	39
James Bass	Director	64

Business Experience of Directors and Executive Officers

Valentin Stalowir was appointed Chief Executive Officer of Reed’s on June 28, 2017. Also on June 28, 2017, the board of directors of Reed’s also expanded the board to six seats and appointed Mr. Stalowir to serve as a director, filling the newly created vacancy. Since November 2016, Mr. Stalowir has served as an independent food and beverage investment consultant working with varied consumer focused private equity groups. Prior, from April 2015 to November 2016, Mr. Stalowir served as Chief Executive Officer of privately held International Harvest, Inc., a leading supplier of certified organic, gluten free, non-GMO, vegan and raw superfoods. In 2011, Mr. Stalowir founded Global Restaurant Group, LLC (GRG) in Kyiv, Ukraine, a privately held, international quick serve restaurant operator and platform that is now YUM! Brands’ lead KFC franchisee in Ukraine. Mr. Stalowir served as Chief Executive Officer of GRG until September 2014, when, due to political and economic challenges in Ukraine, much of the investment activity in the country was suspended. GRG LLC continues to operate led by local management and recently announced the opening of an additional restaurant in the capital city of Kyiv. From 2010 to 2012, Mr. Stalowir served as Executive Partner of APTA Capital, LLC, a US private equity firm providing growth equity investments and operational leadership to consumer branded companies. From 2002 to 2010, Mr. Stalowir was Chief Executive Officer of Preferred Brand Holdings, LLC, a private equity fund backed by Emigrant Savings Bank, where he co-founded the consumer practice and led the investment and growth strategies for five portfolio companies in the food and beverage sector. From 1999 to 2001, he served as President, North American division of Tomra Systems, ASA, a publically traded Norwegian company and the global leader for beverage container return and processing systems and reverse vending machines. Prior, Mr. Stalowir served in marketing and general management positions with the Coca-Cola Company and the Quaker Oats Company.

Mr. Stalowir earned his MBA in Marketing and Finance with Distinction from the University of Michigan in 1990 and received dual BA degrees in Economics and Art History from the College of William and Mary in 1985.

Christopher J. Reed founded our company in 1987 and has served as our Chairman, President and Chief Executive Officer since our incorporation in 1991 through April 19, 2017. Currently he serves as Chief Innovation Officer and director. Mr. Reed became interested in natural foods, yoga and meditation in 1977. He studied herbal systems of medicine from India and China and became enamored with ginger for its health properties. In 1987, Mr. Reed founded Reed’s Inc. and set out to bring ginger to the world through a natural ginger ale brewed directly from fresh ginger root. From the inception of the company, Mr. Reed has been responsible for developing the original product recipes, proprietary brewing processes, packaging designs and marketing concepts behind our Reed’s product lines. These include Reed’s Ginger Brews, Reed’s Culture Club Kombucha line, Reed’s Natural Energy Elixir and Reed’s Ginger Candies. In 2000 Reed’s acquired Virgil’s Root Beer, which Mr. Reed expanded by adding a Virgil’s Cream Soda line, Real Cola, Dr. Better and a line of Virgil’s stevia sweetened “Zero” beverages.

Prior to starting Reed’s Inc., Mr. Reed was a chemical engineer working in gas purification and liquefaction with a specialty in designing liquefied natural gas (LNG) plants. Mr. Reed received a B.S. in Chemical Engineering in 1980 from Rensselaer Polytechnic Institute in Troy, New York.

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Daniel V. Miles was appointed Chief Financial Officer of Reed’s on May 12, 2015. He is a licensed CPA in the State of California. His career began with Ernst & Young and progressed through financial managerial roles within the beverage industry and other local business enterprises. Mr. Miles managed the financial sector for Coors’ largest distributor that grew 250% in 8 years via acquisitions of companies, brands and organic growth. Mr. Miles worked at the Pepsi Bottling Group in corporate finance and field operations in various capacities. Recently Mr. Miles held the position of interim Chief Financial Officer for the Port of Long Beach and the Central Basin Municipal Water District where he led the production of both the annual budget and the reporting of the results of those enterprises. Mr. Miles earned his Bachelor of Science degrees at the University of San Francisco in Biology, California State University Long Beach in Accounting and a Master’s Degree from University of Southern California in taxation.

Stefan Freeman is our operations expert and has served as Chief Operating Officer of Reed’s since June 28, 2017. He served as Interim Chief Executive Officer of Reed’s from April 19, 2017 through June 28, 2017. He has served as director of Reed’s from November 29, 2016 through September 29, 2017. Mr. Freeman is a strategic and performance focused executive with more than 25 years in sales operations, manufacturing and supply chain operations in beverages and consumer products. Mr. Freeman has worked for the three largest soda companies in the world and was promoted within each company. From 2011 through 2014, Mr. Freeman was the Regional Vice President of Manufacturing for Coca-Cola Refreshments, managing eight manufacturing plants located throughout Southern California, Arizona and Hawaii. These plants produced 231 million cases with revenues in excess of $500 million annually. In 2014 Mr. Freeman was promoted from within Coca-Cola Refreshments to Vice President of Fleet Operations in Atlanta, Georgia where he managed one of the five largest fleet operations in North America through April 2016. Prior to working for Coca-Cola, Mr. Freeman was Director of Supply Chain for Dean Foods’ Pacific Coast Group, managing nine production facilities with responsibility for a $155 million annual operating budget. Other prior positions include Director of Sales Operations for Dr. Pepper Snapple Group and Supply Chain Manager and Plant Manager for Pepsi-Cola Bottling Group.

Mr. Freeman hold a Bachelors of Science in mechanical engineering from Tuskegee University and is an active member of the Cisco Systems Global Manufacturing Advisory Board.

Neal Cohane, Senior Vice President of Sales and Marketing has served as Reed’s Senior Vice President of Sales and Marketing since March 2008 and previously Vice President of Sales since August 2007. From March 2001 until August 2007, Mr. Cohane served in various senior-level sales and executive positions for PepsiCo, most recently as Senior National Accounts Manager, Eastern Division. In this capacity, Mr. Cohane was responsible for all business development and sales activities within the Eastern Division. From March 2001 until November 2002, Mr. Cohane served as Business Development Manager, Non-Carbonated Division within PepsiCo where he was responsible for leading the non-carbonated category build-out across the Northeast Territory. From 1998 to March 2001, Mr. Cohane spent three years at South Beach Beverage Company, most recently as Vice President of Sales, Eastern Region. From 1986 to 1998, Mr. Cohane spent approximately twelve years at Coca-Cola of New York where he held various senior-level sales and managerial positions, most recently as General Manager New York. Mr. Cohane holds a B.S. degree in Business Administration from Merrimack College in North Andover, Massachusetts.

John Bello and has served as Reed’s Board Chairman since his election on November 29, 2016. He is a sales and marketing expert. Since 2001, Mr. Bello has been the Managing Director of JoNa Ventures, a family venture fund. From 2004 to 2012 Mr. Bello also served as Principal and General Partner at Sherbrooke Capital, a venture capital group dedicated to investing in leading, early stage health and wellness companies. Mr. Bello is the founder and former CEO of South Beach Beverage Company, the maker of nutritionally enhanced teas and juices marketed under the brand name SoBe. The company was sold to PepsiCo in 2001 for $370 million. In the same year Ernst and Young named Mr. Bello National Entrepreneur of the Year in the consumer products category for his work with SoBe. Before founding SoBe, Bello spent 14 years at National Football League Properties, the marketing arm of the NFL, and served as its President from 1986 to 1993.

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Prior to working for the NFL, Mr. Bello served in marketing and strategic planning capacities at the Pepsi Cola Division of Pepsico Inc. and in product management roles for General Foods Corporation in the Sanka and Maxwell House brands. Mr. Bello has also worked with IZZE and Firefighter brands in brand building, marketing and strategic planning capacities.

Mr. Bello earned his BA from Tufts University, cum laude, and received his MBA from the Tuck School of Business at Dartmouth College as an Edward Tuck Scholar. Mr. Bello is extensively involved in non-profit work and currently serves as a Tufts University Trustee and advisory board member (athletics). Additionally, he serves on the boards of: the Gordon Entrepreneurial Center at Tufts, the Tuck Center for Private Equity, the YMCA in Rye, New York and the New York Council Boy Scouts of America. Mr. Bello also serves on the board of Boathouse Sports and is executive director of Luminesce Eye Therapies.

Lewis Jaffe is our Board’s governance expert and has served as director of Reed’s since his appointment on October 19, 2016. Since August 2014, Mr. Jaffe has been teaching as an Executive-in-Residence and Clinical Faculty at the Fred Kiesner Center for Entrepreneurship, Loyola Marymount University. Since January 2010 Mr. Jaffe has served as Chairman of the Board for FitLife Brands Inc (FTLF:OTCBB) and serves on its audit, compensation and governance committees. Since 2006 he has served on the Board of Directors of York Telecom, a private equity owned company, and serves on its compensation and governance committees. From 2006 to 2008 Mr. Jaffe was Interim Chief Executive Officer and President of Oxford Media, Inc. Mr. Jaffe has also served in executive management positions with Verso Technologies, Inc., Wireone Technologies, Inc., Picturetel Corporation, and he was also previously a Managing Director of Arthur Andersen. Mr. Jaffe was the co-founder of MovieMe Network. Mr. Jaffe also served on the Board of Directors of Benihana, Inc. as its lead independent director from 2004 to 2012.

Mr. Jaffe is a graduate of the Stanford Business School Executive Program, holds a Bachelor of Science from LaSalle University and holds a Masters Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing program.

Charles F. Cargile Charles F. Cargile has served as director of Reed’s since his election on November 29, 2016. Mr. Cargile has a distinguished career as an executive and board member in publicly traded companies. Mr. Cargile is currently the Chief Executive officer and member of the board of directors of Sunworks, a leading provider of solar power solutions. Prior to Sunworks, Mr. Cargile was Senior Vice President, Chief Financial Officer and Treasurer of Newport Corporation from 2000 to 2016. Mr. Cargile is also the lead independent director of Netlist and on the board of directors of Photon Control. Sunworks, Newport and Netlist are all listed on NASDAQ. Photon Control is listed on the TSX Venture Exchange in Canada.

Mr. Cargile holds a Bachelor of Science degree in Accounting from Oklahoma State University and a Master’s degree in Business Administration from the Marshall School of Business at the University of Southern California. Mr. Cargile has his Professional Director Certification from the American College of Corporate Directors.

Scott R. Grossman was elected to our board on September 29, 2017. He is the Chief Executive Officer of Vindico Capital, a value-oriented investment firm focused on small-to-medium sized public companies undergoing change which he founded in April 2017. Prior to launching Vindico, Mr. Grossman spent over eleven years at Magnetar Capital, a multi-strategy alternative asset manager with approximately $14BN AUM, where he most recently served as Senior Portfolio Manager within equities from 2014-2017. Prior to this role, Mr. Grossman served as Portfolio Manager within Magnetar’s Event Driven business (2009-2013); Portfolio Manager of Special Situations (2007-2009); and he first joined its Fundamental Credit business in 2006. Before Magnetar, Mr. Grossman was an associate at Soros Private Equity Partners, a $3.0 billion private equity business within Soros Fund Management focused on middle-market buyouts and late-stage growth investments across various industries. He started his career at Merrill Lynch in its Financials Sponsors Group within its investment banking division. Mr. Grossman is also a non-operating partner and current Board Member of Zeitguide, a privately-held research advisory business that educates leading executives and their teams on the transformational forces impacting culture and global businesses.

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Mr. Grossman received an MBA from the Stanford Graduate School of Business and a BA from Columbia University where he graduated magna cum laude majoring in Economics.

James Bass was elected to our board on September 29, 2017. He is a seasoned Senior Level Financial Executive with diversified management experience in the consumer products, high technology and entertainment industries. From 1996 to July, 2017 Mr. Bass served as Senior Vice President and Chief Financial Officer at Sony Interactive Entertainment America, LLC in San Mateo, CA. Over his years at Sony, Mr. Bass became responsible for all financial operations and business performance, including information technology and facility management. Mr. Bass possesses a strong understanding of the retail sales environment and regulatory processes and has focused productively at Sony on inventory control and receivables management. Prior to his current tenure at Sony in San Mateo, Mr. Bass was Vice President of Finance for Sony in New York, New York. There he focused on winding down non-profitable ventures, building in-roads for future growth and identifying “back office” requirements of the worldwide division. Mr. Bass worked as controller for Wang Laboratories from 1991-1993. From 1977-1990, Mr. Bass worked for Bristol-Myers Squibb Company holding positions in finance and management in New York as well as Lisbon, Portugal and Bangkok, Thailand.

Mr. Bass has his BBA in Accounting and Financial Management from Pace University and was awarded his CPA certification in New York in 1977.

Legal Proceedings

To the best of our knowledge, none of our executive officers or directors are parties to any material proceedings adverse to Reed’s, have any material interest adverse to Reed’s or have, during the past ten years been subject to legal or regulatory proceedings required to be disclosed hereunder.

Employment Agreements

We entered into an at-will employment agreement with Valentin Stalowir to serve as the Chief Executive Officer of Reed’s, effective as of June 28, 2017 and continuing thereafter unless terminated by either the Company or Mr. Stalowir with or without notice, and with or without cause, pursuant to the terms of the agreement Pursuant to the agreement, Mr. Stalowir receives a base salary at the initial rate of $300,000 per year, automatically increasing by $25,000 per year on each anniversary of the effective date until the base salary has reached $350,000. Mr. Stalowir will also receive a performance based cash bonus structure and equity comprised of stock options and/or restricted stock grants equal to 4% of Reed’s outstanding common stock, on a fully diluted basis calculated as of the effective date of the agreement, to be granted from the Company’s 2017 Incentive Compensation Plan. Mr. Stalowir is also eligible to participate in the Company’s other benefit plans. The agreement provides for full acceleration of equity grants triggered by a “change of control”, as defined in the agreement and contains confidentiality, invention assignment and non-solicitation covenants.

On October 4, 2017, we entered into an at-will employment agreement with Stefan Freeman for his service as the Chief Operating Officer of Reed’s, effective immediately and continuing thereafter unless terminated by either the Company or the executive officer with or without notice, and with or without cause, pursuant to the terms of the agreement. Pursuant to the agreement, Mr. Freeman receives a base salary at the initial rate of $225,000 per year, subject to annual review for increase. Mr. Freeman will also receive a performance based cash bonus structure and equity comprised of stock options and/or restricted stock grants to be granted from the Company’s 2017 Incentive Compensation Plan, recently approved by the Company’s shareholders. Mr. Freeman is also eligible to participate in the Company’s other benefit plans. The agreement provides for full acceleration of equity grants triggered by a “change of control”, as defined in the agreement and contains confidentiality, invention assignment and non-solicitation covenants.

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Corporate Governance

We are committed to having sound corporate governance principles. We believe that such principles are essential to running our business efficiently and to maintaining our integrity in the marketplace. There have been no changes to the procedures by which stockholders may recommend nominees to our board of directors.

Director Qualifications

We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business or banking. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties for us. Each director must represent the interests of all stockholders. When considering potential director candidates, the board of directors also considers the candidate’s character, judgment, diversity, age and skills, including financial literacy and experience in the context of our needs and the needs of the board of directors.

Director Independence

The board of directors has determined that five members of our board of directors, Mr. Bello, Mr. Cargile, Mr. Jaffe, Mr. Grossman and Mr. Bass, do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these nominees is an “independent director” as defined under Section 803 of the of the NYSE American Company Guide.

Code of Ethics

Our Chief Executive Officer and all senior financial officers, including the Chief Financial Officer, are bound by a Code of Ethics that complies with Item 406 of Regulation S-B of the Exchange Act. Our Code of Ethics is posted on our website at www.reedsinc.com.

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Board Structure and Committee Composition

As of the date hereof, our board of directors has seven directors and the following three standing committees: Audit Committee, Compensation Committee, and Governance Committee and two non-mandated committees: Operations Committee and Shareholder Committee. The Audit Committee, Compensation Committee and Governance Committee were formed in January 2007. The Operations and Shareholder Committee were formed in 2017.

Board Determination of Independence

Under applicable NYSE American rules, a director will only qualify as an “independent director” if, in the opinion of the Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that John Bello, Lewis Jaffe James Bass, Scott R. Grossman and Charles Cargile do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the listing standards of the NYSE American. We intend to maintain at least three independent directors on our Board at all times in the future. We intend to maintain independent directors constituting our Audit Committee, Compensation Committee and Governance Committee as well.

Committees

The Board has established Audit, Compensation, Governance, Operations and Shareholder Committees. The Board has adopted a written charter for each of these four committees and has in process the development of the charter for the Shareholder that address the make-up and functioning of the Board. The Board has also adopted a Code of Business Conduct and Ethics that applies to all of the Company’s directors, officers and employees. The committee charters and Code of Business Conduct and Ethics are posted on our website at www.reedsinc.com.

Audit Committee. Our Audit Committee oversees our accounting and financial reporting processes, internal systems of accounting and financial controls, relationships with independent auditors and audits of financial statements. Specific responsibilities include the following:

●	selecting, hiring and terminating our independent auditors;

●	evaluating the qualifications, independence and performance of our independent auditors;

●	approving the audit and non-audit services to be performed by our independent auditors;

●	reviewing the design, implementation, adequacy and effectiveness of our internal controls and critical accounting policies;

●	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

●	reviewing, with management and our independent auditors, any earnings announcements and other public announcements regarding our results of operations; and

●	preparing the audit committee report that the “SEC” requires in our annual proxy statement.

Our Audit Committee is comprised of James Bass, Scott Grossman, Lewis Jaffe and Charles Cargile. James Bass serves as Chairman of the Audit Committee. We believe James Bass meets SEC requirements of an “audit committee financial expert” within the meaning of the Sarbanes Oxley Act of 2002, Section 407(b).

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Compensation Committee. Our Compensation Committee assists our Board in determining and developing plans for the compensation of our officers, directors and employees. Our Compensation Committee is comprised of John Bello, Scott R. Grossman, Lewis Jaffe and James Bass. In affirmatively determining the independence of a director who will serve on the compensation committee, the Company’s Board considered all factors specifically relevant to whether the director has a relationship to the Company which is material to the director’s ability to be independent from management in connection with the duties of a committee member, including, without limitation: (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by the Company; and (2) whether the director is affiliated with the Company, or an affiliate of the Company.

Specific responsibilities include the following:

●	approving the compensation and benefits of our executive officers;

●	reviewing the performance objectives and actual performance of our officers; and

●	administering our stock option and other equity compensation plans.

Governance Committee. Our Governance Committee assists the Board by identifying and recommending individuals qualified to become members of our Board, reviewing correspondence from our stockholders, and establishing, evaluating and overseeing our corporate governance guidelines. Our Governance Committee is currently comprised of Lewis Jaffe, Scott R. Grossman and Charles Cargile.

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Specific responsibilities include the following:

●	evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

●	establishing a policy for considering stockholder nominees for election to our board of directors; and

●	evaluating and recommending candidates for election to our board of directors.

Operations Committee. Our Operations Committee is a non-mandated committee assists the Board in fulfilling its oversight responsibilities for matters relating to the Company’s operations, particularly those aspects, which are most likely to affect stockholder value. Our Operations Committee is currently comprised of John Bello, Valentin Stalowir, Lewis Jaffe, James Bass and Christopher Reed. In furtherance of this purpose, the Operations Committee has the following general oversight responsibilities:

Specific responsibilities include the following:

●	reviewing and providing strategic advice and counsel to the Company regarding the business operations; and

●	presenting to the Board an independent assessment of the Company’s business operations as it relates to strategic initiatives.

Shareholder Committee. Our Shareholder Committee is an advisory committee assists the Board in fulfilling its oversight responsibilities for matters relating to maximizing Shareholder value and to communicating such activity to all shareholders. Our Shareholder Committee is currently comprised of Scott Grossman, Valentin Stalowir, Jim Bass and Christopher Reed. In furtherance of this purpose, the Shareholder Committee is developing a charter enumerating the following general oversight responsibilities:

Specific responsibilities include the following:

●	regularly communicating to shareholders the impact on significant corporate actions; and

●	presenting to the Board an assessment of the Company’s opportunities as it relates to driving shareholder return.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers and beneficial holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities.

To our knowledge, based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Reed’s under 17 CFR 240.16a-3(e) during our most recent fiscal year and Forms 5 and amendments thereto furnished to Reed’s with respect to our most recent fiscal year or written representations from the reporting persons, we believe that during the year ended December 31, 2016 our directors, executive officers and persons who own more than 10% of our common stock complied with all Section 16(a) filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of December 1, 2017 for (i) each shareholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants or otherwise. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of December 1, 2017. As of December 1, 2017, the Company had 15,286,285 shares of common stock outstanding. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of December 1, 2017 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

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Except as otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Unless otherwise indicated, the principal address of each listed executive officer and director is 13000 South Spring Street, Los Angeles, California 90061.

Named Beneficial Owner	Number of Shares	Percentage of Shares
Directors and Named Executive Officers	Beneficially Owned	Beneficially Owned (1)
Valentin Stalowir	0	0
Christopher J. Reed (2)	2,515,890	16.6%
John Bello	59,683	*
Chuck Cargile	39,683	*
Lewis Jaffe	39,683	*
Daniel V. Miles	138,000	1.0%
Stefan Freeman	30,000	*
Neal Cohane	285,677	1.9%
Directors and Named Executive Officers as a group (8 persons)	3,108,616	19.1%
5% or greater stockholders
Judy Holloway Reed (2)	2,515,890	16.6%
Robert T. Reed, Jr. (3)	910,000	6.0%
Raptor/ Harbor Reeds SPV LLC (4)	2,960,000	16.3%
Pearl Elias (5)	908,496	6.0%
Robert Elias (5)	908,496	6.0%
* Less than 1%.

(1) Based on 15,286,285 shares outstanding as of December 1, 2017.

(2) Christopher J. Reed, director and Chief Innovation Officer, and Judy Holloway Reed, Secretary of the Company, our husband and wife and share beneficial ownership of these shares. Christopher is Named Executive Officer; Judy Holloway Reed is not a Named Executive Officer,

(3) Principal address is 39950 De Portola Road, Temecula, CA 92592. Mr. Robert Reed, as Trustee of the Reed Family Irrevocable Trusts 1 and 2, exercises voting and dispositive control over 800,000 shares held by the trusts and is deemed to beneficially own the shares held by the trusts. Mr. Robert Reed also owns, individually, 110,000 shares of common stock.

(4) Principal address is 280 Congress Street, 12th Floor, Boston, Massachusetts 02210. Principal address is 280 Congress Street, 12th Floor, Boston, Massachusetts 02210. James Pallotta and Daniel Doherty have discretionary authority to vote and dispose of the shares of common stock held by Raptor/ Harbor Reeds SPV LLC and may be deemed to be the beneficial owners of these shares. Includes 60,000 shares issuable upon exercise of a currently exercisable warrant, 650,000 shares issuable upon exercise of a warrant that becomes exercisable on October 21, 2017, and an additional 350,000 shares issuable upon exercise of a warrant that becomes exercisable on January 13, 2018. Also includes 1,133,333 shares issuable, on or after October 18, 2017, upon conversion of Convertible Non-Redeemable Secured Promissory Note in the original principal amount of $3,400,000.

(5) Principal address is P.O. Box 340, Merion Station, PA 19066. Pearl Elias and Robert Elias are husband and wife. Includes 606,996 shares of common stock owned by Malta Street Partners, LP (“Malta”). Malta is a limited partnership, and Elias Family Management Company LLC (“EFMC”) is its sole general partner. Pearl Elias and Robert Elias are the sole managers of EFMC and, in that capacity, have the right to act on behalf of EFMC and on behalf of Malta. As such, Pearl Elias and Robert Elias may be deemed to share the voting and dispositive power over the 606,996 shares. The Elias Family Charitable Trust (the “Trust”) is the beneficial owner of the 301,500 shares of common. Gabriel Elias and Alma Elias are the trustees of the Trust, and, in that capacity, share the voting and dispositive control over the shares held by the Trust. However, pursuant to certain powers of attorney agreements, Pearl Elias and Robert Elias may act on behalf of each of Gabriel Elias and Alma Elias. As such, Pearl Elias and Robert Elias may be also be deemed to share the voting and dispositive power over the 301,500 shares.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus have been passed upon for us by Libertas Law Group, Inc., Santa Monica, California. We have filed a copy of this opinion as an exhibit to the registration statement in which this prospectus is included.

EXPERTS

Certain matters regarding the material U.S. federal income tax consequences of the rights offering have been passed upon for us by Libertas Law Group, Inc., Santa Ana, California. We have filed a copy of this opinion as an exhibit to the registration statement in which this prospectus is included.

The financial statements of Reeds, Inc. as of and for the years ended December 31, 2016 and 2015 appearing in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been audited by Weinberg & Company, PA, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing herein, and are included in reliance upon such report and upon authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, indemnification may be limited by state securities laws.

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DESCRIPTION OF BUSINESS

Background

We currently develop, manufacture, market and sell natural non-alcoholic carbonated soft drinks, and candies. In the past we have manufactured, licensed, marketed and sold several unique product lines that have included:

●	Reed’s Ginger Brews,

●	Virgil’s Root Beer, Cream Sodas, Dr. Better and Real Cola, including ZERO diet sodas,

●	Culture Club Kombucha,

●	Reed’s Ginger candy and other Reed’s labeled products,

●	Sonoma Sparkler and other juice based products under the California Juice Company label.

●	We also have a private label business.

We sell our products throughout the US and in select international markets. We started in specialty gourmet and natural food stores and have moved more into mainstream over time. Our products are sold in natural, conventional, drug, club and mass merchandise accounts in the US, including mainstream supermarkets. We sell our products through a network of natural, gourmet and beer distributors and direct to certain large national retailers.

We produce and co-pack our beverage products in part at our facility in Los Angeles, California, known as the LA Plant and in the past “The Brewery”. We also have also contracted at co-packing facilities in Pennsylvania and Indiana. Future use of the LA Plant and all co-packers is under review. The co-pack facilities typically service the eastern half of the United States and nationally for certain products that we do not produce at the LA Plant.

Key elements of our business strategy include:

●	increase our relationship with and sales to the approximately 15,000 supermarkets that carry our products in natural and mainstream and capture more of the 30,000 supermarkets nationwide,
●	expand our distribution network by adding regional direct store delivery (DSD’s) and additional direct accounts,
●	focus on consumer demand and awareness for our core existing brands and products through promotions and advertising,
●	produce our products at the lowest cost locations while maintaining quality,
●	produce private-label products for select customers under strategic alliances,
●	lower our cost of sales for our products by gaining economies of scale in our purchasing, and
●	optimize the size and focus of our sales force to manage our relationships with distributors and retail outlets.

We create consumer demand for our products by:

●	supporting in-store sampling programs of our products,
●	generating free press through public relations,
●	advertising in store publications,
●	maintaining a company website (www.reedsinc.com),
●	active social media campaigns on facebook.com, twitter.com and youtube.com,
●	participating in large public events as sponsors, and
●	in the recent past deployed a national television commercial on cable television networks.

Corporate Information

Our principal executive offices are located at 13000 South Spring Street, Los Angeles, California 90061. Our telephone number is (310) 217-9400. Our corporate website is www.reedsinc.com. Information contained on our website or that is accessible through our website should not be considered to be part of this prospectus. Our transfer agent is Transfer Online, Inc., telephone (503) 227-2950.

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Historical Development

Reed’s Original Ginger Brew created in 1987 by Christopher J. Reed, our founder, former Chief Executive Officer, and current Chief Innovation Officer was introduced to the market in Southern California stores in 1989. By 1990, we began marketing our products through United Natural Foods Inc. (UNFI) and other natural food distributors and moved our production to a larger facility in Boulder, Colorado.

In 1991, we incorporated our business operations in the state of Florida under the name of Original Beverage Corporation and moved all production to a co-pack facility in Pennsylvania. Throughout the 1990’s, we continued to develop and launch new Ginger Brew varieties. Reed’s Ginger Brews reached broad placement in natural and gourmet foods stores nationwide through UNFI and other major specialty, natural/gourmet and mainstream food and beverage distributors.

In 1997, we began licensing the products of China Cola and eventually acquired the rights to that product in 2000. In 1999, we purchased the Virgil’s Root Beer brand from the Crowley Beverage Company. In 2000, we moved into an 18,000-square foot warehouse property, the Brewery, in Los Angeles, California, to house our west coast production and warehouse facility. The Brewery also serves as our principal executive offices. In 2001, pursuant to a reincorporation merger, we changed our state of incorporation to Delaware and also changed our name to “Reed’s, Inc”.

On December 12, 2006, we completed the sale of 2,000,000 shares of our common stock at an offering price of $4.00 per share in our initial public offering. The public offering resulted in gross proceeds of $8,000,000. Following the public offering, we expanded sales and operations dramatically, initially using a direct store delivery strategy in Southern California, along with other regional independent direct store distributors (DSD). The relationships with DSD’s were supported by our sales staff. In 2007 we raised a net of $7,600,000 in a private placement. We re-focused our sales strategy to eliminate company direct store delivery sales and to expand sales to DSD’s and natural food distributors on a national level. We also started selling directly to supermarket grocery stores, which has become a significant portion of our business today.

We continually introduce new products and line extensions, such as our California Juice Company products in 2009, Virgil’s diet line of ZERO beverages introduced in 2010 and Dr. Better and Light 55 Calories Extra Ginger Brew in 2011. We commenced offering private label products in 2010 and in 2012 we launched our Culture Club Kombucha line that has been expanded as sales have grown. In 2015 we launched Stronger Ginger Brew that contains 50% more fresh ginger than our best-selling Reed’s Extra Ginger Brew.

Until earlier this year, our Company was led by founder Chris Reed. Our newly elected board determined it was in the best interests of the Company to invest in our brands and reduce expansion of manufacturing capabilities. To accomplish this goal, the board appointed Valentin Stalowir as the new Chief Executive Officer to reorganize the focus of our Company. We expect to realize improved financial results driven by four initiatives we are implementing to accomplish this business transformation. Fiscal 2017 markers based on management’s estimates through year end.

1.

Grow two primary brands. Our gross sales will have declined during Fiscal 2017 between 5 and 10%. In 2018 we plan to grow core case volume by 10 to 15% by focusing on just two brands; Reed’s and Virgil’s. Within these brands we will grow the volume by organic growth, introducing both a new no sugar line and a new can package line.

2.

Improve margins. Our net margin will have remained flat in Fiscal 2017 from Fiscal 2016 at a range of 18 and 22%. In 2018 we expect to grow net margin significantly by reducing idle plant costs, entering into agreements with new key vendors to improve pricing, streamlining our portfolio in favor of more higher margin products and launching higher margin can packaging on core brands.

3.

Increase profits. Our operating loss is expected to between $5 to 6 million for Fiscal 2017. Through improved margins, focus on our core brands and the addition of a new logistics partner and rationalized delivery costs, we expect Improvements in operating income for 2018.

4.

Reduce debt. Our borrowing costs are expected to have grown almost $3 million during Fiscal 2017. Using the proceeds of this rights offering, we intend to restructure debt to market rates, pay down stretched payables and CAPEX loan and realize value on non-core assets.

We believe that by executing these four initiatives, our Company will be in position to expand its position in the market. These goals and projections are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met within the aforementioned timeframes, if at all. Any number of factors could cause actual results to differ materially from management’s expectations. See “Risk Factors” beginning on page 17 of this prospectus.

Industry Overview

We offer natural premium carbonated soft drinks (CSD), which are a growing segment of the estimated $10 billion CSD market nationwide. Within natural food store markets, we are among the top-selling natural soft drinks. This market is steady and growing. We also sell in major grocery chains nationally. The trend in grocery stores is to expand offerings of natural products and we have the scale and capability to develop these direct customer relationships.

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Our Products

We primarily manufacture and sell beverages and candies or other ginger related products. We source premium all-natural ingredients for our products. Ingredients in our beverage line are purchase from suppliers that certify the ingredients are GMO free. Our core brands are our Reed’s ginger brew line and our Virgil’s line of root beer and our candy products that include Reed’s Crystallized Ginger Candy and Reed’s Chews represent a lesser portion of revenues. We have sold ginger ice cream in prior years.

Reed’s Ginger Brews

Ginger ale is one of the oldest known soft drinks. Before modern soft drink technology existed, non-alcoholic beverages were brewed at home directly from herbs, roots, spices, and fruits. These handcrafted brews were highly prized for their taste and their tonic, health-giving properties. Reed’s Ginger Brews are a revival of this lost art of home brewing sodas. We make them with care and attention to wholesomeness and quality, using the finest fresh herbs, roots, spices, and fruits.

We believe that Reed’s Ginger Brews are unique in their kettle-brewed origin among all mass-marketed soft drinks. Reed’s Ginger Brews contain between 8 and 39 grams of fresh ginger in every 12-ounce bottle. We use pure cane sugar as the sweetener. Our products differ from commercial soft drinks in three particular characteristics: sweetening, carbonation and coloring for greater adult appeal. Instead of using injected-based carbonation, we produce our carbonation naturally, through slower, beer-oriented techniques. This process produces smaller, longer lasting bubbles that do not dissipate rapidly when the bottle is opened. We do not add coloring. The color of our products comes naturally from herbs, fruits, spices, roots and juices and our beverages are GMO free.

In addition, since Reed’s Ginger Brews are pasteurized, they do not require or contain any preservatives. In contrast, modern commercial soft drinks generally are produced using natural and artificial flavor concentrates prepared by flavor laboratories, tap water, and highly refined sweeteners. Typically, manufacturers make a centrally processed concentrate that will lend itself to a wide variety of situations, waters and filling systems. The final product is generally cold-filled and requires preservatives for stability. Colors are added that are either natural, although highly processed, or artificial.

Our Reed’s line contains the following products:

●	Reed’s Original Ginger Brew was our first creation and is a Jamaican recipe for homemade ginger ale using 17 grams of fresh ginger root, lemon, lime, honey, raw cane sugar, pineapple, herbs and spices. Reed’s Original Ginger Brew is 20% fruit juice.

●	Reed’s Premium Ginger Brew is sweetened only with honey and pineapple juice. Reed’s Premium Ginger Brew is 20% fruit juice and contains 17 grams of fresh ginger root.

●	Reed’s Raspberry Ginger Brew is brewed from 17 grams of fresh ginger root, raspberry juice and lime. Reed’s Raspberry Ginger Brew is 20% raspberry juice.

●	Reed’s Spiced Apple Brew uses 8 grams of fresh ginger root, the finest tart German apple juice and such apple pie spices as cinnamon, cloves and allspice. Reed’s Spiced Apple Brew is 50% apple juice.

●	Reed’s Light 55 Calories Extra Ginger Brew is a reduced calorie version of our top selling Reed’s Extra Ginger Brew that was made possible by using Stevia. We use the same recipe of 26 grams of fresh ginger root, honey, pineapple, lemon and lime juices and exotic spices.

●	Reeds Extra Ginger Brew is the same recipe as Original Ginger Brew, but has 26 grams of fresh ginger root for a stronger bite.

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●	Reeds Stronger Ginger Brew has 50% more ginger than the Extra Ginger Brew and has the highest ginger content of any of our beverage products.

●	Reed’s Natural Energy Elixir is an energy drink infused with all natural ingredients designed to provide consumers with a healthy and natural boost to energy levels

Virgil’s Root Beer

Virgil’s is a premium craft root beer. We use all-natural ingredients, including filtered water, unbleached cane sugar, anise from Spain, licorice from France, bourbon vanilla from Madagascar, cinnamon from Sri Lanka, clove from Indonesia, wintergreen from China, sweet birch and molasses from the southern United States, nutmeg from Indonesia, pimento berry oil from Jamaica, balsam oil from Peru and cassia oil from China. We collect these ingredients worldwide and gather them together at the brewing and bottling facilities. We combine these ingredients under strict specifications and finally heat-pasteurize Virgil’s Root Beer, to ensure quality. We sell Virgil’s Root Beer in three packaging styles: 12-ounce bottles in a four-pack, a special swing-lid style pint bottle and a 5-liter self-tapping party keg. The Virgil’s soda line is GMO free.

In addition to our Virgil’s Root Beer, we also offer the following products under our Virgil’s brand:

●	Virgil’s Cream Soda,

●	Virgil’s Orange Cream Soda,

●	Virgil’s Black Cherry Cream Soda,

●	Virgil’s Real Cola,

●	Virgil’s Dr. Better,

●	Virgil’s ZERO line, including Root Beer, Cream Soda, Real Cola, Dr. Better and Black Cherry Cream Soda. (Our ZERO line is naturally sweetened with Stevia), and

Reed’s Culture Club Kombucha

We introduced our Culture Club Kombucha in 2012. Kombucha is a fermented tea that dates its origin back thousands of years. Among consumers, Kombucha is believed to have healing and cleansing characteristics. Sweetened tea is introduced to a “starter” culture and lightly fermented to produce an acetic drink. We make the finest Kombucha possible, using a combination of Oolong and Yerba Mate teas, spring water and a combination of ginger, organic juices and flavors Initially, we produced four flavors, Goji Ginger, Hibiscus Ginger Grapefruit, Lemon Ginger Raspberry and Cranberry Ginger. We introduced four additional flavors in 2013, Pomegranate Ginger, Coconut Water Lime, Cabernet Grape, and Passion Mango Ginger. Currently the Company has limited distribution until market conditions and financial conditions present opportunities to re-introduce the brand back into the marketplace.

Other Beverage Brands

We have other popular brands that currently have limited distribution, including California Juice, Sonoma Sparkler and Flying Cauldron Butterscotch Beer. We are continually developing new brands and products.

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Private Label Products

We design and manufacture drinks for private label customers in multiple facilities. We are experts in flavor development and in matching existing products in the market. We develop the recipe and may design the label and/or the bottle style. We do not private label any of our own branded product recipes.

Our private label products have been variations of any of our offerings. We develop the sources for glass and ingredients. We have a variety of packaging options, including swing-lid bottles, foil capsules and various label types. Our Los Angeles facility is certified as SQF level 2 compliant.

New Product Development

We are always working on ideas and products to continue expanding our Reed’s Ginger Brews, Virgil’s product line, Reed’s Ginger Candy product lines and packaging styles. Current focus in our research is for reduced sugar offerings. Among the advantages of our self-operated Brewery are the flexibility to try innovative packaging and the capability to experiment with new product flavors at less cost to our operations or capital.

We have developed and are currently field testing an all-natural fountain offering. We expect the testing to be completed in 2017 and to begin distribution later in the year.

We have developed and are currently preparing a no sugar based beverage line. We expect retailer acceptance to be completed in 2017 and to begin distribution in 2018.

Our private label products require continual product development. We are able to be nimble and innovative, producing new products in a short amount of time. We expect private label initiatives to decrease in 2018 as the result of the focus on the core brands and new initiatives.

Manufacture of Our Products

We produce our carbonated beverages in multiple facilities:

●	a facility in Los Angeles, California, known as The Brewery, at which we currently produce Kombucha, certain soda products and our private label products, and

●	two packing, or co-pack facilities in Pennsylvania and an additional co-packer in Indiana which supplies us with product we do not produce at The Brewery. The co-packer assembles our products and charges us a fee, generally by the case, for the products they produce.

We follow a “fill as needed” manufacturing model to the best of our ability and we have no significant backlog of orders. Substantially all of the raw materials used in the preparation, bottling and packaging of our products are purchased by us or by our contract packers in accordance with our specifications. Reed’s Crystallized Ginger is made to our specifications in Fiji. Reed’s Ginger Candy Chews are made and packed to our specifications in Indonesia.

Generally, we obtain the ingredients used in our products from domestic suppliers and each ingredient has several reliable suppliers. We have no major supply contracts with any of our suppliers. As a general policy, we pick ingredients in the development of our products that have multiple suppliers and are common ingredients. This provides a level of protection against a major supply constriction or calamity.

We believe we will be able to keep up with increased production demands. The LA Plant (Brewery) upgrade has been put on hold as the Company explores different opportunities to redeploy capital. The redeployment decision will be based on long term needs and uses of capital that will compete with brand marketing efforts. To the extent that any significant increase in business requires us to supplement or substitute our current co-packers, we are developing a pre-qualification for all prospective co-packers, so that there would not be a significant delay or interruption in fulfilling orders and delivery of our products.

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Our Primary Markets

We target a niche in the carbonated and non-carbonated soft drink markets in the US, Canada and International markets. Our brands are generally regarded as premium and natural, with upscale packaging and are loosely defined as the artisanal (craft), premium bottled carbonated soft drink category.

The soft drink industry is highly fragmented and the craft soft drink category consists of such competitors as, Henry Weinhards, Thomas Kemper, Hansen’s, Izze, Boylan and Jones Soda, to name a few. These brands have the advantage of being seen widely in the national market and being commonly known for years through well-funded ad campaigns. Despite our products having a relatively high price for an artisanal premium beverage product, minimal mass media advertising and a relatively small but growing presence in the mainstream market compared to many of our competitors, we believe that results to date demonstrate that Reed’s Ginger Brews and Virgil’s sodas are making strong inroads and market share gains against some of the larger brands in the market.

We sell the majority of our products in the natural food store, mainstream supermarket chains and foodservice locations, primarily in the United States and, to a lesser degree, in Canada and Europe.

Natural Food Stores

Our primary and historical marketing and distribution source of our products has been natural food and gourmet stores throughout the US. These stores include Whole Foods Market, Trader Joe’s, Sprouts, The Fresh Market, Earth Fare, and New Seasons, just to name a few. Our brands are also sold in gourmet restaurants and delis nationwide. With the advent of large natural food store chains and specialty merchants, the natural foods segment continues to grow each year, helping fuel the continued growth of our brands.

Mainstream Supermarkets and Retailers

We also sell our products to direct store delivery distributors (DSD) who specialize in distributing and selling our products directly to mainstream retail channels, natural foods, and specialty retail stores. Our brands are further sold directly to some retailers who require that we sell directly to their distribution centers since they have developed their own logistics capabilities. Examples of chains that fall into the “direct” category are retailers such as, Costco, Trader Joe’s, some Whole Foods Market Regions and Kroger.

Supermarkets, particularly supermarket chains and prominent local/regional chains, often impose slotting fees in order to gain shelf presence within their stores. These fees can be structured to be paid one-time only or in installments. We utilize selective slotting in supermarket chains throughout the US and to a lesser degree, in Canada. However, our local and national sales team has been able to place our products without having to pay significant slotting fees.

Food Service Placement

We also market our beverages to industrial cafeterias (corporate feeders), and to on premise bars and restaurants. As our business continues to mature, we intend to place our beverages in stadiums, sport arenas, concert halls, theatres, and other cultural centers as long-term marketing and pouring relationships are developed within this business segment.

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International Sales

Our products are supplied to distributors that distribute in Canada, Europe and Asia. Sales outside of North America currently represent 3% of our total gross sales. Sales in Canada represent about 1.3% of our total sales. We believe that there are good opportunities for expansion of sales in Canada, Middle East, England and Australia and we are increasing our marketing focus on those markets. Other international sales become cost prohibitive, except in specialty sales circumstances, since our premium sodas are packed in glass, which involves substantial freight to move overseas. We are open to opportunities to export and to co-pack internationally and expand our brands into foreign markets, and we are holding preliminary discussions with trading companies and import/export companies for the distribution of our products throughout Asia, Europe, Australia and South America. We believe that these areas are a natural fit for Reed’s ginger products, because of the importance of ginger in international markets, especially the Asian market where ginger is a significant part of diet and nutrition.

Distribution, Sales and Marketing

We currently have a national network of mainstream, natural and specialty food distributors in the United States and Canada. We sell directly to our distributors, who in turn sell to retail stores. We also use our own internal sales force and an independent sales representative to promote our products for our distributors and direct sales to our retail customers. One of the main goals of our sales and marketing efforts is to increase sales and grow our brands. Our sales force consists of senior sales representatives in five geographic regions across the country who are supported in their region by local Reeds sales staff. Generally, our sales managers are responsible for all activities related to the sales, distribution and marketing of our brands to our entire distributor and retail partner network in North America. We distribute our products primarily through several national natural foods distributors and an increasing number of regional mainstream DSD distributors. We have entered into agreements with some of our distributors that commit us to “termination fees” if we terminate our agreements early or without cause. These agreements call for our customer to have the right to distribute our products to a defined type of retailer within a defined geographic region. As is customary in the beverage industry, if we should terminate the agreement or not automatically renew the agreement, we would be obligated to make certain payments to our customers. We are in constant review of our distribution agreement with our partners across North America. We also offer our products and promotional merchandise directly to consumers via the Internet through our website, www.reedsgingerbrew.com.

Marketing to Distributors

We market to distributors using a number of marketing strategies, including direct solicitation, telemarketing, trade advertising and trade show exhibition. These distributors include natural food, gourmet food and mainstream distributors. Our distributors sell our products directly to natural food, gourmet food and mainstream supermarkets for sale to the public. We maintain direct contact with our distributor partners through our in-house sales managers. From time to time and in very limited markets, when use of our own sales force is not cost effective, we will utilize independent sales brokers and outside representatives.

Marketing to Retail Stores

The primary focus of our sales efforts is supermarket sales. We have a small highly trained sales force that is directly contacting supermarket chains and setting up promotional calendars. In addition, we market to retail stores by utilizing trade shows, trade advertising, telemarketing, direct mail pieces and direct contact with the store. Our sales managers and representatives visit these retail stores to sell directly in many regions. Sales to retail stores are coordinated through our distribution network and our regional warehouses.

Competition

The beverage industry is highly competitive. The principal areas of competition are pricing, packaging, development of new products and flavors and marketing campaigns. Our products compete with a wide range of drinks produced by a relatively large number of manufacturers. Most of these brands have enjoyed broad, well-established national recognition for years, through well-funded ad and other branding campaigns. In addition, the company’s manufacturing these products generally have greater financial, marketing and distribution resources than we do. Important factors affecting our ability to compete successfully include taste and flavor of products, trade and consumer promotions, rapid and effective development of new, unique cutting edge products, attractive and different packaging, branded product advertising and pricing. We also compete for distributors who will concentrate on marketing our products over those of our competitors, provide stable and reliable distribution and secure adequate shelf space in retail outlets. Competitive pressures in the soft drink category could cause our products to be unable to gain or to lose market share or we could experience price erosion. We believe that our all natural innovative beverage recipes, packaging, use of premium ingredients and a trade secret brewing process provide us with a competitive advantage and that our commitments to the highest quality standards and brand innovation are keys to our success.

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The Kombucha market is dominated by a few producers who sell their products nationally. The remainder of the producers is comprised of mostly fragmented regional or local companies. There are companies that gain market share in certain regions; however, most do not have the scale and capability to effectively sell and distribute on a national basis. We believe that Reed’s Kombucha market share was achieved in a relatively short period of time, by leveraging our existing distribution channels and customer relationships to expand our sales volume quickly. We also have in-house production capabilities that can be scaled up as needed to make this a primary brand for Reed’s. We believe that our existing infrastructure creates a competitive advantage, including product design, manufacturing & production and a network of sales & distribution.

Proprietary Rights

We own trademarks that we consider material to our business. Two of our material trademarks are registered trademarks in the U.S. Patent and Trademark Office: Reed’s Original Ginger Brew All-Natural Jamaican Style Ginger Ale ® and Virgil’s ®.Registrations for trademarks in the United States will last indefinitely as long as we continue to use and police the trademarks and renew filings with the applicable governmental offices. We have not been challenged in our right to use any of our material trademarks in the United States. We intend to obtain international registration of certain trademarks in foreign jurisdictions.

In addition, we consider our finished product and concentrate formulae, which are not the subject of any patents, to be trade secrets. Our brewing process is a trade secret. This process can be used to brew flavors of beverages other than ginger ale and ginger beer, such as root beer, cream soda, cola and other spice and fruit beverages. We have not sought any patents on our brewing processes because we would be required to disclose our brewing process in patent applications.

We generally use non-disclosure agreements with employees and distributors to protect our proprietary rights.

Government Regulation

The production, distribution and sale in the United States of many of our Company’s products are subject to the Federal Food, Drug, and Cosmetic Act, the Federal Trade Commission Act, the Lanham Act, state consumer protection laws, federal, state and local workplace health and safety laws, various federal, state and local environmental protection laws and various other federal, state and local statutes and regulations applicable to the production, transportation, sale, safety, advertising, labeling and ingredients of such products. Outside the United States, the distribution and sale of our many products and related operations are also subject to numerous similar and other statutes and regulations.

A California law requires that a specific warning appear on any product that contains a component listed by the state as having been found to cause cancer or birth defects. The law exposes all food and beverage producers to the possibility of having to provide warnings on their products. This is because the law recognizes no generally applicable quantitative thresholds below which a warning is not required. Consequently, even trace amounts of listed components can expose affected products to the prospect of warning labels. Products containing listed substances that occur naturally or that are contributed to such products solely by a municipal water supply are generally exempt from the warning requirement. No Company beverages produced for sale in California are currently required to display warnings under this law. We are unable to predict whether a component found in a Company product might be added to the California list in the future, although the state has initiated a regulatory process in which caffeine will be evaluated for listing. Furthermore, we are also unable to predict when or whether the increasing sensitivity of detection methodology that may become applicable under this law and related regulations as they currently exist, or as they may be amended, might result in the detection of an infinitesimal quantity of a listed substance in a beverage of ours produced for sale in California.

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Bottlers of our beverage products presently offer and use non-refillable, recyclable containers in the United States and various other markets around the world. Some of these bottlers also offer and use refillable containers, which are also recyclable. Legal requirements apply in various jurisdictions in the United States and overseas requiring that deposits or certain taxes or fees be charged for the sale, marketing and use of certain non-refillable beverage containers. The precise requirements imposed by these measures vary. Other types of beverage container-related deposit, recycling, tax and/or product stewardship statutes and regulations also apply in various jurisdictions in the United States and overseas. We anticipate that additional, similar legal requirements may be proposed or enacted in the future at local, state and federal levels, both in the United States and elsewhere.

All of our facilities and other operations in the United States are subject to various environmental protection statutes and regulations, including those relating to the use of water resources and the discharge of wastewater. Compliance with these provisions has not had, and we do not expect such compliance to have, any material adverse effect on our capital expenditures, net income or competitive position.

Environmental Matters

Our primary cost environmental compliance activity is in recycling fees and redemption values. We are required to collect redemption values from our customers and remit those redemption values to the state, based upon the number of bottles of certain products sold in that state.

Employees

We have 62 full-time equivalent employees on our corporate staff down from 69 in the year ending December 31, 2015. The table below lists the departments. We employ additional people on a part-time basis as needed. We have never participated in a collective bargaining agreement. We believe that the relationship with our employees is good.

	Number of FTE’s
Department	2016	2015	Change
General Management	4.0	4.0	-
Administrative Support	9.2	11.1	(1.9)
Research & Development	5.5	4.0	1.5
Sales	16.0	17.4	(1.4)
Production & Warehouse	27.7	32.9	(5.2)
Total	62.4	69.4	(7.0)

Description of Property

We lease a facility of approximately 76,000 square feet, which serves as our principal executive offices, our West Coast Brewery and bottling plant and our Southern California warehouse facility. Approximately 30,000 square feet of the total space is leased under a long-term lease expiring in 2024. We also lease a warehouse of approximately 18,000 square feet and a warehouse of approximately 13,000 square feet, and a warehouse of 15,000 square feet, all on a month-to-month basis.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion includes forward-looking statements, as that term is defined in the federal securities laws, based upon current expectations that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. Words such as “anticipate”, “estimate”, “plan”, “continuing”, “ongoing”, “expect”, “believe”, “intend”, “may”, “will”, “should”, “could” and similar expressions are used to identify forward-looking statements.

We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based. Factors that may affect our results include, but are not limited to, the risk factors set forth in this prospectus under the heading “Risk Factors”. Any one or more of these uncertainties, risks and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

OVERVIEW

In our second quarter of 2017, we announced the installation of a new Chief Executive Officer, a new Chief Operating Officer and created the new position of Chief Innovation Officer. This newly installed leadership team has conducted a thorough review of the business including its current performance and core strategies. The Company is now in the process of executing significant changes to the Company’s strategy that includes a prioritization on the core Reed’s and Virgil’s brands, a discontinuing of non-core SKU’s and potentially repositioning the Company operationally to further outsource the manufacturing of its products. As such, the company is in the process of evaluating the current production capabilities of the Company which may allow for additional sales and marketing investment. Since it is, more likely than not, that the recently purchased equipment will not be installed in the LA Plant, in the quarter, the Company impaired the production assets that are not already in use.

In addition, the ultimate use of the LA Plant will be analyzed by a leading professional services team once engaged to determine the Company’s options going forward. The analysis is focused on existing equipment, the infrastructure improvements in use, the real estate agreements in effect and other transition costs used in those operations. It is not known at this time what the ultimate resolution will be. The net assets under review have a current net book value of approximately $5,000,000 in addition to the impaired assets.

The Company recently announced key components to the transition and therefore the financial results presented and discussed here do not yet reflect the improvements currently underway led by the reconstituted board and the new management leadership. Our third quarter 2017 results reflect the first price increase in seven years which compressed volume temporarily in August but led to a record increase in gross revenue as measured by a 12-ounce case of $0.43 in the quarter just ended. The Company’s continued high manufacturing costs have led management to pursue the engagement of a professional services company to help reposition the Company’s manufacturing footprint and strategy.

Since 2016, the Company has had sales and production of 111 separate SKU’s. The Company has streamlined the portfolio to focus on a total of 28 SKUs which are made up of two brands; Reed’s and Virgil’s with twelve flavors and two primary packaging configurations consisting of 24 pack cases and 12 pack cases. There are two other segments of SKU’s that we use to categorize our portfolio; non-core and discontinued. The non-core category is comprised of SKU’s that are being evaluated and include such products as ginger candy, private label and swing top lid beverages. The discontinued category is defined as SKU’s not in the immediate plans of the company. Reed’s may re-introduce these items as market conditions change or improve.

Core brand focus - During the just completed third quarter, the Company took its first general price increase for established brands in almost seven years. Up to this point, the Company’s practice was to fully absorbed material price increases in its various input costs which negatively impacted our gross margins. While volume was compressed in the month after the increase, shipments and future orders have rebounded leading us to believe that the market has absorbed the price increase and the core brands may continue to improve in volume. Core brands represented 80% of the volume and increased gross selling price by $0.43 per 12-ounce case while COGS decreased $0.11 per 12-ounce case. As management continues to optimize and refine its pricing and discounting strategies, we believe there will be opportunities for further positive improvements in both price and targeted discounting.

Non-core brands and SKU’s – During the just completed quarter, non-core brands were almost exclusively private label and totaled 18% of the volume. Gross selling price decreased by $0.07 per 12-ounce case while COGS increased $0.36 per 12-ounce case.

Discontinued brands and SKUs – During the just completed quarter, discontinued brands were almost exclusively secondary packaging and specialty brands that totaled 2% of the volume. Gross selling price decreased by $4.24 per 12-ounce case while COGS decreased $1.33 per 12-ounce case.

Historical year over year top line comparisons

The total portfolio volume rate of decline slowed to 12.7% from 16.4% in the third quarter over the same quarter in the prior year for the nine months ended September 30, 2017. Total gross revenue rate of decline slowed to 10.8% in the third quarter over the same quarter in the prior year as compared to 13.8% for the nine months ended September 30, 2017.

Discounts as a percentage of revenue increased 0.9% versus the same quarter in the prior year and increased 2.2% versus the year to date period in the prior year.

Cost of goods sold for all products declined in the third quarter 12.3% while non-core products cost of goods sold declined 51.8% versus the same quarter in the prior year. Year to date cost of goods sold for all products declined in the third quarter 14.8% and non-core products cost of goods sold year to date declined 53.8% over the same period in the prior year. Cost of goods sold for core products declined 5.4% in the third quarter and 7.0% year to date over the same period in the prior year.

Net margin declined 4.4% and 4.9% over the same quarter and year to date periods versus the prior year driven by increased idle plant charges.

Overall expenses during the third quarter increased by 13.3% but continue down 3.0% year to date over the prior year.

Delivery and General and administrative related expenses were up 24.2% and 26.3% respectively versus the same prior year periods. The delivery expense increase was due to a higher number of transports from east coast manufacturers to the west coast, while the General and administrative increase reflects higher director, higher filing fees, timing of the shareholder meeting and executive expenses. Sales expenses decreased 9.8% and 19.5% over the same time periods in the prior year primarily driven by lower employee costs, third party broker fees and consultant usage. Interest and warrant liability expense grew 345% year to date over the same time period in the prior year reflecting the change in fair value of the warrant liability.

The operating loss increased 601% in the third quarter and 168% year to date versus the same time periods in the prior year reflecting the decline in the non-core product volume, increased delivery expenses, increased idle plant cost and additional interest carrying costs.

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RESULTS OF OPERATIONS

Results of Operations – Nine-months ended September 30, 2017

The following table sets forth key statistics for the Nine Months Ended September 30, 2017 and 2016, respectively.

	Nine months ended Sept. 30,		Pct.
	2017	2016	Change
Gross sales	31,151,000	$36,141,000	-14%
Less: Promotional and other allowances	3,105,000	2,815,000	10%
Net sales	$28,046,000	$33,326,000	-16%
Cost of tangible goods sold	21,149,000	24,820,000	-15%
As a percentage of:
Gross sales	68%	69%
Net sales	75%	74%
Cost of goods sold – idle capacity	2,067,000	1,125,000	84%
As a percentage of net sales	7%	3%
Gross profit	4,830,000	$7,381,000	-35%
Gross profit margin as a percentage of net sales	17%	22%
Expenses
Delivery and handling	$2,731,000	$2,815,000	-3%
Selling and marketing	2,344,000	2,911,000	-19%
General and administrative	3,402,000	3,007,000	13%
Impairment expense (Note 4)	2,000,000	-	100%
Total Operating expenses	$10,477,000	$8,733,000	20%

Income from operations	$(5,647,000)	$(1,352,000)	318%

Interest expense and other expense	(1,810,000)	(1,239,000)	46%

Net loss to stockholders	$(7,457,000)	$(2,591,000)	188%

Shares outstanding	14,336,000	13,504,000	10%

Net income(loss) per share	$(0.52)	$(0.19)	162%

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Metrics

	Nine Months Ended September 30, 2017
	12 Ounce Volume			12 Ounce Gross Sales Revenue			Per 12 ounces
Gross Sales	2017	2016	Change	2017	2016	Change	2017	2016	Change	%
Reeds Beverages	904,000	979,000	-7.7%	15,421,000	16,285,000	-5.3%	17.06	16.63	0.42	2.6%
Virgil’s	576,000	630,000	-8.6%	10,166,000	11,194,000	-9.2%	17.65	17.77	(0.12)	-0.7%
Kombucha	15,000	63,000	-76.2%	300,000	1,404,000	-78.6%	20.00	22.29	(2.29)	-10.3%
All Other Reeds Beverages	99,000	106,000	-6.6%	1,678,000	1,790,000	-6.3%	16.95	16.89	0.06	0.4%
Private Label	169,000	331,000	-48.9%	2,348,000	4,052,000	-42.1%	13.89	12.24	1.65	13.5%
Reeds Candy				1,164,000	1,343,000	-13.3%
All Other Non-Beverages	-			74,000	73,000	1.4%
Total Gross Sales	1,763,000	2,109,000	-16.4%	31,151,000	36,141,000	-13.8%	17.67	17.14	0.53	3.1%
Sales Discounts Unallocated to Specific SKU’s*				(3,105,000)	(2,815,000)	10.3%	(1.76)	(1.33)	(0.43)	31.9%
Net Sales	1,763,000	2,109,000	-16.4%	$28,046,000	$33,326,000	-15.8%	15.91	15.80	0.11	0.7%

Gross Sales per 12 ounce				$17.67	$17.14	3.1%
Net Sales per 12 ounce				$15.91	$15.80	0.7%

Cost of Goods Sold
Reeds Beverages	904,000	979,000	-7.7%	10,378,000	10,740,000	-3.4%	11.48	10.97	0.51	4.6%
Virgils	576,000	630,000	-8.6%	6,426,000	6,961,000	-7.7%	11.16	11.05	0.11	1.0%
Kombucha	15,000	63,000	-76.2%	184,000	733,000	-74.9%	12.27	11.63	0.63	5.4%
All Other Reeds Beverages	99,000	106,000	-6.6%	1,111,000	1,133,000	-1.9%	11.22	10.69	0.53	5.0%
Private Label	169,000	331,000	-48.9%	1,543,000	2,723,000	-43.3%	9.13	8.23	0.90	11.0%
Costs Unallocated to Specific SKU’s*				419,000	1,228,000	-65.9%
Reeds Candy				824,000	1,001,000	-17.7%
All Other Non-Beverages				264,000	301,000	-12.3%
Cost of Goods Sold	1,763,000	2,109,000	-16.4%	$21,149,000	$24,820,000	-14.8%	12.00	11.77	0.23	1.9%

Additional Cost of Goods Produced
Idle Plant				2,067,000	1,125,000	83.7%	1.17	0.53	0.64	119.8%
Cost of Goods produced and Sold	1,763,000	2,109,000		$23,216,000	$25,945,000	-10.5%	13.17	12.30	0.87	7.0%

Cost of Goods Sold Per 12 ounce				$12.00	$11.77	1.9%
Cost of Goods Produced Per 12 ounce				$13.17	$12.30	7.0%

Gross Profit including Idle Plant				4,830,000	7,381,000	-34.6%
Gross Profit on a 12 ounce basis including Idle Plant				2.74	3.50	-21.7%
Gross Margin including Idle Plant				17.2%	22.1%	-4.9%

* Discounts and costs incurred that do not relate to specific SKU’s

* Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under GAAP and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

** Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, our definition of promotional and other allowances may not be comparable to similar items presented by other companies. Promotional and other allowances primarily include consideration given to the Company’s distributors or retail customers including, but not limited to the following: (i) reimbursements given to the Company’s distributors for agreed portions of their promotional spend with retailers, including slotting, shelf space allowances and other fees for both new and existing products; (ii) the Company’s agreed share of fees given to distributors and/or directly to retailers for in-store marketing and promotional activities; (iii) the Company’s agreed share of slotting, shelf space allowances and other fees given directly to retailers; (iv) incentives given to the Company’s distributors and/or retailers for achieving or exceeding certain predetermined sales goals; and (v) discounted or free products. The presentation of promotional and other allowances facilitates an evaluation of their impact on the determination of net sales and the spending levels incurred or correlated with such sales. Promotional and other allowances constitute a material portion of our marketing activities. The Company’s promotional allowance programs with its numerous distributors and/or retailers are executed through separate agreements in the ordinary course of business. These agreements generally provide for one or more of the arrangements described above and are of varying durations, ranging from one week to one year.

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Sales

Gross sales decreased for the Nine-months ended September 30, 2017 to $31,151,000 from $36,141,000 in the same period in 2016. On a 12-ounce serving basis, gross sales increased $0.53 per 12-ounce case or 3.1% year over year. The main driver of the increase was a price increase in the third quarter of 2017.

Net sales decreased for the Nine-months ended September 30, 2017 to $28,046,000 from $33,326,000 in the same period in 2016. Although gross revenue increased $0.53 per 12-ounce case for the Nine-months ended September 30, 2017, net sales only increased $0.11 per 12-ounce case or 0.7% year over year. The main driver of the difference was a 31.9% increase or $0.42 per 12-ounce case in promotional costs.

Cost of Goods Sold and Produced

Cost of tangible goods sold consists of the costs of raw materials utilized in the manufacture of products, co-packing fees, repacking fees, in-bound freight charges, inventory adjustments and internal transfer costs. Idle capacity consists of direct production costs of our Los Angeles plant in excess of charges allocated to our finished goods in production. Plant costs include labor costs, production supplies, repairs and maintenance, and depreciation. Our charges for labor and overhead allocated to our finished goods are determined on a market cost basis, which is lower than our actual costs incurred. Plant costs in excess of production allocations are expensed in the period incurred rather than added to the cost of finished goods produced.

Cost of goods sold decreased for the Nine-months ended September 30, 2017 to $21,149,000 from $24,820,000 in the same period in 2016. On a 12-ounce serving basis, cost of goods sold decreased $0.23 per 12-ounce case or 14.8% year over year. The main driver of decrease was a volume decrease of 16.9% partially offset by raw material price increases of 2.1% over the prior year.

Cost of goods produced decreased for the Nine-months ended September 30, 2017 to $23,216,000 from $25,945,000 in the same period in 2016. On a 12-ounce serving basis, cost of goods produced increased $0.87 per 12-ounce case or 7.0% year over year. The main driver of the increase is the LA Plant Idle Plant costs and raw material price increases. Idle Plant costs increased $0.64 per 12-ounce case or 119.6% and raw materials increased $0.23 per 12-ounce case or 1.9% over the same period in 2016.

Gross Margin

Gross margin declined for the Nine-months ended September 30, 2017 to $4,830,000 from $7,381,000 in the same period in 2016. On a 12-ounce serving basis, gross margin declined $1.03 per 12-ounce case or 28% year over year. The main drivers of the decrease were the $0.54 increase per 12-ounce case in sales discounts and $0.55 per 12-ounce case increase in idle plant costs.

Delivery and Handling Expenses

Delivery and handling expenses consist of delivery costs to customers and warehouse costs incurred for handling our finished goods after production. Delivery and handling expenses decreased for the Nine-months ended September 30, 2017 to $2,731,000 from $2,815,000 or 2.9% in the same period in 2016. This decrease was impacted by a need to transport finished goods from the east coast to customers on the west coast when the LA Plant was being used for private label production. As a percentage of net sales, delivery costs increased to 9.7% from 8.4% over the same period in the prior year.

Selling and Marketing Expenses

Selling and marketing expenses consist primarily of direct charges for staff compensation costs, advertising, sales promotion, marketing and trade shows. Selling and marketing expenses continued their decline for the Nine-months ended September 30, 2017 to $2,344,000 from $2,911,000 or 19.5% versus the same period in 2016. As a percentage of net sales, selling and marketing costs remained flat at 8.4%. The Company kept expenses in line with sales revenue by reducing employee costs, trade shows expenses and broker fee reductions.

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General and Administrative Expenses

General and administrative expenses consist primarily of the cost of executive, administrative, and finance personnel, as well as professional fees. General and administrative expenses increased for the Nine-months ended September 30, 2017 to $3,402,000 from $3,007,000 or 12.9% versus the same period in 2016. As a percentage of net sales, General and administrative costs increased 3.1% to 12.1% from 9.0%. The main driver of the increase was due to net employee transition costs, director’s compensation and legal costs.

Loss from Operations

The loss from operations was ($5,647,000) in the Nine Months Ended September 30, 2017, as compared to a loss of ($1,352,000) in the same period of 2016 or an overall increase in the loss of $4,295,000. The loss was comprised of the decrease in net sales revenue of $5,280,000, and increases in operating expense categories that totaled $1,744,000.

Interest and Finance Related Expenses

Interest expense and bank related charges increased to $2,270,000 in the Nine Months Ended September 30, 2017, compared to expenses of $1,239,000 in the same period of 2016. The increase is primarily due to increased borrowing on the April 21 convertible note accrued interest of $181,000 and debt discount amortization of $567,000.

Warrant and financing cost totaled $460,000. This amount is made up of $2,776,000 in the convertible note related costs offset by a derivative gain in the third quarter of $3,236,000 as explained in Note #11 above.

Modified EBITDA

In addition to our GAAP results, we present Adjusted EBITDA as a supplemental measure of our performance. However, Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of liquidity. We define Adjusted EBITDA as net income (loss), plus interest expense, depreciation and amortization, stock-based compensation, and changes in fair value of warrant expense.

Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Set forth below is September 30, 2017 and 2016:

MODIFIED EBITDA SCHEDULE

	Nine months ended Sept. 30,
	2017	2016
	(unaudited)	(unaudited)
Net income (loss)	$(7,457,000)	$(2,591,000)

Modified EBITDA adjustments:
Depreciation	430,000	689,000
Interest expense	2,270,000	1,239,000
Stock option and warrant compensation	298,000	449,000
Impairment costs	2,000,000	-
Financing costs and warrant modification	2,776,000	-
Change in fair value of warrant liability	(3,236,000)	-
Total EBITDA adjustments	4,538,000	2,377,000

Modified EBITDA	$(2,919,000)	$(214,000)

The $2,705,000 decrease in modified EBITDA for the Nine Months ended September 30, 2017 is due to the increase in net loss, impairment charges, the increase in interest expense and the net warrant related charges.

We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. We believe investors will realize that the accounting required for liabilities as described in Note #10, impacts this quarter. In addition, we use Adjusted EBITDA in developing our internal budgets, forecasts and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; and in making compensation decisions and in communications with our board of directors concerning our financial performance. Adjusted EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

●	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Adjusted EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

●	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

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Results of Operation for the Year Ended December 31, 2016 as Compared to the Year Ended December 31, 2015

The following table sets forth key statistics for the years ended December 31, 2016 and 2015, respectively.

	Year Ended
	December 31,		Pct.
	2016	2015	Change
Gross sales (a)	46,198,000	49,713,000	-7%
Less: Promotional and other allowances (b)	3,726,000	3,765,000	-1%
Net sales	$42,472,000	$45,948,000	-8%
Cost of tangible goods sold (c)	31,626,000	32,295,000	-2%
As a percentage of:
Gross sales	68%	65%
Net sales	74%	70%
Cost of goods sold – idle capacity (d)	1,864,000	2,048,000	-9%
As a percentage of net sales	4%	4%
Gross profit	8,982,000	11,605,000	-23%
Gross profit margin as a percentage of net sales	21%	25%

Operating Expenses
Delivery and handling expenses	3,902,000	5,100,000	-23%
Selling and marketing expense	3,701,000	4,867,000	-24%
General and administrative expense	3,948,000	4,368,000	-10%
Impairment of assets	484,000	-
Total operating expenses	12,035,000	14,335,000	-16%

Loss from operations	(3,053,000)	(2,730,000)	12%
Interest expense	(1,724,000)	(1,231,000)	40%
Change in fair value of warrant liability	(232,000)	-
Net loss	(5,009,000)	(3,961,000)	26%

Preferred Stock Dividends	(5,000)	(5,000)
Net loss attributable to common stockholders	$(5,014,000)	$(3,966,000)	26%

Loss per share – basic and diluted	$(0.36)	$(0.30)	19%
Weighted average number of shares outstanding – basic and diluted	13,982,230	13,147,815	6%

(a) Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under Generally Accepted Accounting Principles “GAAP” and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

(b) Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, our definition of promotional and other allowances may not be comparable to similar items presented by other companies. Promotional and other allowances primarily include consideration given to the Company’s distributors or retail customers including, but not limited to the following: (i) reimbursements given to the Company’s distributors for agreed portions of their promotional spend with retailers, including slotting, shelf space allowances and other fees for both new and existing products; (ii) the Company’s agreed share of fees given to distributors and/or directly to retailers for in-store marketing and promotional activities; (iii) the Company’s agreed share of slotting, shelf space allowances and other fees given directly to retailers; (iv) incentives given to the Company’s distributors and/or retailers for achieving or exceeding certain predetermined sales goals; and (v) discounted or free products. The presentation of promotional and other allowances facilitates an evaluation of their impact on the determination of net sales and the spending levels incurred or correlated with such sales. Promotional and other allowances constitute a material portion of our marketing activities. The Company’s promotional allowance programs with its numerous distributors and/or retailers are executed through separate agreements in the ordinary course of business. These agreements generally provide for one or more of the arrangements described above and are of varying durations, ranging from one week to one year.

(c) Cost of tangible goods sold consists of the costs of raw materials and packaging utilized in the manufacture of products, co-packing fees, repacking fees, in-bound freight charges, inventory adjustments, as well as certain internal transfer costs. Cost of tangible goods sold is used internally by management to measure the direct costs of goods sold, aside from unallocated plant costs. Cost of tangible goods sold is not a measure that is recognized under GAAP and should not be considered as an alternative to cost of goods sold, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of cost of goods sold.

(d) Cost of goods sold – idle capacity consists of direct production costs in excess of charges allocated to our finished goods in production. Plant costs include labor costs, production supplies, repairs and maintenance, and inventory write-off. Our charges for labor and overhead allocated to our finished goods are determined on a market cost basis, which is lower than our actual costs incurred. Plant costs in excess of production allocations are expensed in the period incurred rather than added to the cost of finished goods produced. Cost goods sold – idle capacity is not a measure that is recognized under GAAP and should not be considered as an alternative to cost of goods sold, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of cost of goods sold.

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Gross Sales

Gross sales for all of Reeds products decreased 7% to $46,198,000 for the year ended December 31, 2016 from $49,713,000 in the prior year.

Sales were down an average of 9% in all selling channels. All customers representing at least one percent of sales in 2015 were still customers in 2016. We believe that the decline in all channels was due to consumer preferences away from all sugar sodas including our natural based sugars. In response to the general consumer trend, the Company’s research and development efforts have focused on all natural alternatives that have 12 calories per 12 ounce serving. We are in tests in the market place and expect to have these offerings available in the marketplace in the second half of this year.

Gross sales of items such as candy, ingredients, packaging and mail order are not included in the discussion above. These items as a group totaled $1,684,000 in gross sales, a decrease of $743,000 or 31% over 2015. The decrease in candy was $597,000 and was the direct result of a California lawsuit that has required the Company to find reliable alternative suppliers.

Promotional and other allowances

Promotions and allowances for beverage products decreased in dollars 1% to $3,726,000 (8.1% of gross sales) for the year ended December 31, 2016 from $3,765,000 (7.6% of gross sales) in the prior year.

Net Sales

Net sales of all items decreased 7.6% or $3,476,000 to $42,472,000 for the year ended December 31, 2016 from $45,948,000 in the prior year.

Cost of Goods Sold

Cost of goods sold consists of the costs of raw materials and packaging utilized in the manufacture of products, co-packing fees, repacking fees, in-bound freight charges, inventory adjustments, as well as certain internal transfer costs. Cost of goods sold also consists of direct production costs in excess of charges allocated to our finished goods in production. Plant costs include labor costs, production supplies, and repairs and maintenance. Our charges for labor and overhead allocated to our finished goods are determined on a market cost basis, which is lower than our actual costs incurred. Plant costs in excess of production allocations are expensed in the period incurred rather than added to the cost of finished goods produced.

Total cost of goods sold decreased to $33,490,000 in the year ended December 31, 2016, a decrease of $853,000 or 2.5% from 2015. The decrease was due to net volume decrease of 7.6% and increases in cost of production. Had total cost of goods decreased at a rate equal to the volume decrease of 7.6%, total cost of goods would have decreased a total of $3,228,000. The company incurred an additional $2,376,000 in the rate of cost of goods sold.

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Gross Profit

Our gross profit of $8,982,000 in the year ended December 31, 2016 represents a decrease of $2,623,000, or 22.6% from 2015. As a percentage of sales, our gross profit decreased to 21.1% in 2016 as compared to 25.3% in 2015. As noted above, the gross profit is the result of a decrease in net selling price of 4.1% and an increase cost of goods sold of 7.1%.

The Company has in place for the first quarter of 2017 cost cutting initiatives related to ingredient usage and package pricing that are on track to drive over 200 basis point improvement for the full year. In addition, the Company LA plant is scheduled for production in May that will enable the Company to realize an overdue savings of an additional 350 basis points on an annualized basis from that initiative. We believe that since these initiatives are under our control, the savings will be realized in 2017.

Delivery and Handling Expenses

Delivery and handling expenses consist of delivery costs to customers and warehouse costs incurred for handling our finished goods after production. Delivery and handling costs decreased to $3,902,000 in the year ended December 31, 2016 compared to $5,100,000 in 2015. The $1,198,000 (23%) decrease is due to lower volume but higher full truck quantities. Current rates of 9% are comparable to historic rates. The Company expects costs to decrease further when the L.A. Brewery upgrade is finalized.

Selling and marketing expenses

Selling and marketing expenses consist primarily of three categories; direct charges for staff compensation costs in sales labor, sales operations consisting of travel and entertainment, office rent and communications and sales support consisting primarily of brokers fees, advertising and consultants. Selling and marketing costs for 2016 were $3,701,000 or a decrease of 24% when compared to $4,867,000 in 2015.

The decrease of $1,166,000 is the result of decreases in sales labor costs of $461,000, sales operations of $188,000 and sales support of $517,000.

Our sales staff decreased to 16 full time equivalents (FTE’s) employees at December 31, 2016, from 17 FTE’s at December 31, 2015.

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General and Administrative Expenses

General and administrative expenses consist primarily of three categories; direct charges for staff compensation costs in office and general management, General and administrative operations consisting of office rent, facility depreciation, utilities, General and administrative support in information, SEC filings, shareholder meetings, legal and audit and finally; miscellaneous expenses such as amortization of intangibles and bad debt expense. General and administrative costs for 2016 were $4,208,000 or a decrease of 4% when compared to $4,368,000 in 2015.

The total decrease of $160,000 is due to a decrease in administrative wage related expenses of $257,000, a decrease of administrative operations of $154,000, an increase administrative support expenses of $251,000. Impairment loss of $224,000 driven by the China Cola brand impairment.

The general management and administrative staff decreased to 13 FTE’s at December 31, 2016, from 15 at December 31, 2015.

Loss from Operations

Loss from operations was $3,053,000 in the year ended December 31, 2016, as compared to loss from operations of $2,730,000 in 2015 or an increase of $323,000. The increase in the operating loss is due to the decline in sales that were not offset by similar reduction in cost of goods sold that resulted in a lower gross profit of $2,623,000. The lower gross profit was mirrored by a similar decrease in expenses of $2,300,000.

Interest Expense

Interest expense increased to $1,724,000 in the year ended December 31, 2016, compared to interest expense of $1,231,000 in the same period of 2015. During 2016 and 2015 the Company’s losses incurred liquidity shortages that required an infusion of capital. A total of $3,000,000 was obtained that also changed the terms of the existing line of credit and CAPEX loan. As the plant approached completion, further borrowing was obtained to complete the plant. As a direct consequence of the term change and the additional borrowing, the Company’s net interest charge increased.

MODIFIED EBITDA

In addition to our GAAP results, we present Adjusted EBITDA as a supplemental measure of our performance. However, Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of liquidity. We define Adjusted EBITDA as net income (loss), plus interest expense, depreciation and amortization, stock-based compensation, and changes in fair value of warrant expense.

Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

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We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA in developing our internal budgets, forecasts and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; and in making compensation decisions and in communications with our board of directors concerning our financial performance. Adjusted EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

●	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Adjusted EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

●	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

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Set forth below is a reconciliation of Adjusted EBITDA to net income (loss) for the fiscal years ended December 31, 2016 and 2015:

	Year ended December 31,
	2016	2015
	(unaudited)	(unaudited)
Net loss	$(5,009,000)	$(3,961,000)

Modified EBITDA adjustments:
Depreciation and amortization	642,000	933,000
Interest expense	1,724,000	1,231,000
Reserve for replacement on fixed assets	260,000	-
Stock option and warrant compensation	658,000	877,000
Stock compensation for services	15,000	1,000
Impairment loss on brand names	224,000	-
Change in fair value of warrant liability	232,000	-
Total EBITDA adjustments	$3,755,000	$1,811,000

Modified EBITDA	$(1,254,000)	$(2,150,000)

LIQUIDITY AND CAPITAL RESOURCES

The accompanying financial statements have been prepared under the assumption that the Company will continue as a going concern. Such assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the Nine Months ended September 30, 2017 the Company recorded net loss of $7,457,000 and used cash from operations of $4,729,000. As of September 30, 2017, we had a working capital deficiency of $3,643,000 and a stockholders’ deficit of $2,312,000. For the year ended December 31, 2016, the Company recorded a net loss of $5,009,000 and utilized cash in operations of $2,533,000. As of December 31, 2016, we had stockholder’s deficit of $1,657,000 and working capital deficit of $1,563,000.

As of September 30, 2017, the Company had a cash balance of $348,000 and had additional available borrowing on our existing line of credit of $305,000. Furthermore, during the year ended December 31, 2016, we were able to extend the maturity date of our operating line of credit and our other bank loans through October 21, 2018. We estimate the Company currently has sufficient cash and liquidity to meet its anticipated working capital through the next twelve months.

On April 21, 2017, the Company issued a convertible note resulting in net proceeds of $3,083,000 to one purchaser. The note bears interest at a rate of 12% per annum, compounded monthly on a 365-day year/ 30-day month basis. The note is secured by a second priority security interest in the Company’s assets, which is subordinate to the first priority security interest of PMC Financial Services Group, LLC (“PMC”). The note matures on the two-year anniversary of the closing date and may not be prepaid.

As a condition to obtaining the consent of PMC to the financing transaction and the purchaser’s subordinated security interest, Reed’s agreed to change the maturity dates of its loans with PMC from January 1, 2019, to October 21, 2018. Our Loan and Security Agreement with PMC provides a $6,000,000 revolving line of credit, $3,000,000 term loans, and a capital expansion loan up to $4,700,000. Notwithstanding the other borrowing terms, if Excess Borrowing Availability under the $6 million revolving line of credit remains more than $1,500,000 at all times during the preceding month (currently Reed’s Borrowing Availability is zero) the Interest Rate shall remain unchanged for the asset based lending that includes the revolving working capital loan, CAPEX capital improvement loan and Term Loan A. The six month Term Loan B rates are to remain the same at 14.85%.

At September 30, 2017 and December 31, 2016, the aggregate amount outstanding under the PMC revolving line of credit was $5,153,000 and $4,384,000, respectively. The interest rate on the revolving loan was the prime rate plus .35% but was modified on December 7, 2016, such that the rate charge will be calculated on a sliding scale based on the trailing 6 month Earnings Before Interest Taxes and Depreciation (“EBITDA”). If the EBITDA measuring point stays below $1,000,000 where it is now, the rate will rise to 12% from the current rate of 9%. If EBITDA rises to $1,500,000 then the rate will be reduced to 9%. As of September 30, 2017, our effective rate under the revolving line was 9.5%. The monthly management fee is .45% of the average monthly loan balance. The revolving line of credit is based on 85% of accounts receivable and 60% of eligible inventory and is secured by substantially all of the Company’s assets.

The PMC term loans are secured by all of the unencumbered assets of the Company. The annual interest rate on the first loan was prime plus 5.75% (currently 9.5%), and the rate on the second loan was prime plus 11.60% (currently 14.85%) but was modified on December 7, 2016 such that the new rate will be based on the trailing 6 month EBITDA. If the EBITDA measuring point stays below $1,000,000 where it is now, the rate will rise to 12% from the current rate of 9%. If EBITDA rises to $1,500,000 then the rate will be reduced to 9%. As of March 31, 2017, and December 31, 2016, the amount outstanding was $3,000,000 and $3,000,000 respectively.

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The CAPEX loans, after amendment, allow a total borrowing of $4,700,000. The loans are secured by all of the property and equipment purchased under the loan. The interest rate on the CAPEX loan is the prime rate plus 5.75% (9.5% at September 30, 2017). Interest only is payable on CAPEX loans through January 31, 2017, at which time principal and interest will be aggregated and repaid in equal monthly payments of principal and interest based on 48 month amortization. Currently and until the second tranche has been closed, the estimated amount that will become due in the next twelve months is $953,000. At September 30, 2017 and December 31, 2016, the balance on the CAPEX loan balance was $4,135,000 and $3,950,000 respectively, and as of September 30, 2017 and December 31, 2016, the Company had future borrowing availability of $305,000 and $0, respectively. Reed’s agreed to pre-pay the CAPEX Loan by at least $300,000 from the proceeds of the sale of idle equipment, if such sale were to occur. In conjunction with this loan the Company placed equipment with a cost of $250,000 at a co-packing facility to enable the co-packer to manufacture our products. Should the Company be unable to secure access to the equipment in the event of failure of the co-packer, the amount will become due and payable by the Company immediately.

We believe that the Company currently has the necessary working capital to support existing operations for at least the next 12 months. We are in the process of a thorough evaluation of the business and are establishing both short and long term goals to return to higher levels of profitability. In short, we are simplifying the business without sacrificing our core brands or flavors. We have implemented a program to reduce the number of product packaging options by more than 100. We believe this stock keeping unit (SKU) rationalization will be a significant benefit to our co-packers, customers and our own production operations. Our primary capital source will be positive cash flow from operations. If our sales goals do not materialize as planned, we believe that the Company can reduce its operating costs and can be managed to maintain positive cash flow from operations. Historically, we have financed our operations primarily through private sales of common stock, preferred stock, convertible debt, a line of credit from a financial institution and cash generated from operations.

We may not generate sufficient revenues from product sales in the future to achieve profitable operations. If we are not able to achieve profitable operations at some point in the future, we eventually may have insufficient working capital to maintain our operations as we presently intend to conduct them or to fund our expansion and marketing and product development plans. In addition, our losses may increase in the future as we expand our manufacturing capabilities and fund our marketing plans and product development. These losses, among other things, have had and may continue to have an adverse effect on our working capital, total assets and stockholders’ equity. If we are unable to achieve profitability, the market value of our common stock would decline and there would be a material adverse effect on our financial condition.

Historically, we have financed our operations primarily through private sales of common stock, preferred stock, a line of credit from a financial institution and cash generated from operations. We anticipate that our primary capital source will be positive cash flow from operations. If our sales goals do not materialize as planned, we believe that the Company can reduce its operating costs and achieve positive cash flow from operations. However, we may not generate sufficient revenues from product sales in the future to achieve profitable operations. If we are not able to achieve profitable operations at some point in the future, we may have insufficient working capital to maintain our operations as we presently intend to conduct them or to fund our expansion, marketing, and product development plans. There can be no assurance that we will be able to obtain such financing on acceptable terms, or at all.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. GAAP requires us to make estimates and assumptions that affect the reported amounts in our financial statements including various allowances and reserves for accounts receivable and inventories, the estimated lives of long-lived assets and trademarks and trademark licenses, as well as claims and contingencies arising out of litigation or other transactions that occur in the normal course of business. The following summarize our most significant accounting and reporting policies and practices:

Revenue Recognition. Revenue is recognized on the sale of a product when the product is shipped, which is when the risk of loss transfers to our customers, and collection of the receivable is reasonably assured. A product is not shipped without an order from the customer and credit acceptance procedures performed. The allowance for s is regularly reviewed and adjusted by management based on historical trends of returned items. Amounts paid by customers for shipping and handling costs are included in sales. The Company reimburses its wholesalers and retailers for promotional discounts, samples and certain advertising and promotional activities used in the promotion of the Company’s products. The accounting treatment for the reimbursements for samples and discounts to wholesalers results in a reduction in the net revenue line item. Reimbursements to wholesalers and retailers for certain advertising activities are included in selling and marketing expenses.

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Long-Lived Assets. Our management regularly reviews property, equipment and other long-lived assets, including identifiable amortizing intangibles, for possible impairment. This review occurs quarterly or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If there is indication of impairment of property and equipment or amortizable intangible assets, then management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. The fair value is estimated at the present value of the future cash flows discounted at a rate commensurate with management’s estimates of the business risks. Quarterly, or earlier, if there is indication of impairment of identified intangible assets not subject to amortization, management compares the estimated fair value with the carrying amount of the asset. An impairment loss is recognized to write down the intangible asset to its fair value if it is less than the carrying amount. Preparation of estimated expected future cash flows is inherently subjective and is based on management’s best estimate of assumptions concerning expected future conditions. The Company recorded a reserve for impairment on equipment held for sale of $2,000,000 during the Nine Months Ended September 30,2017.

Management believes that the accounting estimate related to impairment of our long lived assets, including our trademark license and trademarks, is a “critical accounting estimate” because: (1) it is highly susceptible to change from period to period because it requires management to estimate fair value, which is based on assumptions about cash flows and discount rates; and (2) the impact that recognizing an impairment would have on the assets reported on our balance sheet, as well as net income, could be material. Management’s assumptions about cash flows and discount rates require significant judgment because actual revenues and expenses have fluctuated in the past and we expect they will continue to do so.

RECENT ACCOUNTING PRONOUNCEMENTS

See Note 2 of the accompanying financial statements for the quarterly period ending September 30, 2017 for a discussion of recent accounting pronouncements.

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CERTAIN RELATIONSHIPS

AND RELATED TRANSACTIONS

The following includes a summary of transactions since the beginning of fiscal 2016, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to or better than terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Our board of directors reviews all transactions, arrangements or relationships between Reed’s and any of its executive officers, directors, director nominees or 5% or greater stockholders (or their immediate family members), each of whom we refer to as a “related person,” in which such related person has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, defined as a “related party transaction”, the related party must report the proposed related party transaction to our Chief Financial Officer. The policy calls for the proposed related party transaction to be reviewed and, if deemed appropriate, approved by the Nominations and Governance Committee. The board of directors has determined that all of the members of the Nominations and Governance Committee are independent under the rules of the NYSE American Company Guide. If practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Nominations and Governance Committee will review, and, in its discretion, may ratify the related party transaction. Any related party transactions that are ongoing in nature will be reviewed annually at a minimum. The related party transactions listed below were reviewed by the full board of directors.

During the period ended June 30, 2017, Chris Reed (the former Chief Executive Officer and current Chief Innovation Officer), Daniel Miles (Chief Financial Officer) and Robert Reed (brother of Chris Reed, Chief Innovation Officer) advanced funds of $260,000, $120,000 and $120,00 respectively to the Company for working capital uses. During the period, the Company repaid to Mr. Chris Reed the $120,000 that was advanced from him, and also repaid Robert Reed $103,000 of the advances due him. As of June 30, 2017, the aggregate amount due for the remaining unpaid advances was $277,000. The advances are unsecured, non-interest bearing with no formal terms of repayment.

Judy Holloway Reed, wife of Christopher J. Reed, served as Corporate Secretary since October 1996 and served as one of our directors from June 2004 to November 29, 2017. She has agreed to remain as Corporate Secretary until a replacement can be found.

Raptor/Harbor Reeds SPV LLC

October 10, 2017, we entered into a non-binding term sheet with Raptor/ Harbor Reeds SPV, LLC, a significant shareholder of the Company, (“Raptor”), whereby Raptor agreed to purchase from us a minimum of $6 million of unregistered units not subscribed in the rights offering in a private placement, subject to customary terms and conditions and execution of a definitive agreement. We expect to enter into the definitive backstop agreement on or about December 5, 2017. Raptor may exercise its basic subscription right and over-subscription privilege as a rights holder in the rights offering (subject to pro-ration as described elsewhere in this prospectus) but has no obligation to do so. The backstop commitment of a minimum of $6 million will be reduced by the subscription price paid by Raptor for its exercise of the basic subscription right (if any) and over-subscription privilege (if any) in the rights offering. The backstop commitment will also be reduced to the extent aggregate gross proceeds to Company from the exercise of rights by rights holders exceed $8 million and is subject to other customary terms and conditions. The backstop commitment is scheduled to close not later than the third trading day following the expiration date of the rights offering. Investment of any amount greater than $6 million will be made in the Backstop Investor’s sole discretion, subject to limitations of NYSE American Company Guide Section 713 and shareholder approval obtained at the Company’s 2017 Annual Meeting of Stockholders.

As compensation for the backstop commitment and subject to the closing of the rights offering, we will issue to Raptor, five- year warrants to purchase a minimum of 750,000 shares of our common stock. In the event Raptor funds more than $6 million pursuant to the backstop commitment, we will grant to Raptor additional warrants equal to 12.5% of funding in excess of $6 million. These “backstop warrants” will have an exercise price equal to $1.50, will not be exercisable for a term of 180 days and will have a cashless exercise feature. The backstop warrants are issuable to Raptor upon conclusion of the rights offering in consideration for the backstop commitment, subject to closing the rights offering, or, in the alternative, as a break-up fee if we enter into a definitive backstop commitment agreement for this rights offering with a third party unaffiliated with Raptor.

We also agreed to register the shares of common stock underlying the units (including shares of common stock underlying the warrants contained in the units) and shares of common stock underlying the backstop warrants.

Further, subject to NYSE American rules, we agreed to use our best efforts to appoint up to two individuals designated by Raptor to serve on our board of directors.

Regardless of whether the transactions contemplated by the backstop agreement are consummated, we have agreed to reimburse Raptor for all reasonable out-of-pocket fees and expenses (including attorneys’ fees and expenses) incurred by them in connection with the backstop agreement and the transactions contemplated thereby, not to exceed $50,0000.

Further, we agreed to enter into an extension agreement with Raptor, extending its subordinated non-redeemable note in the principal amount of $3.4 million by twenty-four months in exchange for amending the conversion price of the note from $3.00 to $1.75. We also agreed to file a registration statement registering the shares of common stock issuable upon conversion of the note after completion of the rights offering. We expect to enter into the extension agreement on or about December 5, 2017.

On July 13, 2017, we entered into a Warrant Exercise Agreement with Raptor to induce Raptor to purchase 766,667 shares of our common stock. The repriced warrants have an exercise price per share of $1.50 and were revised to modify language pertaining to “Fundamental Transactions”. Restrictions upon exercise were waived as to the repriced warrants. Reed’s received gross proceeds of $1,150,000 from Raptor’s exercise of the repriced warrants. We also issued to the Raptor additional second tranche warrants to purchase up to 350,000 shares of our common stock and additional third tranche warrants to purchase up to 60,000 shares of our common stock. Second tranche warrants have a term of five years, may be exercised commencing 6 months from the date of issuance and have an exercise price equal to $2.00. The third tranche warrants were exercisable immediately upon issuance for a term of five-years, with an exercise price equal to $1.55. Raptor was also granted the right to appoint a non-voting observer to our board of directors for so long as Raptor or its affiliates is a beneficial owner of our stock. As of the date hereof, Raptor has not made such an appointment.

On April 21, 2017, pursuant to a Securities Purchase Agreement, we sold and issued a secured convertible subordinated non-redeemable note in the principal amount of $3,400,000 and a warrant to purchase 1,416,667 shares of common stock to Raptor. The note bears interest at a rate of 12% per annum, compounded monthly on a 360-day year/ 30-day month basis. The note is secured by a second priority security interest in the Company’s assets, which is subordinate to the first priority security interest of PMC Financial Services Group, LLC. The note may not be prepaid and originally matured on April 21, 201. After 180 days, the note may be converted, at any time and from time to time, into 1,133,333 shares of common stock of the Company. The warrant will expire on April 21, 2019 and has an exercise price equal to $4.00 per share. The note and warrant contain customary anti-dilution provisions and the shares of common stock issuable upon conversion of the note and exercise of the warrant have been registered on Form S-1. Raptor was also granted a right to participate in future financing transactions of the Company for a term of two years.

Executive Compensation

The following table summarizes all compensation for fiscal years 2016 and 2015 received by our principal executive officer, current and former principal financial officers, current and former chief operating officers, and our current Senior Vice principal of Sales who were and currently are our “Named Executive Officers”.

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Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards ($)(1)	Non- Equity Incentive	Non- Qualified Deferred Compensation Earnings	All Other Compensation – 2	Total

Christopher J. Reed	2015	226,583	4,000						230,583
Chief Executive Officer	2016	227,000	40,000					4,320	271,320

Daniel V. Miles	2015	113,414	4,000	-	-	-	-	1,800	119,214
Principal Financial Officer	2016	175,000	40,000	-	-	-	-	4,320	219,320

Lawrence W. Tomsic	2015	84,706						22,500	107,206
(former Principal Financial Officer) (3)	2016								0

Mark Beaton	2015	109,252	40,000	-	-	-	-	1,800	151,052
Chief Operating Officer	2016	158,328			-			4,320	162,648

Neal Cohane	2015	210,000	25,000	-	-	-	-	21,067	256,067
SVP sales	2016	210,000	40,000					12,000	262,000

(1) The amounts represent the fair value for share-based payment awards issued during the year. The award is calculated on the date of grant in accordance with Financial Accounting Standards, excluding any impact of assumed forfeiture rates.

(2) Other compensation includes both cash payments and the estimated value of the use of company assets.

(3) Reed’s and Lawrence W. Tomsic agreed to a mutual separation on May 29, 2015 and includes severance of $22,500

Employment Agreements

We entered into an at-will employment agreement with Valentin Stalowir to serve as the Chief Executive Officer of Reed’s, effective as of June 28, 2017 and continuing thereafter unless terminated by either the Company or Mr. Stalowir with or without notice, and with or without cause, pursuant to the terms of the agreement Pursuant to the agreement, Mr. Stalowir receives a base salary at the initial rate of $300,000 per year, automatically increasing by $25,000 per year on each anniversary of the effective date until the base salary has reached $350,000. Mr. Stalowir will also receive a performance based cash bonus structure and equity comprised of stock options and/or restricted stock grants equal to 4% of Reed’s outstanding common stock, on a fully diluted basis calculated as of the effective date of the agreement, to be granted from an incentive compensation plan to be adopted and approved by Reed’s board of directors and stockholders at a later date. Mr. Stalowir is also eligible to participate in the Company’s other benefit plans. The agreement provides for full acceleration of equity grants triggered by a “change of control”, as defined in the agreement and contains confidentiality, invention assignment and non-solicitation covenants.

On October 4, 2017, we entered into an at-will employment agreement with Stefan Freeman for his service as the Chief Operating Officer of Reed’s, effective immediately and continuing thereafter unless terminated by either the Company or the executive officer with or without notice, and with or without cause, pursuant to the terms of the agreement. Pursuant to the agreement, Mr. Freeman receives a base salary at the initial rate of $225,000 per year, subject to annual review for increase. Mr. Freeman will also receive a performance based cash bonus structure and equity comprised of stock options and/or restricted stock grants to be granted from the Company’s 2017 Incentive Compensation Plan, recently approved by the Company’s shareholders. Mr. Freeman is also eligible to participate in the Company’s other benefit plans. The agreement provides for full acceleration of equity grants triggered by a “change of control”, as defined in the agreement and contains confidentiality, invention assignment and non-solicitation covenants.

Christopher Reed is currently paid an annual salary of $227,000. Neal Cohane is paid an annual salary of $210,000. Daniel Miles is currently paid an annual salary of $175,000. Any bonuses are discretionary.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth information regarding unexercised options and equity incentive plan awards for each Named Executive Officer outstanding as of December 31, 2016

Name and Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Christopher J. Reed, Chief Executive Officer	25,000		-1		$4.00	3/3/2018
	30,000	10,000	-2	-	$4.60	4/9/2019
	40,000	30,000	-4		$5.01	1/15/2020

Daniel Miles, Chief Financial Officer	66,667	33,333	-3	-	$5.01	5/8/2020
Neal Cohane, SVP Sales	30,000		-2	-	$4.00	3/3/2018
	30,000	10,000	-2	-	$4.60	4/9/2019
	40,000	30,000	-4	-	$5.01	1/15/2020

Mark Beaton, Chief Operating Officer	66,667	33,333	-3	-	$5.01	3/16/2020

89

(1) Options vest 25% immediately and 25% per year.

(2) These options vest 33% per year.

(3) These options vest 50% per year.

(4) These options vest 25% per year.

Director Compensation

The following table summarizes the compensation paid to our directors for the fiscal year ended December 31, 2016

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Judy Holloway Reed (1)	$4,062					$4,062
Mark Harris (2)	-	$900				$900
Daniel S.J. Muffoletto (1)	$11,230					$11,230
Michael Fischman	$3,000					$3,000
Stefan Freeman	$1,667					$1,667
Lewis Jaffe	$2,117					$2,117
Charles Cargile	$1,667					$1,667
John Bello	$16,666					$16,666

(1)	Former directors, term ended November 29, 2016

(2)	Former director, resigned June 1, 2016

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is listed for trading on the NYSE American trading under the symbol “REED”. The following is a summary of the high and low bid prices of our common stock on the NYSE American Capital Markets for the periods presented:

	Sales Price
	High	Low
Year Ending December 31, 2015
First Quarter	$7.00	$5.32
Second Quarter	6.64	5.08
Third Quarter	6.39	4.44
Fourth Quarter	5.90	4.50
Year Ending December 31, 2016
First Quarter	$5.46	$4.62
Second Quarter	4.85	2.37
Third Quarter	3.74	2.51
Fourth Quarter	4.25	3.86
Year Ending December 31, 2017
First Quarter	$4.35	3.55
Second Quarter	$4.75	2.30
Third Quarter	$2.65	1.50

As of December 1, 2017, there were approximately 4,500 stockholders of record of the common stock (including only non-objecting beneficial owners of record) and 15,268,258 outstanding shares of common stock.

90

Dividend Policy

We have never declared or paid dividends on our common stock. We currently intend to retain future earnings, if any, for use in our business, and, therefore, we do not anticipate declaring or paying any dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including the terms of our credit facility and our financial condition, operating results, current and anticipated cash needs and plans for expansion.

We are obligated to pay a non-cumulative 5% dividend from lawfully available assets to the holders of our Series A preferred stock in additional shares of common stock at our discretion. In 2016 and 2015, we paid dividends on our Series A preferred stock in an aggregate of 1,504 and 751 shares of common stock in each such year, respectively and anticipate that we will be obligated to issue at least this many shares annually to the holders of the Series A preferred stock so long as such shares are issued and outstanding.

Securities Authorized for Issuance Under Equity Compensation Plans

2007 Stock Option Plan and 2015 Incentive and Non-statutory stock option plan

On October 8, 2007, our board of directors adopted the 2007 Stock Option Plan for 1,500,000 shares and the plan was approved by our stockholders on November 19, 2007. All of the shares granted under our 2007 Stock Option Plan have been issued. Forfeited options issued under the 2007 plan can be reissued prior to expiration of the plan. On April 6, 2015, our board of directors adopted the 2015 Incentive and Non-statutory Stock Option Plan for 500,000 shares and the plan was approved by our stockholders on December 30, 2015. Forfeited options issued under the 2015 plan cannot be reissued.

The plans permit the grant of options to our employees, directors and consultants. The options may constitute either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code or “non-qualified stock options”. The primary difference between “incentive stock options” and “non-qualified stock options” is that once an option is exercised, the stock received under an “incentive stock option” has the potential of being taxed at the more favorable long-term capital gains rate, while stock received by exercising a “non-qualified stock option” is taxed according to the ordinary income tax rate schedule.

The plans are currently administered by the board of directors. The plan administrator has full and final authority to select the individuals to receive options and to grant such options as well as a wide degree of flexibility in determining the terms and conditions of options, including vesting provisions.

The exercise price of an option granted under the plan cannot be less than 100% of the fair market value per share of common stock on the date of the grant of the option. The exercise price of an incentive stock option granted to a person owning more than 10% of the total combined voting power of the common stock must be at least 110% of the fair market value per share of common stock on the date of the grant. Options may not be granted under the plan on or after the tenth anniversary of the adoption of the plan. Incentive stock options granted to a person owning more than 10% of the combined voting power of the common stock cannot be exercisable for more than five years.

When an option is exercised, the purchase price of the underlying stock will be paid in cash, except that the plan administrator may permit the exercise price to be paid in any combination of cash, shares of stock having a fair market value equal to the exercise price, or as otherwise determined by the plan administrator.

If an optionee ceases to be an employee, director, or consultant with us, other than by reason of death, disability or retirement, all vested options must be exercised within three months following such event. However, if an optionee’s employment or consulting relationship with us terminates for cause, or if a director of ours is removed for cause, all unexercised options will terminate immediately. If an optionee ceases to be an employee or director of, or a consultant to us, by reason of death, disability, or retirement, all vested options may be exercised within one year following such event or such shorter period as is otherwise provided in the related agreement.

91

For the 2007 plan, when a stock award expires or is terminated before it is exercised, the shares set aside for that award are returned to the pool of shares available for future awards. For the 2015 plan, when a stock award expires or is terminated before it is exercised, the shares are canceled and cannot be reissued.

No option can be granted under the plan after ten years following the earlier of the date the plan was adopted by the board of directors or the date the plan was approved by our stockholders.

2017 Equity Compensation Plan

On September 29, 2017, our shareholders approved our 2017 Equity Compensation Plan, which allows for the issuance of up to 3,000,000 shares of stock of common stock. The plan allows for the issuance of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, and equity-based or equity-related awards (“Other Stock- Based Awards) in such amounts and on such terms as the plan committee shall determine, subject to the terms and conditions set forth in the plan. Without limiting the generality of the preceding sentence, each such “Other Stock-Based Award” may (i) involve the transfer of actual shares of common stock to participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of common stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units, or share-denominated performance units, (iv) be designed to comply with applicable laws of jurisdictions other than the United States, and (v) be designed to qualify as performance based compensation; provided, that each Other Stock-Based Award shall be denominated in, or shall have a value determined by reference to, a number of shares of common stock that is specified at the time of the grant of such award.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2016, with respect to equity securities authorized for issuance under compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column (a))

Equity compensation plans approved by security holders	1,048,500	$4.68	87,500
Equity compensation plans not approved by security holders	803,909	$4.50	-
TOTAL	1,852,409	$4.60	87,500

92

93

REED’S INC.

CONDENSED BALANCE SHEETS

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash	$348,000	$451,000
Trade accounts receivable, net of allowance for doubtful accounts and returns and discounts of $378,000 and $256,000, respectively	3,188,000	2,485,000
Inventory, net of reserve for obsolescence of $290,000 and $115,000, respectively	7,815,000	6,885,000
Prepaid and other current assets	301,000	500,000
Total Current Assets	11,652,000	10,321,000
Property and equipment, net of accumulated depreciation of $5,280,000 and $4,863,000, respectively	4,089,000	7,726,000
Equipment held for sale, net of reserve of $2,000,000	2,465,000	-
Brand names	805,000	805,000
Total assets	$19,011,000	$18,852,000
LIABILITIES AND STOCKHOLDER’S DEFICIENCY
Current liabilities:
Accounts payable	$6,992,000	$5,959,000
Accrued expenses	181,000	215,000
Advances from officers	277,000	-
Line of credit	5,153,000	4,384,000
Current portion of long term financing obligations	214,000	190,000
Current portion of capital leases payable	194,000	183,000
Current portion of bank notes	953,000	953,000
Total current liabilities	13,964,000	11,884,000
Other long term liabilities
Long term financing obligation, less current portion, net of discount of $742,000 and $825,000, respectively	1,283,000	1,363,000
Capital leases payable, less current portion	286,000	438,000
Bank notes, net of discount $0 and $78,000, respectively	6,182,000	5,919,000
Convertible note, net of discount $2,833,000 and $0, respectively	748,000	-
Warrant liability	74,000	775,000
Other long term liabilities	117,000	130,000
Total Liabilities	22,654,000	20,509,000
Stockholders’ Deficiency
Series A Convertible Preferred stock, $10 par value, 500,000 shares authorized, 9,411 shares issued and outstanding	94,000	94,000
Common stock, $.0001 par value, 40,000,000 shares authorized, 15,286,258 and 13,982,230 shares outstanding	1,000	1,000
Additional paid in capital	35,447,000	29,971,000
Accumulated deficit	(39,185,000)	(31,723,000)
Total stockholders’ deficiency	(3,643,000)	(1,657,000)
Total liabilities and stockholders’ deficiency	$19,011,000	$18,852,000

The accompanying notes are an integral part of these condensed financial statements

F-1

REED’S, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net Sales	$10,887,000	$12,329,000	$28,046,000	$33,326,000
Cost of goods sold	8,825,000	9,443,000	23,216,000	25,945,000
Gross profit	2,062,000	2,886,000	4,830,000	7,381,000

Operating expenses:
Delivery and handling expenses	1,119,000	901,000	2,731,000	2,815,000
Selling and marketing expense	828,000	918,000	2,344,000	2,911,000
General and administrative expense	1,105,000	871,000	3,402,000	3,007,000
Impairment of assets	2,000,000	-	2,000,000	-
Total operating expenses	5,052,000	2,690,000	10,477,000	8,733,000

Income/(loss) from operations	(2,990,000)	196,000	(5,647,000)	(1,352,000)

Interest expense	(757,000)	(415,000)	(2,270,000)	(1,239,000)
Financing costs and warrant modification	(1,798,000)	-	(2,776,000)	-
Change in fair value of warrant liability	(72,000)	-	3,236,000	-
Net loss	(5,617,000)	(219,000)	(7,457,000)	(2,591,000)

Preferred Stock Dividends	-	-	(5,000)	(5,000)
Net loss attributable to common stockholders	$(5,617,000)	$(219,000)	$(7,462,000)	$(2,596,000)

Weighted average number of shares outstanding – basic and diluted	15,033,083	13,908,247	14,336,375	13,504,223
Loss per share – basic and diluted	$(0.37)	$(0.02)	$(0.52)	$(0.19)

The accompanying notes are an integral part of these condensed financial statements

F-2

REED’S, INC.

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

Nine months ended September 30, 2017

(Unaudited)

	Common Stock		Preferred Stock		Additional Paid In	Accumulated	Total Shareholders
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficiency
Balance, December 31, 2016	13,982,230	$1,000	9,411	$94,000	$29,971,000	$(31,723,000)	$(1,657,000)

Fair value of vesting of options to employees and directors					199,000		199,000
Fair value of common shares issued for services	62,365	-			99,000		99,000
Common shares issued upon exercise of warrants, net	1,122,376	-			1,650,000		1,650,000
Extinguishment of warrant liability					2,634,000		2,634,000
Fair value of warrants issued for financing costs					689,000		689,000
Common shares issued for cash	117,647	-			200,000		200,000
Preferred dividends paid in Common stock	1,640	-			5,000	(5,000)	-
Net loss						(7,457,000)	(7,457,000)
Balance, September 30, 2017	15,286,258	$1,000	9,411	$94,000	$35,447,000	$(39,185,000)	$(3,643,000)

The accompanying notes are an integral part of these condensed financial statements

F-3

REED’S, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended
	9/30/2017	9/30/2016
Cash flows from operating activities:
Net loss	$(7,457,000)	$(2,591,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	430,000	503,000
Amortization	728,000	186,000
Fair value of vested stock options issued to employees	199,000	449,000
Fair value of common stock issued for services	99,000	-
(Decrease) increase in allowance for doubtful accounts	122,000	(100,000)
Reserve for impairment on equipment held for sale	2,000,000	-
Fair value of warrants issued as financing cost	908,000
Modification cost of warrants	1,868,000	-
Change in fair value of warrant liability	(3,236,000)	-
Changes in operating assets and liabilities:
Accounts receivable	(825,000)	(61,000)
Inventory	(930,000)	122,000
Prepaid expenses and other assets	199,000	6,000
Accounts payable	1,033,000	(301,000)
Accrued expenses	176,000	182,000
Other long term liabilities	(43,000)	-
Net cash used in operating activities	(4,729,000)	(1,605,000)
Cash flows from investing activities:
Purchase of property and equipment	(535,000)	(585,000)
Net cash used in investing activities	(535,000)	(585,000)
Cash flows from financing activities:
Net borrowings (repayments) on advances from officers	277,000	-
Proceeds from sale of common stock	200,000	2,230,000
Proceeds from warrant exercises	1,650,000	45,000
Principal payments on capital expansion loan	(538,000)	(168,000)
Proceeds from issuance of convertible note	3,083,000	-
Principal repayments on long term financial obligation	(139,000)	(117,000)
Principal repayments on capital lease obligation	(141,000)	(131,000)
Net borrowings (repayments) on existing line of credit	769,000	462,000
Net cash provided by financing activities	5,161,000	2,321,000
Net (decrease) increase in cash	(103,000)	131,000
Cash at beginning of period	451,000	1,816,000
Cash at end of period	$348,000	$1,947,000

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$2,074,000	$843,000
Non Cash Investing and Financing Activities
Property and equipment acquired through capital expansion loan	$723,000	$1,307,000
Property and equipment acquired through capital lease obligations	-	86,000
Reclass of property to equipment held for sale	4,465,000	-
Fair value of warrants granted as debt discount	3,083,000	54,000
Dividends payable in common stock	5,000	5,000
Extinguishment of warrant liability	2,634,000	-

The accompanying notes are an integral part of these condensed financial statements

F-4

REED’S, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Nine Months Ended September 30, 2017 and 2016 (Unaudited)

1. Basis of Presentation and Liquidity

The accompanying interim condensed financial statements are unaudited, but in the opinion of management of Reed’s, Inc. (the “Company”), contain all adjustments, which include normal recurring adjustments necessary to present fairly the financial position at September 30, 2017 and the results of operations and cash flows for the Three and Nine Months Ended September 30, 2017 and 2016. The balance sheet as of December 31, 2016 is derived from the Company’s audited financial statements.

Certain information and footnote disclosures normally included in financial statements that have been prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, although management of the Company believes that the disclosures contained in these condensed financial statements are adequate to make the information presented herein not misleading. For further information, refer to the financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on April 24, 2017.

The results of operations for the Nine Months ended September 30, 2017 are not necessarily indicative of the results of operations to be expected for the full fiscal year ending December 31, 2017.

Liquidity

The accompanying financial statements have been prepared under the assumption that the Company will continue as a going concern. Such assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the Nine Months ended September 30, 2017 the Company recorded a net loss of $7,457,000 and used cash from operations of $4,729,000. As of September 30, 2017, we had a stockholder’s deficit of $3,643,000 and working capital deficit of $2,312,000 compared to stockholder’s deficit of $1,657,000 and working capital deficit of $1,563,000 at December 31, 2016.

As of September 30, 2017, the Company had a cash balance of $348,000 and had available borrowing on our existing line of credit of $305,000. Furthermore, the Company has bank loans of $12,288,000 due to its major lender that become due October 21, 2018 as discussed in Note 7.

We believe that the Company currently has the necessary working capital to support existing operations for at least the next twelve months. The Company believes that we will be successful in renewing or renegotiating the PMC loans and/or other debt. But, there are no assurances that this refinancing will be completed. We anticipate that our primary capital source will be positive cash flow from operations. We believe we can achieve positive cash flow by a combination of achieving our sales goals and implementing cost reductions. Historically, we have financed our operations primarily through private sales of common stock, preferred stock, convertible debt, lines of credit and cash generated from operations.

We may not generate sufficient revenues from product sales in the future to achieve profitable operations. If we are not able to achieve profitable operations at some point in the future, we will continue to have insufficient working capital to maintain our operations as we presently intend to conduct them or to fund our expansion and marketing and product development plans. In addition, our losses may increase in the future. These losses, among other things, have had and may continue to have an adverse effect on our working capital, total assets and stockholders’ equity. If we are unable to achieve profitability, the market value of our common stock would decline and there would be a material adverse effect on our financial condition.

F-5

The Company has engaged a specialty valuation and advisory services firm to assist management and the board of directors in determining a plan to maximize the value of property, plant and equipment. As of this report date, management is considering various alternatives and has not yet committed to any specific plans to sell or dispose of any assets and/or to exit or cease any of the current activities. The Company expects that a decision related to the plan to maximize the value of property plant and equipment may occur either shortly before the pending rights offering or in early 2018. Accordingly, as decisions are made, and actions are committed to, the Company will recognize the results in the financial statements. These actions may lead to certain charges including, but not limited to additional cash-related expenses, non-cash impairment charges, discontinued operations and/or other costs in connection with exit and disposal activities. Such transactions will be recognized when appropriate and may require cash payments for obligations such as one-time employee involuntary termination benefits, lease and other contract termination costs, costs to close facilities, employee relocation costs and ongoing benefit arrangements.

If we suffer losses from operations, our working capital may be insufficient to support our ability to expand our business operations as rapidly as we would deem necessary at any time, unless we are able to obtain additional financing. There can be no assurance that we will be able to obtain such financing on acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to pursue our business objectives and would be required to reduce our level of operations, including reducing infrastructure, promotions, personnel and other operating expenses. These events could adversely affect our business, results of operations and financial condition. If adequate funds are not available or if they are not available on acceptable terms, our ability to fund the growth of our operations, take advantage of opportunities, develop products or services or otherwise respond to competitive pressures could be significantly limited.

2. Significant Accounting Policies

Income (Loss) per Common Share

Basic income (loss) per share is computed by dividing the net income (loss) applicable to common stock holders by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is computed by dividing the net income (loss) applicable to common stock holders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued, using the treasury stock method. Potential common shares are excluded from the computation when their effect is antidilutive.

The Company had potentially dilutive securities that consisted of:

	September 30,
	2017	2016
Warrants	1,908,616	803,909
Series A Preferred Stock	37,644	37,644
Options	714,500	952,000
Total	2,660,760	1,793,553

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Those estimates and assumptions include estimates for reserves of uncollectible accounts, inventory obsolescence, depreciable lives of property and equipment, impairment reserve on equipment held for sale, analysis of impairments of recorded intangibles, accruals for potential liabilities, assumptions made in valuing stock instruments issued for services, assumptions made in valuing derivative liabilities and valuation of deferred tax assets.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers”. ASU 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current U.S. GAAP and replace it with a principle based approach for determining revenue recognition. Under ASU 2014-09, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The FASB has recently issued ASU 2016-08, ASU 2016-10, ASU 2016-11, ASU 2016-12, and ASU 2016-20 all of which clarify certain implementation guidance within ASU 2014-09. ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted only in annual reporting periods beginning after December 15, 2016, including interim periods therein. The standard can be adopted either retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the cumulative catch-up transition method). The Company has concluded that this new pronouncement will require a reclassification of discount expenses currently included in bad debt expense as a reduction of net sales by the same amount. No other impact of adopting this new guidance on its financial position, results of operations, and cash flows is expected. The Company will adopt the provisions of this statement in the first quarter of fiscal 2018.

F-6

In February 2016, the FASB issued ASU No. 2016-02, “Leases”. ASU 2016-02 requires a lessee to record a right of use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. ASU 2016-02 is effective for all interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest period presented in the financial statements. The Company has evaluated the expected impact that the standard could have on its financial statements and related disclosures and expects to adopt standard with the reporting period ending December 31, 2018.

In July 2017, the FASB issued ASU No. 2017-11, “Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features; (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception” (“ASU 2017-11”). ASU 2017-11 allows companies to exclude a down round feature when determining whether a financial instrument (or embedded conversion feature) is considered indexed to the entity’s own stock. As a result, financial instruments (or embedded conversion features) with down round features may no longer be required to be accounted for as derivative liabilities. A company will recognize the value of a down round feature only when it is triggered, and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, an entity will treat the value of the effect of the down round as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. For convertible instruments with embedded conversion features containing down round provisions, entities will recognize the value of the down round as a beneficial conversion discount to be amortized to earnings. ASU 2017-11 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The guidance in ASU 2017-11 can be applied using a full or modified retrospective approach. The adoption of ASU 2017-11 is not expected to have any impact on the Company’s financial statement presentation or disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

Concentrations

During the three months ended September 30, 2017, the Company had two customers that accounted for 19% and 15% of gross sales respectively and 22% and 19% of sales in the same period in the prior year. During the Nine Months ended September 30, 2017, the Company had two customers that accounted for 21% and 11% respectively of sales and 24% and 13% of sales in the same period in the prior year. No other customer accounted for more than 10% of gross sales in the periods.

As of September 30, 2017, the Company had two customers that accounted for 19% and 17% respectively, of accounts receivable. As of December 31, 2016, the Company had two customers that accounted for 28% and 12% of accounts receivable. No other customer accounted for more than 10% accounts receivable as of those dates.

During the three months ended September 30, 2017, the Company had one vendor that accounted for 18% of all purchases, and 24% of all purchases in the same period in the prior year. During the Nine Months ended September 30, 2017, the Company had one vendor that accounted for 18% of purchases and 26% in the same period in the prior year. No other vendor accounted for more than 10% of purchases in the periods.

F-7

As of September 30, 2017, the Company had one vendor that accounted for 24% of all payables. As of December 31, 2016, the Company had one vendor that accounted for 12% of all payables. No other vendor accounted for more than 10% of accounts payable as of that date.

Fair Value of Financial Instruments

The Company uses various inputs in determining the fair value of its investments and measures these assets on a recurring basis. Financial assets recorded at fair value in the balance sheets are categorized by the level of objectivity associated with the inputs used to measure their fair value. Authoritative guidance provided by the FASB defines the following levels directly related to the amount of subjectivity associated with the inputs to fair valuation of these financial assets:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3—Unobservable inputs based on the Company’s assumptions.

The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, accounts receivable, short-term bank loans, accounts payable, notes payable and other payables, approximate their fair values because of the short maturity of these instruments. The carrying values of capital lease obligations and long-term financing obligations approximate their fair values due to the fact that the interest rates on these obligations are based on prevailing market interest rates.

As of September 30, 2017, and December 31, 2016, the Company’s balance sheets included the warrant liability of $74,000 and $775,000 respectively, which were based on Level 2 measurements.

3. Inventory

Inventory is valued at the lower of cost (first-in, first-out or market) and, net of reserves, is comprised of the following as of:

	September 30, 2017	December 31, 2016
Raw Materials and Packaging	$4,844,000	$3,874,000
Finished Goods	2,971,000	3,011,000
Total Inventory	$7,815,000	$6,885,000

During the nine months ended September 30, 2017, the Company increased our reserve for obsolescence to $290,000 from $115,000 as of December 31, 2016.

4. Property and Equipment

Property and equipment are comprised of the following as of:

	September 30, 2017	December 31, 2016
Land	$1,107,000	$1,107,000
Building	2,360,000	1,875,000
Vehicles	651,000	666,000
Machinery and equipment	2,090,000	3,686,000
Equipment under capital leases	226,000	226,000
Office equipment	506,000	475,000
Construction In Progress	2,429,000	4,554,000
Book value	9,369,000	12,589,000
Accumulated depreciation	(5,280,000)	(4,863,000)
Net book value	$4,089,000	$7,726,000

Depreciation expense for the Nine Months ended September 30, 2017 and 2016 was $430,000 and $503,000, respectively.

During the three months ended September 30, 2017, the Company engaged a specialty valuation and advisory services firm to assist management and the board of directors in determining a plan to maximize the value of property, plant and equipment. As of September 30, 2017, management is considering various alternatives and has not yet committed to any specific plans. However, management has identified certain assets classified as equipment held for sale that are likely to be divested. Management has estimated the fair value of the assets to be approximately $2,465,000, and accordingly the Company recognized an impairment loss during the three months ended September 30, 2017 in the amount of $2,000,000.

	September 30, 2017	December 31, 2016
Equipment Held for sale	$4,465,000	$-
Reserve	(2,000,000)	$-
Net book value	$2,465,000	$-

F-8

5. Intangible Assets and Impairment Policy

Intangible assets are comprised of indefinite-lived brand names acquired and have been assigned an indefinite life as we currently anticipate that these brand names will contribute cash flows to the Company perpetually. These indefinite-lived intangible assets are not amortized, but are assessed for impairment annually and evaluated annually to determine whether the indefinite useful life is appropriate. As part of our impairment test, we first assess qualitative factors to determine whether it is more likely than not that the indefinite-lived intangible asset is impaired. If further testing is necessary, we compare the estimated fair value of our indefinite-lived intangible asset with its book value. If the carrying amount of the indefinite-lived intangible asset exceeds its fair value, as determined by its discounted cash flows, an impairment loss is recognized in an amount equal to that excess. Based on management’s measurement, there were no indications of impairment at September 30, 2017.

	September 30,2017	December 31, 2016
Virgil’s	$576,000	$576,000
Sonoma Sparkler	229,000	229,000
Brand names	$805,000	$805,000

6. Advances from Related Parties

During the year ended September 30, 2017, Chris Reed (the former CEO and current CIO), Daniel Miles (CFO) and Robert Reed (brother of Chris Reed, CIO) advanced funds of $260,000 and $120,00 respectively to the Company for working capital uses. During the period, the Company repaid to Mr. Chris Reed $120,000 that was advanced from him, and also repaid Robert Reed $103,000 of the advances due him. As of September 30, 2017, the aggregate amount due for the remaining unpaid advances was $277,000. The advances are unsecured, non-interest bearing with no formal terms of repayment.

7. Notes Payable

The Company has a Loan and Security Agreement with PMC Financial Services Group, LLC (PMC) that provides a $6,000,000 revolving line of credit, a $3,000,000 term loan and a Capital Expansion loan up to $4,700,000. The loans are secured by substantially all the assets of the Company and were initially due on January 1, 2019. As a condition to PMC’s approval of the transaction described in Note 10, and Purchaser’s subordinated security interest, on April 21, 2017, Reed’s Inc. and PMC entered into Amendment Number Fifteen to Amended and Restated Loan and Security Agreement changing the Revolving Loan Maturity Date, Term Loan Maturity Date, Cap Ex Loan Maturity Date and Term Loan B Maturity Date from January 1, 2019, to October 21, 2018.

The notes are as follows:

Revolving Line of Credit

The agreement provides a $6,000,000 revolving line of credit. Consistent with prior year, the revolving line of credit has been expanded by an additional $630,000 to accommodate prepaid inventory. This expansion is payable by the end of the current year. At September 30, 2017 and December 31, 2016, the aggregate amount outstanding under the line of credit was $5,153,000 and $4,384,000, respectively.

The interest rate on the Revolving Loan is discussed below. In addition, there is a monthly management fee of .45% of the average monthly loan balance.

F-9

The revolving line of credit is based on 85% of accounts receivable and 60% of eligible inventory and is secured by substantially all of the Company’s assets. As of September 30, 2017, the Company had $305,000 borrowing availability under the line of credit agreement.

The line of credit matures on October 21, 2018 and was subject to a 1% prepayment penalty for prepayment prior to the first anniversary of the effective date.

Bank Notes

Bank notes consist of the following as of September 30, 2017 and December 31, 2016:

	September 30,2017	December 31, 2016
Term Loans	$3,000,000	$3,000,000
Capex loan	4,135,000	3,950,000
Valuation discount	-	(78,000)
Net	7,135,000	6,872,000
Current portion	(953,000)	(953,000)
Long term portion	$6,182,000	$5,919,000

(A)	Term Loans

In connection with the Loan and Security Agreement with PMC, the Company entered into two Term Loans of $1,500,000 each, for an aggregate borrowing of $3,000,000. The term loans are secured by all of the unencumbered assets of the Company and are due on October 21, 2018. The annual interest rate on the loans are discussed below. As of September 30, 2017, and December 31, 2016, the amount outstanding was $3,000,000 and $3,000,000 respectively.

(B)	Capital Expansion (“CAPEX”) Loan

In connection with the Loan and Security Agreement with PMC, the Company entered into a Capital expansion loan which, after amendment allows a total borrowing of $4,700,000. The loans are secured by all of the property and equipment purchased under the loan. The interest rate on the CAPEX loan is the prime rate plus 5.75% (9.5% at September 30, 2017). Interest only is payable on CAPEX Loans through January 31, 2017, at which time principal and interest will be aggregated and repaid in equal monthly payments of principal and interest based on 48 month amortization. Currently and until the second tranche has been closed, the estimated amount that will become due in the next twelve months is $953,000. At September 30, 2017 and December 31, 2016, the total balance on the CAPEX loan was $4,135,000 and $3,950,000 respectively, and as of September 30, 2017, the Company had future borrowing availability of $330,000.

In addition, the Company agreed to pre-pay the CAPEX Loan by at least $300,000 from the proceeds of the sale of idle equipment, if such sale were to occur.

In conjunction with this loan the Company placed equipment with a cost of $341,000 and a net book value of $250,000 at a co-packing facility to enable the co-packer to manufacture our products. Should the Company be unable to secure access to the equipment in the event of failure of the co-packer, the amount will become due and payable by the Company.

F-10

(C)	Issuance of Warrants upon Amendments

In prior years, the Company issued 225,000 warrants to PMC as part of various restructuring of the notes. The aggregate value of the warrants were valued at $179,000 using the Black Scholes Merton option pricing model and was recorded as a valuation discount and is being amortized over the term loans.

On December 7, 2016, the Company agreed to reprice the exercise price of 175,000 common stock purchase warrants granted. The incremental value of the warrants before and after the modification of $38,000 is being amortized over the remaining term of the loans.

As of December 31, 2016, the unamortized balance of the loans was $78,000. During the Nine Months ended September 30, 2017 the remaining unamortized balance was fully amortized.

(D)	Interest Rates

Notwithstanding the other borrowing terms above, if Excess Borrowing Availability under the $6 million Revolving line of credit remains more than $1,500,000 at all times during the preceding month (currently the Company’s Borrowing Availability is $305,000) the additional interest rate for all loans will be eliminated. The following chart summarizes the loans as of September 30, 2017,

Description	Rate	Base Interest Rate	Increase in Prime	Current Original rate	Additional Interest	Current rate
Term A	P+5.75%	9.00%	1.00%	10.00%	3.00%	13.00%
Term B	P+11.60%	14.85%	1.00%	15.85%	0.00%	15.85%
Line of Credit (Prime Plus)	P+0.35%	3.60%	1.00%	4.60%	3.00%	7.60%
Capital Loans	P+5.75%	9.00%	1.00%	10.00%	3.00%	13.00%

As noted above, there is a .45% monthly monitoring fee for the line of credit. When added to current rate, the current annual rate is approximately 13.5%

8. Obligations under Capital Leases

The Company leases equipment for its brewery operations with an aggregate value of $944,000 under Nine non-cancelable capital leases. Monthly payments range from $341 to $10,441 per month, including interest, at interest rates ranging from 6.51% to 17.31% per annum. At September 30, 2017, monthly payments under these leases aggregated $19,000. The leases expire at various dates through 2020.

F-11

Future minimum lease payments under capital leases are as follows:

Years Ending September 30,
2018	$195,000
2019	246,000
2020	84,000
2021	16,000
2022	-
Total payments	$541,000
Less: Amount representing interest	(61,000)
Present value of net minimum lease payments	$480,000
Less: Current portion	(194,000)
Non-current portion	$286,000

9. Long-term Financing Obligation

Long term financing obligation is comprised of the following as of:

	September 30,2017	December 31,2016
Financing obligation	$2,239,000	$2,378,000
Valuation discount	(742,000)	(825,000)
Net long term financing obligation	$1,497,000	$1,553,000
Less current portion	(214,000)	(190,000)
Long term financing obligation	$1,283,000	$1,363,000

On June 15, 2009, the Company closed escrow on the sale of its two buildings and its brewery equipment and concurrently entered into a long-term lease agreement for the same property and equipment. In connection with the lease the Company has the option to repurchase the buildings and brewery equipment from 12 months after the commencement date to the end of the lease term at the greater of the fair market value or an agreed upon amount. Since the lease contains a buyback provision and other related terms, the Company determined it had continuing involvement that did not warrant the recognition of a sale; therefore, the transaction has been accounted for as a long-term financing. The proceeds from the sale, net of transaction costs, have been recorded as a financing obligation in the amount of $3,056,000. Monthly payments under the financing agreement of approximately $35,000 are recorded as interest expense and a reduction in the financing obligation at an implicit rate of 9.9%. During the period ended September 30, 2017 and 2016, the Company recorded interest expense of $172,000 and $184,000, respectively.

In connection with the financing obligation and subsequent amendments, the Company issued an aggregate of 600,000 warrants to purchase its common stock. The 600,000 warrants were valued at an aggregate amount of $1,336,000 and were recorded as valuation discount at date of issuance, and are being amortized over 15 years, the term of the purchase option. The balance of the unamortized valuation discount at December 31, 2016 was $825,000. Amortization of valuation discount was $83,000 during the Nine Months ended September 30, 2017 and the unamortized balance as of September 30, 2017 was $742,000.

F-12

10. Convertible Note

Convertible note consists of the following:

	September 30,2017	December 31,2016
12% Convertible Note Payable	$3,400,000	$-
Accrued Interest	181,000
Valuation Discount	(2,833,000)	0
Convertible Note Payable, Net	$748,000	$-

On April 21, 2017 (“Closing Date”), pursuant to a Securities Purchase Agreement (“Purchase Agreement”), the Company sold and issued a secured convertible subordinated non-redeemable note in the principal amount of $3,400,000 (“Note”) and a warrant to purchase 1,416,667 shares of common stock (“Warrant Shares”) to Raptor/Harbor Reeds SPV LLC (“Purchaser”). The Note bears interest at a rate of 12% per annum, compounded monthly on a 360-day year/ 30-day month basis. The Note is secured by a second priority security interest in the Company’s assets, which is subordinate to the first priority security interest of PMC Financial Services Group, LLC (“PMC”). The Note matures on the two-year anniversary of the Closing date and may not be prepaid. After 180 days, the Note may be converted, at any time and from time to time, into 1,133,333 shares of common stock of the Company (“Conversion Shares”). Wunderlich Securities, the Company’s placement agent, received a fee of $160,000 for placement agency services. In addition the Company incurred other direct costs of $157,000 resulting in net proceeds to the Company of $3,083,000.

The Warrant Shares will expire on the fifth (5th) anniversary of the Closing Date and have an exercise price equal to $4.00. The Warrant Shares will not be exercisable until 180 days after the Closing date. The Note and Warrant contain customary anti-dilution provisions and the Conversion Shares and Warrant Shares are subject to a registration rights agreement. The investor was granted a right to participate in future financing transactions of the Company for a term of two years. In addition, the warrants issued to the investor included a fundamental transaction provision, and, as such, were accounted for as warrant liability. Upon their issuance, the fair value of these warrants was determined to be $3,302,000 using the Black-Scholes-Merton option pricing model (see Note 11 for further discussion of warrant liability). In accordance with the current accounting guidance $3,083,000 of this amount was recorded as a valuation discount, and the excess of the fair value of the warrant liability at the issuance date over the amount allocated to valuation discount of $219,000 was accounted for as a financing cost. As such, the Company recognized a debt discount at the dates of issuance in the aggregate amount of $3,400,000 related to the fair value of the warrant liability of $3,083,000 and cash offering costs of $317,000. The debt discount is to be amortized over the term of the note. Amortization of the note discount during the Nine Months ended September 30, 2017 was $567,000, and the unamortized debt discount at September 30, 2017 was $2,833,000.

On April 19, 2017, three accredited investors that are party to the Securities Purchase Agreement dated May 26, 2016 and hold participation rights in the Company’s financing transactions agreed to waive their participation rights with regard to the April 21, 2017 financing. In consideration, these investors’ participation rights, expiring in May 2017, were extended for a period of two years. In addition, the Company increased the terms of their outstanding warrants by one year and reduced the exercise price from $4.25 to $3.00, The incremental change in their fair value of $187,000 was accounted for as an increase in the fair value of the warrant liabilities as of the date of modification and recorded as a cost of warrant modification. In addition, the Company also issued five-year warrants to purchase an aggregate of 210,111 shares of common stock at the exercise price of $3.00 to these investors. The newly issued warrants contain customary anti-dilution provisions and included a fundamental transaction provision, and were accounted for as warrant liability. As such, the fair value of the new warrants of $571,000 was accounted for as a warrant liability and a financing cost at the issue date. Fair value was determined using the Black-Scholes-Merton option pricing model.

On July 13, 2017, the Company entered into warrant exercise agreements with the investors to reprice the warrants to purchase 1,416,667 and 210,111 shares of our common stock discussed above (see Note 11 for additional information).

F-13

11. Warrants

Warrant Activity

The Company has issued warrants to investors and a placement agent as part of our financing transactions. The following table summarizes warrant activity for the Nine Months ended September 30, 2017:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Terms (Years)	Aggregate Intrinsic Value

Outstanding at December 31, 2016	803,909	$4.50	4.00	$26,000
Granted	2,227,083	$1.62
Exercised	(1,122,376)	$1.50
Forfeited or expired	-
Outstanding at September 30, 2017	1,908,616	$2.50	4.22	$709,000
Exercisable at September 30, 2017	611,507	$4.19	3.32	$57,000

On April 21, 2017 and April 19, 2017, the Company granted warrants to purchase 1,416,667 shares and 210,111 shares, respectively, of our common stock in connection with a debt financing transaction (see Note 10 for additional information). These warrants initially included a “fundamental transaction clause” that resulted in the fair value of these warrants of $3,873,000 being characterized as liabilities (see Note 11). All such warrants were included in the July 13, 2017 repricing discussed below.

On July 13, 2017, the Company entered into warrant exercise agreements with certain investors holding participation rights in our financing transactions to reprice warrants to purchase 1,906,925 shares of our common stock. The warrants were also revised to lower the exercise price from $3 and $4 per share to $1.50 per share, The Company determined that the incremental cost before and after the modification of the warrants resulted in an incremental charge of $1,109,000. The warrants were also changed to modify language pertaining to a “fundamental transaction” that eliminated these warrants from being classified as warrant liabilities. As a result, the investors exercised warrants into 1,122,376 shares of common stock at the repriced $1.50 per share resulting in proceeds to the Company of $1,650,000. The Company’s modification of the fundamental transaction clause enabled the remaining investor warrants of 784,549 with a fair value of $1,033,000 to be reclassified from a liability to equity during the third quarter ended September 30, 2017 (see Warrant Liability below for additional information).

Additionally, as part of the warrant exercise agreements, the Company issued to the investors, pro rata based on the number of shares each investor exercised, a second tranche of warrants to purchase 512,560 shares of our common stock and on July 19, 2017 a third tranche of warrants to purchase 87,745 shares of our common stock. The second tranche of warrants have a term of 5 years, may be exercised commencing six months after issuance and have an exercise price of $2.00. The third tranche of warrants were exercisable immediately upon issuance for a term of 5 years and have an exercise price of $1.55. The newly issued warrants contain customary anti-dilution provisions. As such, the aggregate fair value of the new warrants of $689,000 was accounted for as a financing cost as of their respective issue dates. Fair value was determined using the Black-Scholes-Merton option pricing model with a volatility of 53.75% an interest free rate of 1.65% and a stock price of $2.35. During the Nine Months ended September 30, 2017, the Company’s statement of operations includes a charge of $1,480,000 related to warrant financing costs.

The intrinsic value was calculated as the difference between the closing market price, which was $2.20 and the exercise price of the Company’s common stock warrants as of September 30, 2017.

F-14

Warrant Liability

As of December 31, 2016, the Company had 418,908 outstanding warrants that included certain fundamental transaction terms. The Company determined that the fundamental transaction terms of these warrants could give rise to an obligation of the Company to pay cash to the warrant holders. As such, in accordance with Accounting Standards Codification Topic 480, “Distinguishing Liabilities from Equity”, the fair value of these warrants was classified as a liability on the Company’s balance sheet and the corresponding changes in fair value is required to be recorded in the Company’s statements of operations in each subsequent reporting period. The fair value of these warrant liabilities at December 31, 2016 was $775,000. During the period ended September 30, 2017 the Company issued an additional 1,626,778 of these warrants with a fair value of $3,873,000 that contained the same terms that required the recognition of these warrants as liabilities. During the period ended September 30, 2017 holders converted 1,122,376 of these warrants into common shares. The fair value of the liability of these warrants at the date of exercise was $1,601,000, and was recorded as an adjustment to paid in capital. At the same date, the Company and the holders of the remaining warrants agreed to modify the language of the fundamental transaction clause where the definition became dependent on obtaining board approval, thus eliminating the need for the liability classification of warrants. As such, the fair value of these warrants of $1,033,000 was recorded as an adjustment to capital. Outstanding shares at September 30, 2017 include 138,762 warrants with a fair value of $74,000 which are classified as a warrant liability.

The warrant liability fair value was valued at the following reporting, issuance and modification dates using the Black-Scholes-Merton option pricing model with the following assumptions:

	As of	Upon Issuance	Upon Modification	Upon Modification	As of
	December 31, 2016	April 21, 2017	April 21, 2017	July 13, 2017	September 30, 2017
Stock Price	$4.10	$4.75	$4.75	$2.35	$2.20
Risk free interest rate	1.58%	1.51%	1.51%	1.65%	1.62%
Expected Volatility	54.71%	49.33%	49.33%	53.75%	53.95%
Expected life in years	4.42	5.00	5.00	4.77 to 4.89	3.67
Expected dividend yield	0.00%	0.00%	0.00%	0.00%	0.00%
Number of Warrants	418,909	1,626,778	280,147	1,906,925	138,762
Fair Value of Warrants	$775,000	$3,873,000	$187,000	$1,109,000	$74,000

The risk-free interest rate used in the calculation was based on rates established by the Federal Reserve Bank. The Company uses the historical volatility of its common stock to estimate the expected volatility. The expected life of the warrant was determined by the remaining contractual life of the warrant instrument. The expected dividend yield was determined to be zero based on the fact that the Company has not paid dividends to its common stockholders in the past and does not expect to pay dividends to its common stockholders in the future.

During the Nine Months ended September 30, 2017, the Company’s statement of operations includes a gain of $3,236,000 related to the change in fair value of the warrant liability and a charge of $1,296,000 related to warrant modification costs. In addition to the fair value gain, the warrant liability balance for the Nine Months ended September 30, 2017 was further reduced by $2,634,000 from exercised shares and a reclassification to equity as discussed in Warrant Activity above.

F-15

12. Stockholders’ Equity

Preferred Stock

On June 28, 2017 dividends were paid on the Series A Preferred stock in the amount of $5,000, by issuing 1,640 shares of common stock.

Common Stock

During the Nine Months ended September 30, 2017, the Company:

●	Issued 58,065 shares of its common stock to certain members of the board of directors valued at $1.55 per share with an aggregate value of $90,000 for services rendered.
●	Issued 4,300 shares of its common stock to a related party valued at $2.20 per share with an aggregate value of $9,000 for services rendered.
●	Issued 1,122,376 shares of its common stock at $1.50 per share with gross proceeds of $1,684,000 in connection with the exercise of investor warrants (see Note 11 for additional information).
●	Sold 117,647 shares of its common stock to a member of the board of directors valued at $1.70 per share with total proceeds of $200,000.

13. Share-Based Payments

Stock options granted under our equity incentive plans generally vest over 3 years from the date of grant, at 33% per year or over 4 years at 25% per year and expire 5 years from the date of grant. Stock options may be granted to eligible employees, directors and consultants of the Company. The following table summarizes stock option activity for the Nine Months ended September 30, 2017:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Terms (Years)	Aggregate Intrinsic Value

Outstanding at December 31, 2016	1,048,500	$4.68	3.80	$61,000
Granted	-	$-
Exercised	-	$-
Forfeited or expired	(334,000)	$4.85
Outstanding at September 30, 2017	714,500	$4.60	3.34	$-
Exercisable at September 30, 2017	503,200	$4.65	2.23	$-

During the Nine Months ended September 30, 2017, the Company did not grant any stock options to any employee or other party.

The aggregate intrinsic value was calculated as the difference between the closing market price, which was $2.20, and the exercise price of the Company’s stock options as of September 30, 2017. Stock-based compensation recognized on the Company’s statement of operations for the Nine Months Ended September 30, 2017 and 2016 was $199,000 and $449,000, respectively. As of September 30, 2017, unamortized stock-based compensation of $220,000 is expected to be recognized over a period of 1.24 years.

14. Subsequent Events

On October 23, 2017, the Company filed with the SEC a rights offering (Form S-1). The rights offering is an offer to existing shareholders to purchase Company stock for purposes of enabling the Company to fund key initiatives and retire certain debt. There is no assurance that such rights offering will be successful.

F-16

On October 10, 2017, we entered into a non-binding term sheet with Raptor/ Harbor Reeds SPV, LLC, significant shareholder of the Company, (“Raptor”). Raptor agreed to purchase from us a minimum of $6 million of unregistered units not subscribed in the rights offering in a private placement, subject to customary terms and conditions and execution of a definitive agreement. This backstop commitment will be reduced to the extent aggregate gross proceeds to Company from the exercise of rights by rights holders exceed $8 million and also to the extent of Raptor’s participation in the rights offering as a rights holder. The backstop commitment is scheduled to close not later than the third trading day following the expiration date of the rights offering.

As compensation for the backstop commitment and subject to the closing of the rights offering, we agreed to issue to Raptor, 5-year warrants to purchase a minimum of 750,000 shares of our common stock. In the event Raptor funds more than $6 million pursuant to the Backstop Agreement, we will grant to Raptor additional warrants equal to 12.5% of funding in excess of $6 million. The warrants will have an exercise price equal to the $1.50, will not be exercisable for a term of 180 days and will have a cashless exercise feature. We also agreed to register the shares of common stock underlying the warrants. The warrants are issuable to Raptor upon conclusion of the rights offering in consideration for the backstop commitment, subject to closing the rights offering, or, in the alternative, as a break-up fee if we enter into a definitive backstop commitment agreement for this rights offering with a third party unaffiliated with Raptor.

Further, subject to NYSE American rules, we agreed to use our best efforts to appoint up to two individuals designated by Raptor to serve on our board of directors.

Regardless of whether the transactions contemplated by the backstop agreement are consummated, we must reimburse Raptor for all reasonable out-of-pocket fees and expenses (including attorneys’ fees and expenses) incurred by them in connection with the backstop agreement and the transactions contemplated thereby, not to exceed $50,0000.

Further, we agreed to enter into an extension agreement with Raptor, extending its subordinated non-redeemable note in the principal amount of $3.4 million by twenty four months in exchange for amending the conversion price of the note from $3.00 to $1.75. We also agreed to file a registration statement registering the shares of common stock issuable upon conversion of the note after completion of the rights offering. We expect to enter into the definitive extension agreement on or about December 5, 2017.

F-17

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Reed’s, Inc.

We have audited the accompanying balance sheets of Reed’s, Inc. as of December 31, 2016 and 2015, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Reed’s, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Weinberg & Company, P.A.

Los Angeles, California
April 24, 2017

F-18

REED’S INC.

BALANCE SHEETS

	December 31, 2016	December 31 2015
ASSETS
Current assets:
Cash	$451,000	$1,816,000
Trade accounts receivable, net of allowance for doubtful accounts and returns and discounts of $256,000 and $356,000, respectively	2,485,000	2,894,000
Inventory, net of reserve for obsolescence of $115,000 and $290,000, respectively	6,885,000	7,974,000
Prepaid and other current assets	500,000	769,000
Total Current Assets	10,321,000	13,453,000

Property and equipment, net of accumulated depreciation of $4,719,000 and $4,216,000, respectively	7,726,000	5,369,000
Brand names	805,000	1,029,000
Total assets	$18,852,000	$19,851,000

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$5,959,000	$7,458,000
Accrued expenses	215,000	168,000
Line of credit	4,384,000	4,443,000
Current portion of long term financing obligations	190,000	160,000
Current portion of capital leases payable	183,000	153,000
Current portion of bank notes	953,000	341,000
Total current liabilities	11,884,000	12,723,000

Other Long Term Liabilities	130,000	-
Long term financing obligation, less current portion, net of discount of $825,000 and $935,000, respectively	1,363,000	1,443,000
Capital leases payable, less current portion	438,000	490,000
Bank notes, net of discount $78,000 and $132,000, respectively	5,919,000	4,410,000
Warrant liability	775,000	-
Total Liabilities	20,509,000	19,066,000

Stockholders’ equity (deficit):
Series A Convertible Preferred stock, $10 par value, 500,000 shares authorized, 9,411 shares issued and outstanding	94,000	94,000
Common stock, $.0001 par value, 19,500,000 shares authorized, 13,982,230 and 13,160,860 shares issued and outstanding, respectively	1,000	1,000
Additional paid in capital	29,971,000	27,399,000
Accumulated deficit	(31,723,000)	(26,709,000)
Total stockholders’ equity (deficit)	(1,657,000)	785,000
Total liabilities and stockholders’ equity (deficit)	$18,852,000	$19,851,000

The accompanying notes are an integral part of these financial statements

F-19

REED’S, INC.

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2016 and 2015

	2016	2015
Net Sales	$42,472,000	$45,948,000
Cost of goods sold	33,490,000	34,343,000
Gross profit	8,982,000	11,605,000

Operating expenses:
Delivery and handling expenses	3,902,000	5,100,000
Selling and marketing expense	3,701,000	4,867,000
General and administrative expense	4,208,000	4,368,000
Impairment of assets	224,000	-
Total operating expenses	12,035,000	14,335,000

Loss from operations	(3,053,000)	(2,730,000)
Interest expense	(1,724,000)	(1,231,000)
Change in fair value of warrant liability	(232,000)	-
Net loss	(5,009,000)	(3,961,000)

Preferred Stock Dividends	(5,000)	(5,000)
Net loss attributable to common stockholders	$(5,014,000)	$(3,966,000)

Loss per share – basic and diluted	$(0.37)	$(0.30)
Weighted average number of shares outstanding – basic and diluted	13,619,930	13,147,815

The accompanying notes are an integral part of these financial statements

F-20

REED’S, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2016 and 2015

	Common Stock		Preferred Stock		Additional Paid In	Accumulated	Total Shareholder Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)

Balance, January 1, 2014	13,068,058	$1,000	9,411	$94,000	$26,300,000	$(22,743,000)	$3,652,000

Fair Value of common stock issued for services	247				1,000		1,000
Common shares issued upon exercise of warrants	57,112						-
Common shares issued upon exercise of options	34,692				75,000		75,000
Fair value of warrants granted as valuation discount					141,000		141,000
Fair value vesting of options issued to employees					877,000		877,000
Series A preferred stock dividend	751				5,000	(5,000)	-

Net Loss						(3,961,000)	(3,961,000)
Balance, December 31, 2015	13,160,860	1,000	9,411	94,000	27,399,000	(26,709,000)	785,000

Fair value of common stock issued for services	4,228				15,000		15,000
Common shares issued upon exercise of warrants	16,260				45,000		45,000
Common shares issued upon exercise of options	76,966				71,000		71,000
Fair value of vested options					658,000		658,000
Common shares issued upon sale of securities	722,412				1,687,000		1,687,000
Fair value vesting of warrants issued as debt discount					91,000		91,000
Series A preferred stock dividend	1,504				5,000	(5,000)	-
Net Loss						(5,009,000)	(5,009,000)
Balance, December 31, 2016	13,982,230	$1,000	9,411	$94,000	$29,971,000	$(31,723,000)	$(1,657,000)

The accompanying notes are an integral part of these financial statements

F-21

REED’S, INC.

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2016 and 2015

	2016	2015
Cash flows from operating activities:
Net loss	$(5,009,000)	$(3,961,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	642,000	933,000
Fair value of vested stock options issued to employees	658,000	877,000
Fair value of common stock issued for services	15,000	1,000
(Decrease) increase in allowance for doubtful accounts	(100,000)	103,000
(Decrease) increase in reserve for impairment of assets	484,000	-
Change in fair value of warrant liability	232,000	-
Changes in operating assets and liabilities:
Accounts receivable	509,000	(497,000)
Inventory	1,089,000	(381,000)
Prepaid expenses and other assets	269,000	(25,000)
Accounts payable	(1,499,000)	1,564,000
Accrued expenses	17,000	38,000
Increase in other long term obligations	160,000	-
Net cash used in operating activities	(2,533,000)	(1,348,000)
Cash flows from investing activities:
Purchase of property and equipment	(410,000)	(532,000)
Net cash used in investing activities	(410,000)	(532,000)
Cash flows from financing activities:
Proceeds from stock option and warrant exercises	116,000	75,000
Principal payments on capital expansion loan	(375,000)	-
Proceeds from sale of common stock	2,230,000	-
Proceeds from borrowing on Term Loan B	-	1,500,000
Principal repayments on long term financial obligation	(160,000)	(134,000)
Principal repayments on capital lease obligation	(174,000)	(138,000)
Net borrowings (repayments) on existing line of credit	(59,000)	1,434,000
Net cash provided by financing activities	1,578,000	2,737,000
Net increase (decrease) in cash	(1,365,000)	857,000
Cash at beginning of period	1,816,000	959,000
Cash at end of period	$451,000	$1,816,000

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$1,746,000	$1,187,000
Non Cash Investing and Financing Activities
Property and equipment acquired through capital expansion loan	$2,442,000	$915,000
Property and equipment acquired through capital lease obligations	152,000	179,000
Other current assets acquired through capital expansion loan	-	297,000
Fair value of warrants granted as debt discount	91,000	141,000
Dividends payable in common stock	5,000	5,000
Warrant liability from private financing	543,000	-

The accompanying notes are an integral part of these financial statements

F-22

REED’S, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(1)	Operations and Liquidity

A)	Nature of Operations

Reed’s, Inc. (the “Company”) was organized under the laws of the state of Florida in January 1991. In 2001, the Company changed its name from Original Beverage Corporation to Reed’s, Inc. and changed its state of incorporation from Florida to Delaware. The Company is engaged primarily in the business of developing, manufacturing and marketing natural non-alcoholic beverages, as well as candies and ice creams. We currently manufacture, market and sell seven unique product lines:

●	Reed’s Ginger Brews,

●	Virgil’s Root Beer, Cream Sodas, Dr. Better and Real Cola, including ZERO diet sodas,

●	Culture Club Kombucha,

●	Reed’s Ginger candy and ice creams,

●	Sonoma Sparkler and other juice based products.

The Company sells its products primarily in natural food stores, supermarket chains, and upscale gourmet stores in the United States and Canada.

B)	Cash and Liquidity

The accompanying financial statements have been prepared under the assumption that the Company will continue as a going concern. Such assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the year ended December 31, 2016 the Company recorded a net loss of $ 5,009,000 and utilized cash in operations of $2,533,000. As of December 31, 2016, we had a working capital deficiency of $1,563,000 and a stockholders’ deficit of $1,657,000.

As of March 31, 2017, the Company had a cash balance of $197,000 and had available borrowing on our existing line of credit of $191,000. On April 21, 2017, the Company issued a convertible note resulting in net proceeds of $3,240,000. Furthermore, during the year ended December 31, 2016, we were able to extend the maturity date of our operating line of credit and our other bank loans through October 21, 2018. We estimate the Company currently has sufficient cash and liquidity to meet its anticipated working capital for the next twelve months.

Historically, we have financed our operations primarily through private sales of common stock, preferred stock, a line of credit from a financial institution and cash generated from operations. We anticipate that our primary capital source will be positive cash flow from operations. If our sales goals do not materialize as planned, we believe that the Company can reduce its operating costs and achieve positive cash flow from operations. However, we may not generate sufficient revenues from product sales in the future to achieve profitable operations. If we are not able to achieve profitable operations at some point in the future, we may have insufficient working capital to maintain our operations as we presently intend to conduct them or to fund our expansion, marketing, and product development plans. There can be no assurance that we will be able to obtain such financing on acceptable terms, or at all.

F-23

(2)	Significant Accounting Policies

A)	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Those estimates and assumptions include estimates for reserves of uncollectible accounts, inventory obsolescence, depreciable lives of property and equipment, analysis of impairments of recorded long term assets and intangibles, accruals for potential liabilities and assumptions made in valuing stock instruments issued for services.

B)	Accounts Receivable

The Company evaluates the collectability of its trade accounts receivable based on a number of factors. In circumstances where the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on the Company’s historical losses and an overall assessment of past due trade accounts receivable outstanding.

The allowance for doubtful accounts and returns and discounts is established through a provision reducing the carrying value of receivables. At December 31, 2016 and 2015, the allowance for doubtful accounts and returns and discounts was approximately $256,000 and $356,000, respectively.

C)	Inventories

Inventories are stated at the lower of cost to purchase and/or manufacture the inventory or the current estimated market value of the inventory. We regularly review our inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand and/or our ability to sell the product(s) concerned and production requirements. Demand for our products can fluctuate significantly. Factors that could affect demand for our products include unanticipated changes in consumer preferences, general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by customers. Additionally, our management’s estimates of future product demand may be inaccurate, which could result in an understated or overstated provision required for excess and obsolete inventory.

D)	Property and Equipment and Related Depreciation

Property and equipment is stated at cost. Expenditures for major renewals and improvements that extend the useful lives of property and equipment or increase production capacity are capitalized, and expenditures for repairs and maintenance are charged to expense as incurred. Depreciation is calculated using accelerated and straight-line methods over the estimated useful lives of the assets as follows:

Property and Equipment Type	Years of Depreciation
Building	39 years
Machinery and equipment	5-12 years
Vehicles	5 years
Office equipment	5-7 years

Management assesses the carrying value of property and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If there is indication of impairment, management prepares an estimate of future cash flows expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. For the years ended December 31, 2016 the Company recognized a charge of $260,000 for impairments for its property and equipment in anticipation of early retirement of equipment with the Los Angeles plant. There were no charges for equipment impairment prior to that in the prior years.

F-24

E)	Intangible Assets and Impairment Policy

Intangible assets are comprised of indefinite-lived brand names acquired and have been assigned an indefinite life as we currently anticipate that these brand names will contribute cash flows to the Company perpetually. These indefinite-lived intangible assets are not amortized, but are assessed for impairment annually and evaluated annually to determine whether the indefinite useful life is appropriate. As part of our impairment test, we first assess qualitative factors to determine whether it is more likely than not that the indefinite-lived intangible asset is impaired. If further testing is necessary, we compare the estimated fair value of our indefinite-lived intangible asset with its book value. If the carrying amount of the indefinite-lived intangible asset exceeds its fair value, as determined by its discounted cash flows, an impairment loss is recognized in an amount equal to that excess. For the years ended December 31, 2016 the Company recognized an impairment charge of $224,000 for the China Cola brand. For 2015, the Company did not recognize any impairment charges for its indefinite-lived intangible assets.

F)	Concentrations

The Company’s cash balances on deposit with banks are guaranteed by the Federal Deposit Insurance Corporation up to $250,000 at December 31, 2016. The Company may be exposed to risk for the amounts of funds held in bank accounts more than the insurance limit. In assessing the risk, the Company’s policy is to maintain cash balances with high quality financial institutions. The Company had cash balances more than the guarantee during the years ended December 31, 2016 and 2015.

During the year ended December 31, 2016, the Company had two customers who accounted for approximately 22% and 12% of its sales, respectively; and during the year ended December 31, 2015, the Company had two customers who accounted for approximately 28% and 14% of its sales, respectively. No other customer accounted for more than 10% of sales in either year. As of December 31, 2016, the Company had accounts receivable due from one customer who comprised $719,000 (25%) of its total accounts receivable; and as of December 31, 2015, the Company had accounts receivable due from two customers who comprised $782,000 (24%) and $373,000 (12%), respectively, of its total accounts receivable. No other customer accounted for more than 10% of accounts receivable in either year.

During the year ended December 31, 2016, the Company had utilized three separate co-pack packers for most its production and bottling of beverage products in the Eastern United States. Although there are other packers and the Company has outfitted our own brewery and bottling plant, a change in packers may cause a delay in the production process, which could ultimately affect operating results.

During the years ended December 31, 2016 and 2015, the Company had one vendor which accounted for approximately 26% and 25%, respectively of purchases. At December 31, 2016 and 2015, the Company had accounts payable due to two vendors who comprised 13% and 10% for the year ended December 31, 2016, and 14% and 12% of its total accounts payable, for the year ended December 31, 2015. No other account was more than 10% of the balance of accounts payable as of December 31, 2016, and December 31, 2015.

G)	Fair Value of Financial Instruments

The Company uses various inputs in determining the fair value of its investments and measures these assets on a recurring basis. Financial assets recorded at fair value in the balance sheets are categorized by the level of objectivity associated with the inputs used to measure their fair value. Authoritative guidance provided by the FASB defines the following levels directly related to the amount of subjectivity associated with the inputs to fair valuation of these financial assets:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3—Unobservable inputs based on the Company’s assumptions.

The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, accounts receivable, short-term bank loans, accounts payable, notes payable and other payables, approximate their fair values because of the short maturity of these instruments. The carrying values of capital lease obligations and long-term financing obligations approximate their fair values since the interest rates on these obligations are based on prevailing market interest rates.

The fair value of the warrant liability of $775,000 at December 31, 2016 was valued using Level 2 inputs.

F-25

H)	Cost of sales

Cost of goods sold is comprised of the costs of raw materials and packaging utilized in the manufacture of products, co-packing fees, repacking fees, in-bound freight charges, as well as certain internal transfer costs. Additionally, cost of goods sold consists of direct production costs in excess of charges allocated to finished goods in production. Plant costs include labor costs, production supplies, repairs and maintenance, direct inventory write-off charges and adjustments to the inventory reserve. Charges for labor and overhead allocated to finished goods are determined on a market cost basis, which may be lower than the actual costs incurred. Plant costs in excess of production allocations are expensed in the period incurred rather than added to the cost of finished goods produced. Expenses not related to the production of our products are classified as operating expenses.

I)	Delivery and Handling Expenses

Shipping and handling costs are comprised of purchasing and receiving costs, inspection costs, warehousing costs, transfer freight costs, and other costs associated with product distribution after manufacture and are included as part of operating expenses.

J)	Income Taxes

The Company uses an asset and liability approach for financial accounting and reporting for income taxes that allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense.

K)	Revenue Recognition

Revenue is recognized on the sale of a product when the risk of loss transfers to our customers, and collection of the receivable is reasonably assured, which generally occurs when the product is shipped. A product is not shipped without an order from the customer and credit acceptance procedures performed. The allowance for returns is regularly reviewed and adjusted by management based on historical trends of returned items. Amounts paid by customers for shipping and handling costs are included in sales.

The Company accounts for certain sales incentives for customers, including slotting fees, as a reduction of gross sales. These sales incentives for the years ended December 31, 2016 and 2015 were approximately $3,726,000 and $3,765,000, respectively.

L)	Net Loss Per Share

Basic earnings (loss) per share is computed by dividing the net income (loss) applicable to Common Stockholders by the weighted average number of shares of Common Stock outstanding during the year. Diluted earnings (loss) per share is computed by dividing the net income (loss) applicable to Common Stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued, using the treasury stock method. Potential common shares are excluded from the computation if their effect is antidilutive.

For the years ended December 31, 2016 and 2015, the calculations of basic and diluted loss per share are the same because potential dilutive securities would have an anti-dilutive effect. The potentially dilutive securities consisted of the following as of:

	December 31,
	2016	2015
Warrants	803,909	341,261
Series A Preferred Stock	37,644	37,644
Options	1,048,500	980,000
Total	1,890,053	1,358,905

F-26

M)	Advertising Costs

Advertising costs are expensed as incurred and are included in selling expense in the amount of $254,000 and $105,000, for the years ended December 31, 2016 and 2015, respectively.

N)	Stock Compensation Expense

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for stock option and warrant grants issued and vesting to employees based on the authoritative guidance provided by the Financial Accounting Standards Board (FASB) whereas the value of the award is measured on the date of grant and recognized as compensation expense on the straight-line basis over the vesting period. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance of the FASB whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete. Options granted to non-employees are revalued each reporting period to determine the amount to be recorded as an expense in the respective period. As the options vest, they are valued on each vesting date and an adjustment is recorded for the difference between the value already recorded and the then current value on the date of vesting. In certain circumstances where there are no future performance requirements by the non-employee, option grants are immediately vested and the total stock-based compensation charge is recorded in the period of the measurement date.

The fair value of the Company’s stock option and warrant grants are estimated using the Black-Scholes-Merton Option Pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the stock options or warrants, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes-Merton Option Pricing model, and based on actual experience. The assumptions used in the Black-Scholes-Merton Option Pricing model could materially affect compensation expense recorded in future periods.

O)	Reclassification

In presenting the Company’s statement of operations for the year ended December 31, 2015, the Company previously included $235,000 of banking fees as general and administrative expenses. In presenting the Company’s statement of operations for the years ended December 31, 2016 and 2015, the Company has reclassified these expenses to interest expense.

P)	Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current U.S. GAAP and replace it with a principle based approach for determining revenue recognition. Under ASU 2014-09, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The FASB has recently issued ASU 2016-08, ASU 2016-10, ASU 2016-11, ASU 2016-12, and ASU 2016-20 all of which clarify certain implementation guidance within ASU 2014-09. ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted only in annual reporting periods beginning after December 15, 2016, including interim periods therein. The standard can be adopted either retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the cumulative catch-up transition method). The Company is currently in the process of analyzing the information necessary to determine the impact of adopting this new guidance on its financial position, results of operations, and cash flows. The Company will adopt the provisions of this statement in the first quarter of fiscal 2018.

In February 2016, the FASB issued ASU No. 2016-02, Leases. ASU 2016-02 requires a lessee to record a right of use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. ASU 2016-02 is effective for all interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest period presented in the financial statements. The Company is currently evaluating the expected impact that the standard could have on its financial statements and related disclosures.

In March 2016, the FASB issued the ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The amendments in this ASU require, among other things, that all income tax effects of awards be recognized in the income statement when the awards vest or are settled. The ASU also allows for an employer to repurchase more of an employee’s shares than it can today for tax withholding purposes without triggering liability accounting and allows for a policy election to account for forfeitures as they occur. The amendments in this ASU are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Early adoption is permitted for any entity in any interim or annual period. The Company is currently evaluating the expected impact that the standard could have on its financial statements and related disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

F-27

(3)	Inventory

Inventory is valued at the lower of cost (first-in, first-out) or market, and is comprised of the following as of:

	December 31, 2016	December 31, 2015
Raw Materials and Packaging	$3,874,000	$4,411,000
Finished Goods	3,011,000	3,563,000
	$6,885,000	$7,974,000

Consistent with prior years the Company prepaid for glass raw materials that was used in the following year. As of December 31, 2016, there was a balance of $294,000 as compared to a balance of $47,000 for prepaid inventory of as of December 31, 2015. The Company also decreased its reserve for obsolescence for the year ended December 31, 2016 by $175,000 to $115,000 from $290,000, respectively as obsolete inventory was disposed.

(4)	Property and Equipment

Property and equipment is comprised of the following as of:

	December 31, 2016	December 31, 2015
Land	$1,107,000	$1,107,000
Building	1,875,000	1,875,000
Vehicles	600,000	500,000
Machinery and equipment	3,696,000	3,800,000
Equipment under capital leases	226,000	857,000
Office equipment	475,000	469,000
Construction In Progress	4,610,000	977,000
	12,589,000	9,585,000
Accumulated depreciation	(4,863,000)	(4,216,000)
	$7,726,000	$5,369,000

Depreciation expense for the years ended December 31, 2016 and 2015 was $647,000 and $828,000, respectively. In addition, during the year ended December 31, 2016, the Company established a reserve of $260,000 for obsolete equipment in anticipation of the Los Angeles plant completion which is included as part of the cost of goods sold.

Accumulated depreciation on equipment held under capital leases was $226,000 and $461,000 as of December 31, 2016, and 2015, respectively. (See note 8).

F-28

(5)	Intangible Assets

Brand Names

Brand names consist of the following three trademarks for natural beverage as of December 31, 2016, and 2015. Virgil’s, China Cola, and Sonoma Sparkler brand names are deemed to have indefinite lives and are not amortized, but are tested for impairment annually. For the year ended December 31, 2016 the Company recognized an impairment charge of $224,000 for its China Cola Brand. The Company did not recognize any impairment for the year ended December 31, 2015.

	December 31, 2016	December 31, 2015
Virgil’s	$576,000	$576,000
China Cola	224,000	224,000
Sonoma Sparkler	229,000	229,000
Purchased Brands	1,029,000	1,029,000
Less reserve for impairment	(224,000)	-
Brand names	$805,000	$1,029,000

(6)	Notes Payable

The Company has a Loan and Security Agreement with PMC Financial Services Group, LLC (PMC) that provides a $6,000,000 revolving line of credit, a $3,000,000 term loan, and a Capital Expansion loan up to $4,700,000. The loans are secured by substantially all the assets of the Company and become due on January 1, 2019. The notes are as follows:

Revolving Line of Credit

The agreement provides a $6,000,000 revolving line of credit. At December 31, 2016 and 2015, the aggregate amount outstanding under the line of credit was $4,384,000 and $4,443,000, respectively.

The interest rate on the Revolving Loan was the prime rate plus .35% but was modified on December 7, 2016, such that the rate charge will be calculated on a sliding scale based on the trailing 6 month Earnings Before Interest Taxes and Depreciation (“EBITDA”). If the EBITDA measuring point stays below $1,000,000 where it is now, the rate will rise to 12% from the current rate of 9%. If EBITDA rises to $1,500,000 then the rate will be reduced to 9%. As of December 31, 2016, our effective rate under the revolving line was 9.5%. The monthly management fee is .45% of the average monthly loan balance.

The revolving line of credit is based on 85% of accounts receivable and 60% of eligible inventory and is secured by substantially all of the Company’s assets. As of December 31, 2016, the Company had no borrowing availability under the line of credit agreement

On April 25, 2016, the Company agreed with PMC to amend the definition of eligible inventory to include certain glass containers in exchange for 10,000 warrants. The total value of the line did not increase and the inclusion of the glass as defined under the amendment expired December 31, 2016. In connection with the agreement, the Company granted PMC 10,000 warrants at an exercise price of $3.90 per share with a term of five years and six months. The 10,000 warrants were valued at $15,000 using the Black Scholes Merton option pricing model and were recorded as a valuation discount. The following assumptions were made in valuing the 10,000 warrants; term of 5.5 years, volatility of 56.35%, expected dividends of 0% and discount rate of 1.50%. The value of the warrants was recorded as a valuation discount at issuance and was fully amortized to interest expense during the year ended December 31, 2016.

The line of credit matures on January 1, 2019 and is subject to a 1% prepayment penalty for prepayment prior to the first anniversary of the effective date.

F-29

Bank Notes

Bank notes consist of the following as of December 31, 2016 and 2015:

		December 31, 2016	December 31, 2015

(A)	Term Loans	$3,000,000	$3,000,000
(B)	Capex loan	3,950,000	1,883,000
(C)	Valuation discount	(78,000)	(132,000)
	Net	6,872,000	4,751,000
	Current portion	(953,000)	(341,000)
	Long term portion	$5,919,000	$4,410,000

(A)	Term Loans

In connection with the Loan and Security Agreement with PMC, the Company entered into two Term Loans of $1,500,000 each, for an aggregate borrowing of $3,000,000. The term loans are secured by all of the unencumbered assets of the Company and are due on January 1, 2019. The annual interest rate on the first loan was prime plus 5.75% (currently 9.5%), and the rate on the second loan was prime plus 11.60% (currently 14.85%) but was modified on December 7, 2016 such that the new rate will be based on the trailing 6 month EBITDA. If the EBITDA measuring point stays below $1,000,000 where it is now, the rate will rise to 12% from the current rate of 9%. If EBITDA rises to $1,500,000 then the rate will be reduced to 9%. As of December 31, 2016, and 2015, the amount outstanding was $3,000,000 and $3,000,000 respectively.

(B)	Capital Expansion (“CAPEX”) Loan

In connection with the Loan and Security Agreement with PMC, the Company entered into a Capital expansion loan which, after amendment allows a total borrowing of $4,700,000. The loans are secured by all of the property and equipment purchased under the loan. The interest rate on the CAPEX loan is the prime rate plus 5.75% (9.5% at December 31, 2016). Interest only is payable on CAPEX Loans through January 31, 2017, at which time principal and interest will be aggregated and repaid in equal monthly payments of principal and interest based on 48 month amortization. Currently, the estimated amount that will become due in a year is $953,000. At December 31, 2016 and 2015, the balance on the CAPEX loan balance was $3,950,000 and $1,883,000 respectively, and as of December 31, 2016, the Company had future borrowing availability of $750,000.

In addition, Reed’s agreed to pre-pay the CAPEX Loan by at least $300,000 from the proceeds of the sale of idle equipment, if such sale were to occur.

In conjunction with this loan the Company placed equipment with a cost of $250,000 at a co-packing facility to enable the co-packer to manufacture our products. Should the Company be unable to secure access to the equipment in the event of failure of the co-packer, the amount will become due and payable by the Company immediately.

F-30

(C)	Issuance of Warrants upon Amendments

On November 9, 2015, as part of restructuring of the Term Loans with PMC, the Company granted PMC 125,000 warrants at an exercise price of $4.50 per share for five years and six months. The 125,000 warrants were valued at $141,000 using the Black Scholes Merton option pricing model and were recorded as a valuation discount. The following assumptions were made in valuing the 125,000 warrants; term of 5.5 years, volatility of 56.04%, expected dividends 0% and discount rate of 0.68%. The value of the warrants of $141,000 was recorded as a valuation discount and is being amortized over the remaining 16 months of the term loans.

On May 13, 2016, as part of a further restructuring of the loans with PMC, the Company granted PMC 50,000 warrants at an exercise price of $4.50 per share with a term of five years and six months. The 50,000 warrants were valued at $38,000 using the Black Scholes Merton option pricing model and were recorded as a valuation discount. The following assumptions were made in valuing the 50,000 warrants; term of 5.5 years, volatility of 54.17%, expected dividends of 0% and discount rate of 1.49%. The value of the warrants of $38,000 was recorded as a valuation discount and is being amortized over the remaining term of the loans.

On December 7, 2016, the Company agreed to reprice the exercise price of 50,000 common stock purchase warrants granted under Amendment Twelve from $4.50 to $4.10 and to reprice the exercise price of 125,000 common stock purchase warrants granted under Amendment Ten from $5.01 to $4.10. The following assumptions were made in repricing the warrants; term of 3.5 years, volatility of 49.52%, expected dividends 0% and discount rate of 0.74%. The incremental value of the warrants before and after the modification of $38,000 will be amortized over the remaining 24 months of the term loans. Reed’s also agreed to pay a one-time fee of $35,000.

During the years ended December 31, 2016 and 2015 amortization of the discount was $130,000 and $9,000 respectively, and the unamortized discount was $78,000 and $132,000 as of December 31, 2016 and 2015, respectively.

(D)	Interest Rates

Notwithstanding the other borrowing terms above, if Excess Borrowing Availability under the $6 million Revolving line of credit remains more than $1,500,000 at all times during the preceding month (currently Reed’s Borrowing Availability is zero) the additional interest rate for all loans will be eliminated. The following chart summarizes the loans as of December 31, 2016,

Description	Base Interest Rate	Increase in Prime	Original rate	Additional Interest	Current rate
Term A	9.00%	0.50%	9.50%	3.00%	12.50%
Term B	11.60%	0.50%	12.10%	3.00%	15.10%
Line of Credit (Prime Plus)	0.35%	3.75%	4.10%	3.00%	7.10%
Capital Loans	9.00%	0.50%	9.50%	3.00%	12.50%

F-31

(7)	Long Term Financing Obligation

Long term financing obligation is comprised of the following as of:

	December 31,
	2016	2015
Financing obligation	$2,378,000	$2,538,000
Valuation discount	(825,000)	(935,000)
Net long term financing obligation	$1,553,000	$1,603,000
Less current portion	(190,000)	(160,000)
Long term financing obligation	$1,363,000	$1,443,000

On June 15, 2009, the Company closed escrow on the sale of its two buildings and its brewery equipment and concurrently entered a long-term lease agreement for the same property and equipment. In connection with the lease the Company has the option to repurchase the buildings and brewery equipment from 12 months after the commencement date to the end of the lease term at the greater of the fair market value or an agreed upon amount. Since the lease contains a buyback provision and other related terms, the Company determined it had continuing involvement that did not warrant the recognition of a sale; therefore, the transaction has been accounted for as a long-term financing. The proceeds from the sale, net of transaction costs, have been recorded as a financing obligation in the amount of $3,056,000. Monthly payments under the financing agreement are recorded as interest expense and a reduction in the financing obligation at an implicit rate of 9.9%. The financing obligation was personally guaranteed up to a limit of $150,000 by the principal shareholder, former Chief Executive Officer and current Chief Innovation Officer, Christopher J. Reed.

In connection with the financing obligation, the Company issued an aggregate of 400,000 warrants to purchase its common stock at $1.20 per share for five years. The 400,000 warrants were valued at $752,000 and reflected as a debt discount, using the Black Scholes Merton option pricing model. The following assumptions were utilized in valuing the 400,000 warrants: strike price of $2.10 to $2.25; term of 5 years; volatility of 91.36% to 110.9%; expected dividends 0%; and discount rate of 2.15% to 2.20%. The 400,000 warrants were recorded as valuation discount and are being amortized over 15 years, the term of the purchase option. Amortization of valuation discount was $50,000 during both of the years ended December 31, 2016 and 2015.

Effective October 1, 2014, the Company executed Amendment #1 to the Long-term Financing Obligation. In exchange for a release from the $150,000 personal guarantee by the principal shareholder and Chief Executive Office, and a release of the brewery equipment which was collateral for the lease agreement, the Company issued 200,000 warrants to purchase its common stock for $5.60 per share for five years. The 200,000 warrants were valued at $584,000 using the Black Scholes Merton option pricing model and were recorded as a valuation discount. The following assumptions were made in valuing the 200,000 warrants; term of 5 years, volatility of 59.53%, expected dividends 0% and discount rate of 1.25%. The warrants value of $584,000 is being amortized over the remaining term of the purchase option.

F-32

The aggregate amount due under the financing obligation at December 31, 2016 and 2015 was $2,377,000 and $2,538,000, respectively. Aggregate future obligations under the financing obligation are as follows:

Year	Amount
2017	$190,000
2018	222,000
2019	259,000
2020	299,000
2021	344,000
Thereafter	1,064,000
Total	$2,378,000

(8)	Obligations Under Capital Leases

The Company leases equipment for its brewery operations with an aggregate value of $903,000 under 10 non-cancelable capital leases. In addition, the company leases vehicles and office equipment with rates and monthly payments range from $189 to $10,441 per month, including interest, at interest rates ranging from 3.50% to 17.31% per annum. The principal balance due under these leases was $621,000 and $643,000 at December 31, 2016 and 2015, respectively. At December 31, 2016, monthly payments under these leases aggregated $19,000. The leases expire at various dates through 2021.

Future minimum lease payments under capital leases are as follows:

Years Ending December 31,
2017	$223,000
2018	227,000
2019	190,000
2020	62,000
2021	6,000
Total payments	$708,000
Less: Amount representing interest	(87,000)
Present value of net minimum lease payments	$621,000
Less: Current portion	(183,000)
Non-current portion	$438,000

(9)	Warrant Liability

The Company issued warrants to investors and a placement agent as part of our June 2, 2016 financing transaction. In accordance with ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), the fair value of these warrants are classified as a liability on the Company’s balance sheet as according to the warrant terms, a fundamental transaction could give rise to an obligation of the Company to pay cash to such warrant holders. Corresponding changes to the fair value of the warrants are recognized in earnings on the Company’s statements of operations in each subsequent period.

The warrant liability was valued at the following dates using Black-Scholes-Merton option pricing model with the following average assumptions:

	Issuance Date	December 31, 2016
Stock Price	$3.34	$4.10
Risk free interest rate	1.50%	1.58%
Expected Volatility	55.82%	55.81%
Expected life in years	5	4.42
Expected dividend yield	0%	0%

Fair Value – Warrants	$543,000	$775,000

The risk-free interest rate was based on rates established by the Federal Reserve Bank. The Company uses the historical volatility of its common stock to estimate the future volatility for its common stock. The expected life of the warrant was determined by the remaining contractual life of the warrant instrument. The expected dividend yield was based on the fact that the Company has not paid dividends to its common stockholders in the past and does not expect to pay dividends to its common stockholders in the future.

(10)	Stockholders’ Equity

Preferred Stock

Series A

Series A Preferred stock consists of 500,000 shares $10.00 par value, 5% non-cumulative, participating, preferred stock. As of December 31, 2016, and 2015, there were 9,411 shares outstanding, with a liquidation preference of $10.00 per share. Each share of Series A Preferred stock can be converted into four shares of Reed’s common stock.

F-33

The Series A Preferred shares have a 5% pro-rata annual non-cumulative dividend. The dividend can be paid in cash or, in the sole and absolute discretion of our board of directors, in shares of common stock based on its then fair market value. We cannot declare or pay any dividend on shares of our securities ranking junior to the preferred stock until the holders of our preferred stock have received the full non-cumulative dividend to which they are entitled. In addition, the holders of our preferred stock are entitled to receive pro rata distributions of dividends on an “as converted” basis with the holders of our common stock. During the year ended December 31, 2016 the Company accrued and paid a $5,000 dividend payable to the preferred shareholders, which the board of directors elected to pay through the issuance of 1,504 shares of its common stock. During the year ended December 31, 2015 the Company paid a $5,000 dividend payable to the preferred shareholders through the issuance of 751 shares of its common stock.

In the event of any liquidation, dissolution or winding up of the Company, or if there is a change of control event, then, subject to the rights of the holders of our more senior securities, if any, the holders of our Series A preferred stock are entitled to receive, prior to the holders of any of our junior securities, $10.00 per share plus all accrued and unpaid dividends. Thereafter, all remaining assets shall be distributed pro rata among all of our security holders. Since June 30, 2008, we have the right, but not the obligation, to redeem all or any portion of the Series A preferred stock by paying the holders thereof the sum of the original purchase price per share, which was $10.00, plus all accrued and unpaid dividends.

The Series A preferred stock may be converted, at the option of the holder, at any time after issuance and prior to the date such stock is redeemed, into four shares of common stock, subject to adjustment in the event of stock splits, reverse stock splits, stock dividends, recapitalization, reclassification and similar transactions. We are obligated to reserve out of our authorized but unissued shares of common stock enough such shares to affect the conversion of all outstanding shares of Series A preferred stock. During 2016, no shares of Series A preferred stock were converted into common stock.

Except as provided by law, the holders of our Series A preferred stock do not have the right to vote on any matters, including, without limitation, the election of directors. However, so long as any shares of Series A preferred stock are outstanding, we shall not, without first obtaining the approval of at least a majority of the holders of the Series A preferred stock, authorize or issue any equity security having a preference over the Series A preferred stock with respect to dividends, liquidation, redemption or voting, including any other security convertible into or exercisable for any equity security other than any senior preferred stock.

Common Stock

Common stock consists of $.0001 par value, 19,500,000 shares authorized, 13,982,230 shares outstanding as of December 31, 2016, and 13,160,860 shares outstanding as of December 31, 2015.

During the year ended December 31, 2016, the Company entered into a securities purchase agreement with institutional investors in a private financing transaction for the issuance and sale of 692,412 shares of the Company’s common stock and warrants to purchase 346,206 shares of common stock. The net proceeds to the Company from the offering were $2,113,000 after deducting underwriting discounts, commissions and offering expenses. The investor warrants have an exercise price of $4.25 per share and a term of 5 years. As per the terms of the offering, the placement agent received 72,703 warrants and a term of 5 years at an exercise price of $3.74.

In connection with the issuance of the warrants, the Company recorded a warrant liability on its balance sheet as a fundamental transaction could give rise to an obligation of the Company to pay cash to such warrant holders. Corresponding changes to the fair value of the warrants are recognized in earnings on the Company’s statements of operations in each subsequent period. The Company determined the aggregate initial fair value of the warrants in the financing transaction to be $543,000 valued using Black-Scholes-Merton option pricing model. For financial statement purposes, the amount of the warrant liability created from the issuance of the warrants of $543,000 has been offset to the net cash proceeds received of $2,113,000, resulting in a reduction of additional paid-in capital of $543,000 from the sale of the shares of common stock and warrants.

During the year ended December 31, 2016, the Company sold 30,000 shares of its common stock to certain officers of the Company at $3.90 per share with total proceeds of $117,000.

During the year ended December 31, 2016, the Company issued 4,228 shares of common stock for consulting services valued at an aggregate value of $15,000 for services rendered.

(11)	Stock Options and Warrants

A)	Stock Options

In 2007, the Company adopted the Reed’s Inc. 2007 Stock Option Plan and in 2015 the Company adopted the Reed’s Inc. 2015 Incentive and Non-statutory Stock Option Plan (the “Plans”). The options under both plans shall be granted from time to time by the Board of Directors. Individuals eligible to receive options include employees of the Company, consultants to the Company and directors of the Company. The options shall have a fixed price, which will not be less than 100% of the fair market value per share on the grant date or 110% of the fair market value per share on the grant date for Chief Executive Officer of the Company. The total number of options authorized is 1,500,000 and 500,000, respectively for the Plans.

F-34

During the years ended December 31, 2016 and 2015, the Company granted 172,500 and 548,000 options, respectively, to purchase the Company’s common stock at a weighted exercise price of $4.01 and $5.63, respectively, to employees under the Plans. The fair value of the options granted during the years ended December 31, 2016 and 2015 was $714,000 and $1,398,000, respectively.

The weighted-average grant date fair value of options granted during 2016 and 2015 was $4.01 and $2.54, respectively. The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option pricing model that uses the assumptions noted in the following table. For purposes of determining the expected life of the option, an average of the estimated holding period is used. The risk-free rate for periods within the contractual life of the options is based on the U. S. Treasury yield in effect at the time of the grant.

	Year ended December 31,
	2016	2015
Expected volatility	57%	56 - 62%
Expected dividends	—	—
Expected average term (in years)	1.77	3.5 - 4.5
Risk free rate - average	0.77%-1.81%	0.69% - 1.64%
Forfeiture rate	0	0

The aggregate fair value of the options vesting, net of forfeitures, during the years ended December 31, 2016 and 2015 was $658,000 and $877,000, respectively, and has been reflected as compensation cost. As of December 31, 2016, the aggregate value of unvested options was $700,000 which will be amortized as compensation cost as the options vest, over 2 to 4 years.

During the year ended December 31, 2016 there were 84,000 options exercised into 76,966 shares of common stock at an average price of $1.37. Most of such exercises were cash-less, however, the Company did receive proceeds from certain exercises aggregating $71,000.

During the year ended December 31, 2015 there were 135,833 stock options exercised on a cashless basis at exercise prices between $1.14 and $4.60 per share, issuing 57,112 shares of common stock.

F-35

A summary of option activity as of December 31, 2016, and changes during the two years then ended is presented below:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Terms (Years)	Aggregate Intrinsic Value

Outstanding at January 1, 2015	705,333	$3.96
Granted	548,000	5.01
Exercised	(135,833)	3.36
Forfeited or expired	(137,500)	4.85
Outstanding at December 31, 2015	980,000	3.96	3.41	$843,000
Granted	172,500	4.01
Exercised	(84,000)	1.36
Forfeited or expired	(20,000)	4.92
Outstanding at December 31, 2016	1,048,500	$4.68	3.80	$61,000
Exercisable at December 31, 2016	543,534	$4.61	3.04	$39,000

As of December 31, 2016, the aggregate intrinsic values of $61,000 was calculated as the difference between the market price and the exercise price of the Company’s stock, which was $4.10 as of December 31, 2016.

A summary of the status of the Company’s non-vested shares granted under the Company’s stock option plan as of December 31, 2016 and changes during the year then ended is presented below:

Additional information regarding options outstanding as of December 31, 2016, is as follows:

	Shares	Weighted- Average Grant Date Fair Value
Nonvested at December 31, 2015	661,083	$2.41
Granted	172,500	4.01
Vested	(316,117)	4.61
Forfeited	(12,500)	4.92
Nonvested at December 31, 2016	504,966	$4.68

B)	Warrants

	Options Outstanding at December 31, 2016			Options Exercisable at December 31, 2016
Range of Exercise Price	Number of Shares Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number of Shares Exercisable	Weighted Average Exercise Price
$2.00 - $3.99	237,500	6.27	$3.83	143,700	$3.89
$4.00 - $5.99	811,000	3.08	$4.93	399,834	$4.87
	1,048,500	3.80	$4.68	543,534	$4.61

On June 2, 2016, the Company granted warrants to purchase 346,206 shares of common stock in connection with the common stock offering. The warrants have an exercise price of $4.25 per share and a term of 5 years. In addition, the Company granted Maxim Group LLC who acted as the placement agent for the offering warrants to purchase up to 72,703 shares of common stock at an exercise price of $3.74 and are exercisable for a term of 5 years. The exercise prices of the warrants are subject to customary adjustments in the event of stock dividends and splits, and the warrants contain protective provisions in the event of fundamental transactions.

During the year ended December 31, 2016, 16,260 warrants were exercised into 16,260 shares of common stock for $45,000.

F-36

The following table summarizes warrant activity for the two years ended December 31, 2016:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Terms (Years)	Aggregate Intrinsic Value
Outstanding at December 31,2014	301,963	$4.49
Granted	125,000	$4.50
Exercised	(34,692)
Forfeited or expired	(51,010)	-
Outstanding at December 31, 2015	341,261	$5.17	3.30	$152,000
Granted	478,909	$4.50
Exercised	(16,260)	$2.77
Forfeited or expired	(1)
Outstanding at December 31, 2016	803,909	$4.50	4.00	$26,000
Exercisable at December 31, 2016	803,909	$4.54	4.20	$26,000

As of December 31, 2016, the aggregate intrinsic value of $26,000 for both outstanding and exercisable was calculated as the difference between the market price of the company which was $4.10 and the exercise price.

The following table summarizes the outstanding warrants to purchase Common Stock at December 31, 2016:

Number	Price	Expiration Dates
200,000	$5.60	Sep-19
125,000	$4.10	May-21
10,000	$3.90	Oct-21
50,000	$4.10	Nov-21
346,206	$4.25	Jun-21
72,703	$3.74	Jun-21
803,909

(12)	Income Taxes

At December 31, 2016 and 2015, the Company had available Federal and state net operating loss carryforwards to reduce future taxable income. The amounts available were approximately $21.3 million and $18.6 million for Federal purposes, respectively, and $14.5 million and $13.3 million for state purposes respectively. The Federal carryforward expires in 2034 and the state carryforward expires in 2019. Given the Company’s history of net operating losses, management has determined that it is more likely than not that the Company will not be able to realize the tax benefit of the carryforwards. Accordingly, the Company has not recognized a deferred tax asset for this benefit.

Effective January 1, 2007, the Company adopted FASB guidelines that address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. This guidance also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. At the date of adoption, and as of December 31, 2016 and 2015, the Company did not have a liability for unrecognized tax benefits, and no adjustment was required at adoption.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of December 31, 2016, and 2015, the Company has not accrued interest or penalties related to uncertain tax positions. Additionally, tax years 2009 through 2016 remain open to examination by the major taxing jurisdictions to which the Company is subject.

F-37

Upon the attainment of taxable income by the Company, management will assess the likelihood of realizing the tax benefit associated with the use of the carryforwards and will recognize the appropriate deferred tax asset at that time.

Significant components of the Company’s deferred income tax assets are as follows as of:

	December 31, 2016	December 31 2015
Deferred income tax asset:
Net operating loss carryforward	$10,325,000	$9,034,000
Valuation allowance	(10,325,000)	(9,034,000)
Net deferred income tax asset	$0	$0

Reconciliation of the effective income tax rate to the U.S. statutory rate is as follows:

	December 31, 2016	December 31 2015
Federal Statutory tax rate	(34%)	(34%)
State tax, net of federal benefit	(5%)	(5%)
	(39%)	(39%)
Valuation allowance	39%	39%
Effective tax rate	-%	-%

(13)	Commitments and Contingencies

Lease Commitments

The Company leases warehouse space under non-cancelable operating leases. Rental expense under these and other operating leases for the years ended December 31, 2016 and 2015 was $137,000 and $209,000, respectively. These leases expire in November 2017.

Future payments under these leases as of December 31, 2016, are as follows:

Year ending December 31,	Amount
2017	$137,000
2018	-
Total	$137,000

Other Commitments

The Company has entered into contracts with customers with clauses that commit the Company to pay fees if the Company terminates the agreement early or without cause. The contracts call for the customer to have the right to distribute the Company’s products to a defined type of retailer within a defined geographic region. If the Company should terminate the contract or not automatically renew the agreements without cause, amounts would be due to the customer. As of December 31, 2016 and 2015, the Company has no plans to terminate or not renew any agreement with any of their customers; therefore, no such fees have been accrued in the accompanying financial statements.

(14)	Legal Proceedings

From time to time, we are a party to claims and legal proceedings arising in the ordinary course of business. Our management evaluates our exposure to these claims and proceedings individually and in the aggregate and provides for potential losses on such litigation if the amount of the loss is estimable and the loss is probable.

We believe that there are no material litigation matters at the current time. Although the results of such litigation matters and claims cannot be predicted with certainty, we believe that the final outcome of such claims and proceedings will not have a material adverse impact on our financial position, liquidity, or results of operations.

(15)	Related Party Activity

During the year, Judy Reed, wife of Christopher J. Reed, served as Corporate Secretary along with being a member of the Board of Directors. Her replacement to the board was elected November 29, 2017 and she has agreed to remain as Corporate Secretary until a replacement can be found. Complete compensation information follows below in Part III.

F-38

(16)	Subsequent Events

On April 19, 2017, three accredited investors that are party to that certain Securities Purchase Agreement dated May 26, 2016 and hold participation rights in the Company’s financing transactions agreed to waive their participation rights with regard to the April 21, 2017 financing. In consideration, these investors’ participation rights, expiring in May 2017, were extended for a period of two years. In addition, the Company increased the terms of their outstanding warrants by one year and reduced the exercise price from $4.25 to $3.00 and also issued five-year warrants to purchase an aggregate of 210,111 shares of common stock at the exercise price of $3.00 to these investors. The newly issued warrants contain customary anti-dilution provisions.

After December 31, 2016 Chris Reed (CEO) and Daniel Miles (CFO) advanced working capital funds of $381,000 and $120,000 respectively to the Company for working capital uses. Chris Reed will be repaid $240,000 in April 2017 and the remainder for both Chris Reed and Daniel Miles will be repaid by the end of this year.

On April 19, 2017, Chris Reed resigned from his position as Chief Executive Officer of Reed’s, effective immediately. Concurrently, Mr. Reed was appointed as Chief Innovation Officer. Mr. Reed will continue to serve as non-independent director of Reed’s Board of Directors.

On April 19, 2017, Stefan Freeman, one of the Company’s independent directors, was appointed as interim Chief Executive Officer of Reed’s.

On April 21, 2017 (“Closing Date”), pursuant to a Securities Purchase Agreement (“Purchase Agreement”), Reed’s Inc., a Delaware corporation (“Reed’s” or the “Company”) sold and issued a convertible subordinated note in the principal amount of $3,400,000 (“Note”) and warrants to purchase 1,416,667 shares of common stock (“Warrant Shares”) to Raptor/ Harbor Reeds SPV, LLC. The Note bears interest at a rate of 12% per annum, compounded monthly on a 365-day year/ 30-day month basis. The Note is secured by a second priority security interest in the Company’s assets, which is subordinate to the first priority security interest of PMC Financial Services Group, LLC. The Note matures on the two-year anniversary of the Closing date and may not be prepaid. After 180 days, the Note may be converted, at any time and from time to time, into 1,133,333 shares of common stock of the Company (“Conversion Shares”). The Warrants will expire on the fifth (5th) anniversary of the Closing Date and have an exercise price equal to $4.00. Warrants will not be exercisable until 180 days after the Closing date. The Note and Warrant contain customary anti-dilution provisions and the Conversion Shares and Warrant Shares are subject to a registration rights agreement. The investor was granted a right to participate in future financing transactions of the Company for a term of two years.

To facilitate the close of the agreement between Reed’s Inc. and Raptor/ Harbor Reeds SPV LLC, Reed’s Inc. granted an acceleration of the maturity of existing indebtedness with PMC from January 1, 2019 to October 21, 2018.

The fair value of the warrants and conversion feature was determined to be $3,400,000 and will be recorded as a valuation discount and amortized as interest expense over the term of the note.

The Company intends to use the net proceeds from the offering of approximately $3,240,000 for working capital and general corporate purposes. Wunderlich Securities, the Company’s placement agent, received a fee of approximately $160,000 of the gross proceeds.

F-39

PROSPECTUS

Subscription Rights to Purchase Up to 8,000,000 Units

Dealer-Manager

Maxim Group LLC

December 5, 2017